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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Amendment No. 1

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/x/	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
THE COBALT GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/ /	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
/x/	Fee paid previously with preliminary materials. $7,687.00
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	1.	Amount Previously Paid:
	2.	Form, Schedule or Registration Statement No.:
	3.	Filing Party:
	4.	Date Filed:

THE COBALT GROUP, INC.
2200 FIRST AVENUE SOUTH, SUITE 400
SEATTLE, WASHINGTON 98134

, 2001

Dear Shareholder:

    You are cordially invited to attend a special meeting of shareholders of The Cobalt Group, Inc., a Washington corporation ("Cobalt"), to be held on            , 2001, at   :00 a.m. local time at Cobalt's executive offices located at 2200 First Avenue South, Suite 400, Seattle, Washington 98134.

    At the special meeting, you will be asked to consider and vote upon an Agreement and Plan of Merger, dated as of June 2, 2001 (the "Merger Agreement"), by and between Cobalt and Cobalt Acquisition Corporation ("Merger Sub"), a wholly-owned subsidiary of Warburg, Pincus Equity Partners, L.P. ("Warburg Pincus"), pursuant to which Merger Sub will be merged with and into Cobalt, with Cobalt as the surviving corporation (the "Merger"). Upon completion of the Merger, each issued and outstanding share of Cobalt common stock will be converted into the right to receive $3.50 in cash, except that:

  •
  an aggregate of approximately            shares of Cobalt common stock held by Warburg Pincus, John W.P. Holt, a director and Cobalt's chief executive officer, Ernest Pomerantz, a director, DaimlerChrysler Corporation and [others to be named] (collectively, the "Continuing Shareholders") will continue as equity interests in Cobalt as the surviving corporation; and

  •
  shares held by any shareholders who effectively exercise dissenters' rights will be subject to appraisal in accordance with Washington law.

    Following completion of the Merger, in accordance with the terms of the Merger Agreement, Cobalt will continue its operations as a privately-held company. As a result, Cobalt will no longer have its stock quoted on the Nasdaq Stock Market and will no longer file periodic and other reports with the Securities and Exchange Commission. Shareholders of Cobalt other than the Continuing Shareholders (the "Unaffiliated Shareholders"), will no longer have an equity interest in Cobalt and will not participate in any potential future earnings and growth of Cobalt. The Continuing Shareholders will own all of Cobalt's issued and outstanding capital stock immediately following the Merger.

    On April 25, 2001, the board of directors formed a special committee of independent directors to consider and evaluate the fairness of a proposed transaction with Warburg Pincus and to negotiate the terms of the transaction.

    EACH OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS BELIEVES THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, COBALT AND THE UNAFFILIATED SHAREHOLDERS. BASED ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" THE MERGER AGREEMENT. In arriving at its recommendation to the board of directors, the special committee carefully considered a number of factors described in the accompanying proxy statement. One of the factors considered was the written opinion of SG Cowen Securities Corporation, the special committee's financial advisor, that, based upon and subject to the considerations and limitations set forth in SG Cowen's opinion dated June 2, 2001, the $3.50 per share cash consideration to be received in the Merger was fair, from a financial point of view, to the Unaffiliated Shareholders. The full text of this opinion is attached as Appendix B to the accompanying proxy statement and we urge you to read this opinion in its entirety.

    YOUR VOTE IS VERY IMPORTANT. THE MERGER CANNOT BE COMPLETED UNLESS THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COBALT COMMON

STOCK APPROVE THE MERGER AGREEMENT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD.

    IF YOUR SHARES ARE HELD IN "STREET NAME" BY YOUR BROKER, YOUR BROKER WILL BE UNABLE TO VOTE YOUR SHARES WITHOUT INSTRUCTIONS FROM YOU. YOU SHOULD INSTRUCT YOUR BROKER TO VOTE YOUR SHARES, FOLLOWING THE PROCEDURES PROVIDED BY YOUR BROKER. IF YOU DO NOT INSTRUCT YOUR BROKER TO VOTE YOUR SHARES IT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE MERGER AGREEMENT.

    IF YOU DO NOT HOLD YOUR SHARES IN "STREET NAME" AND YOU COMPLETE, SIGN AND RETURN YOUR PROXY CARD WITHOUT INDICATING HOW YOU WISH TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT. IF YOU FAIL TO RETURN YOUR PROXY CARD, OR FAIL TO VOTE AT THE SPECIAL MEETING, THE EFFECT WILL BE THE SAME AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT. RETURNING THE PROXY CARD DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE SPECIAL MEETING AND VOTE YOUR SHARES IN PERSON.

    YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY SUBMITTING A WRITTEN REVOCATION OR A PROXY BEARING A LATER DATE TO THE SECRETARY OF COBALT, OR BY ATTENDING AND VOTING IN PERSON AT THE SPECIAL MEETING. FOR SHARES HELD IN "STREET NAME," YOU MAY REVOKE OR CHANGE YOUR VOTE BY SUBMITTING INSTRUCTIONS TO YOUR BROKER OR NOMINEE.

    Your prompt submission of a proxy card will be greatly appreciated.

                      Sincerely,

                      John W.P. Holt
                       President and Chief Executive Officer

Seattle, Washington
            , 2001

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The accompanying proxy statement is dated            , 2001 and is first being mailed to shareholders of Cobalt on or about            , 2001.

THE COBALT GROUP, INC.
2200 FIRST AVENUE SOUTH, SUITE 400
SEATTLE, WASHINGTON 98134

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON             , 2001

To the Shareholders of The Cobalt Group, Inc.:

    Notice is hereby given that a special meeting of shareholders of The Cobalt Group, Inc., a Washington corporation ("Cobalt"), will be held on            , 2001 at   :00 a.m. local time at Cobalt's executive offices located at 2200 First Avenue South, Suite 400, Seattle, Washington 98134, for the following purposes:

  1.
  To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 2, 2001 (the "Merger Agreement"), by and between Cobalt Acquisition Corporation ("Merger Sub") and Cobalt pursuant to which Merger Sub, a wholly-owned subsidiary of Warburg, Pincus Equity Partners, L.P. ("Warburg Pincus"), will be merged with and into Cobalt, with Cobalt as the surviving corporation (the "Merger"). Upon completion of the Merger, each issued and outstanding share of Cobalt common stock will be converted into the right to receive $3.50 in cash, except that (1) an aggregate of approximately            shares of Cobalt common stock held by Warburg Pincus, John W.P. Holt, a director and Cobalt's chief executive officer, Ernest Pomerantz, a director, DaimlerChrysler Corporation and [others to be named] (collectively, the "Continuing Shareholders") will continue as equity interests in Cobalt as the surviving corporation; and (2) shares held by any shareholders who effectively exercise dissenters' rights will be subject to appraisal in accordance with Washington law; and

  2.
  To consider and vote upon such other matters as may properly come before the special meeting, including any adjournments or postponements of the special meeting.

    Only holders of record of Cobalt common stock at the close of business on            , 2001, the record date of the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

    EACH OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS BELIEVES THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, COBALT AND THE "UNAFFILIATED SHAREHOLDERS," WHICH ARE ALL SHAREHOLDERS OTHER THAN THE CONTINUING SHAREHOLDERS. THE BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" THE MERGER AGREEMENT.

    The Merger Agreement and the Merger are described in the accompanying proxy statement, which you are urged to read carefully. A copy of the Merger Agreement is attached as Appendix A to the accompanying proxy statement and we urge you to read it carefully.

                      By Order of the Board of Directors,

                      Lee J. Brunz
                       Secretary

Seattle, Washington
            , 2001

    Please do not send your common stock certificates in to us at this time. If the Merger is completed, you will be sent instructions regarding surrender of your certificates.

Page
SUMMARY TERM SHEET	1
CERTAIN QUESTIONS AND ANSWERS ABOUT THE MERGER	5
PARTICIPANTS	9
Parties to the Merger Agreement	9
The Continuing Shareholders	9
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	10
THE SPECIAL MEETING	10
General	10
Record Date and Voting Information	11
Proxies; Revocation	12
Expenses of Proxy Solicitation	12
Proxyholders' Discretionary Authority; Adjournments	12
SPECIAL FACTORS	13
Background of the Merger	13
Recommendation of the Special Committee and of the Board of Directors; Fairness of the Merger	17
Position of Merger Sub, Warburg Pincus and its Affiliates, Joseph P. Landy, John W. P. Holt, Ernest Pomerantz and Cobalt as to the Fairness of the Merger	21
Purpose and Reasons for the Merger	23
Cobalt Projections	23
Opinion of SG Cowen	26
Certain Effects of the Merger	32
Risks that the Merger will not be Completed	34
Interests of Cobalt Directors and Officers and Continuing Shareholders in the Merger	35
Merger Financing	37
ESTIMATED FEES AND EXPENSES OF THE MERGER	37
FEDERAL REGULATORY MATTERS	37
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	38
SHAREHOLDER LITIGATION	39
DISSENTERS' RIGHTS	39
Statutory Dissenters' Rights	39
Dissenters' Rights Procedures	40
TERMS OF THE MERGER AGREEMENT	42
General; The Merger	42
Articles of Incorporation; Bylaws; Directors and Officers	42
Conversion of Securities	43
Treatment of Warrants and Stock Options	43
Representations and Warranties	44
Conduct of Business Pending the Merger	45
No Solicitation	47
Indemnification; Directors' and Officers' Insurance	49
State Takeover Laws	50
Conditions to the Completion of the Merger	50
Termination	52
Termination Fees	52
Amendment	53

i

TERMS OF THE VOTING AGREEMENT AND THE COMMITMENT LETTER	53
The Voting Agreement	53
The Commitment Letter	54
PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS	55
Certain Transactions	55
Employment Agreements	56
COMMON STOCK PURCHASE INFORMATION	56
Purchases by Cobalt	56
Purchases by the Continuing Shareholders	56
Recent Transactions	57
COBALT BUSINESS	57
General	57
Products and Services	58
Sales and Customer Support	62
Product Development and Technology	62
Intellectual Property	63
Competition	64
Employees	64
Properties	64
Legal Proceedings	65
SELECTED FINANCIAL DATA	66
PER SHARE DATA	67
COBALT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	68
Overview	68
Liquidity and Capital Resources	79
New Accounting Pronouncements	80
Quantitative and Qualitative Disclosures about Market Risk	81
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	81
CONSIDERATIONS RELATING TO THE PROPOSED MERGER AND OUR BUSINESS	81
Risks Relating to the Merger	81
Risks Relating to Our Business	82
RECENT DEVELOPMENTS	89
MARKETS AND MARKET PRICE	90
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	91
INDEPENDENT ACCOUNTANTS	93
FUTURE SHAREHOLDER PROPOSALS	93
WHERE SHAREHOLDERS CAN FIND MORE INFORMATION	93
INDEX TO FINANCIAL STATEMENTS	F-1
INDEX TO INTERIM FINANCIAL STATEMENTS	I-1
Appendix A —	Agreement and Plan of Merger, dated as of June 2, 2001, by and between The Cobalt Group, Inc. and Cobalt Acquisition Corporation
Appendix B —	Opinion of SG Cowen Securities Corporation, dated June 2, 2001
Appendix C —	Chapter 13 of the Washington Business Corporation Act—Dissenters' Rights (RCW 23B.13)

ii

SUMMARY TERM SHEET

    This Summary Term Sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You are urged to read this entire proxy statement carefully, including the appendices. In this proxy statement, the terms "we," "us," "our," "Cobalt" and the "Company" refer to The Cobalt Group, Inc.

  •
  Special meeting—The shareholders' vote will take place at a special meeting of our shareholders to be held on            , 2001, at our executive offices, located at 2200 First Avenue South, Suite 400, Seattle, Washington 98134 at   a.m. local time. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on      , 2001, which is the record date for the special meeting. You will have one vote for each share of our common stock that you owned at the close of business on the record date. If your shares are held in street name by a broker, you will need to provide your broker with instructions on how to vote your shares. On the record date, there were            shares of our common stock outstanding and entitled to vote at the special meeting. See "The Special Meeting" beginning on page 12.

  •
  Purpose of shareholder vote—You are being asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 2, 2001 and referred to as the merger agreement, by and between Cobalt and Cobalt Acquisition Corporation, or Merger Sub. Under the merger agreement, Merger Sub will be merged with and into Cobalt, and Cobalt will be the surviving corporation.

  •
  Effect of the merger—In the merger, each outstanding share of our common stock will be converted into the right to receive $3.50 in cash, without interest, except that:

  •
  shares held by any shareholders who effectively exercise dissenters' rights, referred to as dissenting shareholders, will be subject to appraisal in accordance with Washington law; and

  •
  an aggregate of approximately            shares held by the continuing shareholders (see "Continuing shareholders" below) will continue as equity interests in Cobalt as the surviving corporation.

    Unless you are a continuing shareholder, you will not own any shares of our common stock or any other interest in Cobalt after completion of the merger. Following the merger, Cobalt will be a privately-held company and will no longer have its stock quoted on the Nasdaq Stock Market or file periodic or other reports with the Securities and Exchange Commission. If the merger is approved, you will be instructed as to the procedures for tendering your shares and payment of the merger consideration. See "—Conversion of Securities" beginning on page 45, "—Certain Effects of the Merger" beginning on page 34, and "Dissenters' Rights" beginning on page 42.

  •
  Dissenters' rights—Under Washington law, you are entitled to dissenters' rights. Dissenters' rights allow shareholders to dissent from the merger and receive an appraisal as to the fair value for their shares. The appraised value of your shares may be more than or less than the $3.50 per share to be paid in the merger. Certain procedural steps, including not voting to approve the merger agreement, must be followed by shareholders who wish to perfect their dissenters' rights. Failure to comply with these procedures will result in forfeiture of dissenters' rights. See—"Dissenters' Rights" beginning on page 42. A copy of Washington's dissenters' rights statute is attached as Appendix C.

  •
  Shareholder approval required—The merger transaction will be completed only if the merger agreement is approved by the affirmative vote of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

  •
  Continuing shareholders—Warburg, Pincus Equity Partners, L.P., or Warburg Pincus, our largest shareholder, John W.P. Holt, a director and our chief executive officer, Ernest Pomerantz, a director, DaimlerChrysler Corporation and [others to be named] have agreed to retain their shares of our common stock representing, in the aggregate, approximately  % of the common stock of Cobalt (including options to acquire our common stock that are exercisable within 60 days of [June 1], 2001) as the surviving corporation. In addition, it is expected that most of the members of our senior management, including Mr. Holt and             , will continue as management of the surviving corporation. The opportunity to retain an equity interest in the surviving corporation and to continue as management following completion of the merger provide the continuing shareholders with interests in connection with the merger that are different from, or in addition to, your interests as a shareholder in our company. See "Participants" beginning on page 10 and "—Interests of Cobalt Directors and Officers and Continuing Shareholders in the Merger" beginning on page 37.

  •
  Voting agreement—Warburg Pincus and John W.P. Holt, who collectively own approximately    % of the outstanding shares of our common stock, have entered into a voting agreement pursuant to which they have agreed to vote all of their shares in favor of the merger agreement and the transactions contemplated thereby and against any other transactions. Mr. Holt also has the right to acquire an additional  % of the outstanding shares of our common stock pursuant to stock options that are exercisable within 60 days of [June 1], 2001. In the event he were to exercise his stock options, Warburg Pincus and Mr. Holt would hold an aggregate of   % of the outstanding shares of our common stock. In addition, although in no way contractually obligated to cast a vote, or to vote in favor of the merger agreement, the other continuing shareholders hold an aggregate of  % of the outstanding shares of our common stock. If all of the continuing shareholders vote their shares in favor of the merger, no additional shares of our common stock would be needed to vote to assure approval of the merger agreement. See "—The Voting Agreement" beginning on page 57.

  •
  Treatment of Outstanding Options—During the 30-day period prior to the completion of the merger, each outstanding vested option to purchase shares of our common stock will be exercisable and each option holder may elect, in lieu of receiving shares, to receive, upon the completion of the merger, a cash payment equal to the difference between $3.50 and the exercise price of the option, multiplied by the number of shares of common stock underlying the option. At the effective time of the merger, all unvested options and vested options that are not exercised will be cancelled. See "—Treatment of Warrants and Stock Options" beginning on page 46.

  •
  Treatment of Outstanding Warrants—Prior to or upon consummation of the merger, each then outstanding warrant to purchase shares of our common stock shall be cancelled and shall be of no further force or effect, except for certain warrants which shall remain outstanding after consummation of the merger, including 1,454,324 warrants to purchase our common stock held by Daimler Chrysler Corporation. The warrants held by Daimler Chrysler Corporation have exercise prices ranging from $10.03 to $15.04 per share.

  •
  Special committee—The special committee is a committee of our board of directors formed to evaluate and negotiate the merger proposal, including the terms of the merger agreement and the proposed merger with Merger Sub, and to recommend whether or not the board of directors adopt the merger agreement. The special committee consists solely of directors who are not employees of, or consultants to, Cobalt, Merger Sub or the continuing shareholders and who have no financial interest in the proposed merger different from shareholders who are not affiliated with Warburg Pincus or the other continuing shareholders, referred to as the unaffiliated shareholders. The members of the special committee are Howard A. Tullman and J.D. Power, III. See "—Recommendation of the Special Committee and of the Board of Directors; Fairness of the Merger" beginning on page 18.

  •
  Merger Sub—Merger Sub is Cobalt Acquisition Corporation, a newly formed Washington corporation and a wholly-owned subsidiary of Warburg Pincus. See "Participants" beginning on page 10.

  •
  Warburg Pincus—The principal business of Warburg Pincus, a Delaware limited partnership, is that of a private equity fund. The sole general partner of Warburg Pincus is Warburg, Pincus & Co., a New York general partnership. See "Participants" beginning on page 10.

  •
  Merger financing—Cobalt and Warburg Pincus estimate that the total amount of funds necessary to consummate the merger and related transactions, and to pay related fees and expenses, will be approximately $                     million. The completion of the merger is not conditioned on any financing arrangement. Rather, this amount will be funded through the purchase by Warburg Pincus and several of its affiliates of shares of Series A convertible preferred stock of the surviving corporation. This purchase will occur immediately following the completion of the merger. The funds necessary to purchase the Series A convertible preferred stock will come from the working capital of Warburg Pincus and its affiliates. See "—Merger Financing" beginning on page 39.

  •
  Fairness of the merger—The special committee and, based upon the recommendation of the special committee, our board of directors, each has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Cobalt and the unaffiliated shareholders. See "—Recommendation of the Special Committee and of the Board of Directors; Fairness of the Merger" beginning on page 18.

  •
  Limitations on solicitation of other offers—We have agreed not to solicit from, or initiate with, any third party a proposal for an alternate transaction while the merger is pending, and our board of directors may not approve or recommend an alternate transaction, in each case except in the circumstances specified in the merger agreement. See "—No Solicitation" beginning on page 51.

  •
  Tax consequences—Generally, the merger will be taxable for U.S. federal income tax purposes for the unaffiliated shareholders. Each unaffiliated shareholder will recognize a taxable gain or loss in the amount of the difference between $3.50 and such shareholder's adjusted tax basis for each share of our common stock that such shareholder owns. For U.S. federal income tax purposes, the continuing shareholders will realize no gain or loss as a result of the merger. See "Material U.S. Federal Income Tax Consequences" beginning on page 40.

  •
  Accounting Treatment—[The accounting treatment of the merger is being determined and will be described in the definitive proxy statement.]

  •
  Conditions—The merger agreement, pursuant to which the merger will occur, is subject to approval by the affirmative vote of a majority of the outstanding shares of our common stock, as well as other conditions, including obtaining regulatory approval and required consents and approvals. Furthermore, even if the merger agreement is approved by our shareholders, Merger Sub will not be obligated to effect the merger if the holders of more than fifteen (15%) of our outstanding shares of common stock have exercised dissenters' rights. See "—Conditions to the Completion of the Merger" beginning on page 53.

  •
  Termination and termination fee—Cobalt and Merger Sub may agree by mutual written consent to terminate the merger agreement at any time before the effective time of the merger. In addition, upon the occurrence of certain events specified in the merger agreement, Cobalt or Merger Sub may terminate the merger agreement prior to the effective time of the merger. Under certain circumstances, if the merger agreement is terminated prior to the effective time of the merger, we must pay Warburg Pincus a specified termination fee, reimburse Warburg Pincus for its and Merger Sub's out-of-pocket expenses incurred in connection with the transaction, including legal fees and fees payable to investment bankers, or both. See "—Termination" beginning on page 55 and "—Termination Fees" beginning on page 56.

  •
  Board Recommendation—Our board of directors has recommended that the shareholders approve the merger agreement.

CERTAIN QUESTIONS AND ANSWERS ABOUT THE MERGER

    The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the merger. You should still carefully read this entire proxy statement, including the attached appendices.

Q:
WHY AM I RECEIVING THESE MATERIALS?

A:
Our board of directors is providing these proxy materials to give you information to determine how to vote in connection with a special meeting of shareholders.

Q:
WHEN AND WHERE IS THE SPECIAL MEETING?

A:
The special meeting of our shareholders will be held at  :00 a.m. local time on            , 2001, at our executive offices, located at 2200 First Avenue South, Suite 400, Seattle, Washington 98134.

Q:
WHAT AM I BEING ASKED TO VOTE UPON?

A:
You are being asked to consider and vote upon a proposal to approve the merger agreement, pursuant to which Merger Sub will merge with and into Cobalt, with Cobalt as the surviving corporation.

Q:
WHAT WILL I RECEIVE IN THE MERGER?

A:
If the merger is completed, you will receive $3.50 in cash for each share of our common stock that you own at the time of the merger.

Q:
WHAT IS THE BOARD OF DIRECTOR'S RECOMMENDATION?

A:
The board of directors recommends that you vote "FOR" approval of the merger agreement.

Q:
WHY ARE WE PROPOSING TO MERGE WITH MERGER SUB AND WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE IN FAVOR OF THE MERGER AGREEMENT?

A:
The special committee of the board of directors, consisting solely of directors who are not employees of, or consultants to, Cobalt, Merger Sub, Warburg Pincus or the other continuing shareholders and who have no interest in the proposed merger different from the unaffiliated shareholders, negotiated the terms of the merger agreement with Warburg Pincus. Based on a number of factors, including a fairness opinion received from SG Cowen Securities Corporation, or SG Cowen, the financial advisor to the special committee, the special committee unanimously concluded that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the unaffiliated shareholders, and recommended that the full board of directors adopt the merger agreement and recommend its approval by the shareholders. In the opinion of our board of directors, the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the unaffiliated shareholders. In deciding to recommend approval of the merger agreement, our board of directors considered the following material factors:

•
the premium offered over the recent trading price of our common stock;

•
the unanimous recommendation of the special committee;

•
the opinion of SG Cowen;

•
our financial condition and prospects, and current industry, economic and market conditions;

  •
  the terms and provisions of the merger agreement and the terms and provisions of the related documents; and

  •
  that, although they would no longer have an opportunity to participate in any potential improvements of our business following the merger, the unaffiliated shareholders would receive a cash premium for all of their shares of our common stock in the merger and not be forced to retain a small number of relatively illiquid shares.

Q:
WHAT WILL HAPPEN IN THE MERGER?

A:
In the merger, Merger Sub will be merged with and into Cobalt, with Cobalt as the surviving corporation. Upon completion of the merger, each issued and outstanding share of our common stock will be converted into the right to receive $3.50 in cash, except that (1) shares held by any shareholders who effectively exercise dissenters' rights will be subject to appraisal in accordance with Washington law; and (2) an aggregate of approximately            shares of our common stock held by Warburg Pincus and the other continuing shareholders will continue as equity interests in the surviving corporation.

  Following completion of the merger, Cobalt, as the surviving corporation, will continue its operations as a privately-held company. As a result, we will no longer have common stock quoted on the Nasdaq Stock Market and will no longer file periodic and other reports with the Securities and Exchange Commission. The unaffiliated shareholders will no longer have an equity interest in Cobalt and will not participate in any potential future earnings and growth of Cobalt.

Q:
WHAT ARE THE CONSEQUENCES OF THE MERGER TO PRESENT MEMBERS OF MANAGEMENT AND THE BOARD OF DIRECTORS?

A:
Following the merger, it is expected that most of the members of our current senior management will continue as management of the surviving corporation. Like all our other shareholders, members of management and the board of directors will be entitled to receive $3.50 per share in cash for each of their shares of our common stock, except for John W.P. Holt, Ernest Pomerantz and [others to be named] who will retain their shares of common stock following completion of the merger. With respect to options, like all our other employees, members of management and the board of directors will have an opportunity to exercise their vested options and to receive the difference between $3.50 and the exercise price for each share of our common stock underlying that stock option. Except for options that are exercised prior to completion of the merger, all outstanding options to acquire our common stock held by members of management, all other employees and the board of directors will be cancelled at the effective time of the merger.

Q:
IS THE MERGER SUBJECT TO THE SATISFACTION OF ANY CONDITIONS?

A:
Yes. Before completion of the transactions contemplated by the merger agreement, a number of closing conditions must be satisfied or waived. These conditions include, among others, obtaining all necessary regulatory approvals to complete the merger and obtaining shareholder and other necessary consents and approvals. If these conditions are not satisfied or waived, the merger will not be completed even if the shareholders vote to approve the merger agreement.

Q:
WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:
The parties to the merger agreement are working toward completing the merger as quickly as possible. If the merger agreement is approved and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting.

Q:
WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A:
Generally, the merger will be taxable for U.S. federal income tax purposes for the unaffiliated shareholders. Each unaffiliated shareholder will recognize a taxable gain or loss in the amount of the difference between $3.50 and such shareholder's adjusted tax basis for each share of our common stock that such shareholder owns. For U.S. federal income tax purposes, the continuing shareholders will realize no gain or loss as a result of the merger. See "Material U.S. Federal Income Tax Consequences" beginning on page 31.

  TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q:
WHO CAN VOTE ON THE MERGER AGREEMENT?

A:
Holders of our common stock at the close of business on            , 2001, the record date for the special meeting, may vote in person or by proxy on the merger agreement at the special meeting.

Q:
WHAT VOTE IS REQUIRED TO APPROVE THE MERGER AGREEMENT?

A:
The merger agreement, pursuant to which the merger will occur, must be approved by the affirmative vote of at least a majority of the outstanding shares of our common stock. Warburg Pincus and John W.P. Holt, who hold approximately      % of the outstanding shares of our common stock, have entered into a voting agreement pursuant to which they have agreed to vote all of their shares in favor of the merger agreement and the transactions contemplated thereby and against any other transactions. Mr. Holt also has the right to acquire an additional   % of the outstanding shares of our common stock pursuant to stock options that are exercisable within 60 days of [June 1], 2001. In the event he were to exercise such stock options, Warburg Pincus and Mr. Holt would hold an aggregate of  % of the outstanding shares of our common stock. In addition, although in no way contractually obligated to cast a vote, or to vote in favor of the merger agreement, the other continuing shareholders hold an aggregate of  % of the outstanding shares of our common stock. Warburg Pincus, John W.P. Holt (including his options exercisable within 60 days of June 1, 2001) and the other continuing shareholders, hold in the aggregate,             shares of common stock, representing      % of the outstanding shares of our common stock. If all of the continuing shareholders vote their shares in favor of the merger, no additional shares of our common stock would be needed to vote to assure approval of the merger.

Q:
WHAT DO I NEED TO DO NOW?

A:
You should read this proxy statement in its entirety, including its appendices, and carefully consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting.

Q:
WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A:
The failure to return your proxy card will have the same effect as voting against the merger agreement.

Q:
MAY I VOTE IN PERSON?

A:
Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from the record holder.

Q:
MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:
Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways:

•
First, you can send a written notice stating that you would like to revoke your proxy;

•
Second, you can complete and submit a new proxy card; or

•
Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

  If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:
IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:
Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:
SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:
No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for a cash payment of $3.50 per share.

Q:
WHAT RIGHTS DO I HAVE TO SEEK A VALUATION OF MY SHARES?

A:
If you wish, you may assert dissenters' rights and receive from us a cash payment for the "fair value" of your shares, but only if you comply with all requirements of Washington law as set forth in Appendix C of this proxy statement. Pursuant to your dissenters' rights under Washington law, you may seek a determination by a Washington court of the "fair value" of your shares. The "fair value" determined by the court may be more than, less than or equal to the $3.50 per share to be paid in the merger.

Q:
WHO CAN HELP ANSWER MY QUESTIONS?

A:
If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact:

  The Cobalt Group, Inc.
  2200 First Avenue South, Suite 400
  Seattle, Washington 98134
  Attn: Lee J. Brunz
  Telephone: (206) 269-6363

PARTICIPANTS

Parties to the Merger Agreement

  The Cobalt Group, Inc.
  2200 First Avenue South, Suite 400
  Seattle, Washington 98134
  Telephone: (206) 269-6363

    The Cobalt Group, Inc., a Washington corporation ("Cobalt"), is a leading provider of e-business products and services to the automotive industry. Cobalt currently provides Internet-hosted applications and professional services to approximately 8,800 automotive dealer clients and is a manufacturer-endorsed provider of e-business solutions for the dealership networks of 14 automotive manufacturers. Cobalt's IntegraLink data extraction and aggregation services, provided by Cobalt's IntegraLink subsidiary, are used to collect data from approximately 13,000 franchised dealerships. The PartsVoice parts locator database, operated through Cobalt's PartsVoice subsidiary, contains over 38 million parts. In total, Cobalt provides services to clients representing approximately 15,000 new vehicle franchises.

    Additional information concerning Cobalt's business, operations, and financial condition is included elsewhere in this proxy statement, including at Selected Financial Data on page 70, Cobalt Business on page 61, Cobalt Management's Discussion and Analysis of Financial Condition and Results of Operations on page 71, and Considerations Relating to the Merger and Our Business on page 84. Information about the executive officers and directors of Cobalt is set forth in Cobalt's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and the Proxy Statement for Cobalt's 2001 Annual Meeting of Shareholders, both of which are incorporated herein by reference. See "Where Shareholders Can Find More Information" on page 96.

  Cobalt Acquisition Corporation
  c/o Warburg, Pincus Equity Partners, L.P.
  466 Lexington Avenue
  New York, New York 10017
  Attention: Scott A. Arenare, Esq.
  Telephone: (212) 878-0600

    Cobalt Acquisition Corporation, a Washington corporation ("Merger Sub"), is a wholly-owned subsidiary of Warburg, Pincus Equity Partners, L.P. ("Warburg Pincus"). Merger Sub was formed solely for the purpose of participating in the transactions contemplated by the merger agreement and has not engaged in any activities other than those incident to its formation and the negotiation and execution of the merger agreement and the transactions contemplated thereby, including the merger. At the effective time of the merger, Merger Sub will be merged with and into Cobalt, with Cobalt as the surviving corporation.

    The sole member of the board of directors of Merger Sub is Joseph P. Landy. The officers of Merger Sub are Joseph P. Landy, President and Treasurer, Gregory Back, Vice President and Secretary, and B. Maya Chorengel, Assistant Vice President.

The Continuing Shareholders

    Warburg Pincus.  The principal business of Warburg Pincus, a Delaware limited partnership, is that of a global private equity investment fund. The principal executive offices of Warburg Pincus are located at 466 Lexington Avenue, New York, New York 10017 and the telephone number is (212) 878-0600. The sole general partner of Warburg Pincus is Warburg, Pincus & Co. ("WP"). The principal business of WP is that of a global private equity investment firm. The principal executive offices of WP are located at 466 Lexington Avenue, New York, New York 10017 and the telephone number is (212) 878-0600.

    Other continuing shareholders who are affiliates.  The other continuing shareholders who are affiliates of the Company are John W.P. Holt and Ernest Pomerantz [others to be named]. The business address of Mr. Holt and Mr. Pomerantz is the principal executive offices of Cobalt, 2200 First Avenue South, Suite 400, Seattle, Washington 98134. Each continuing shareholder is a citizen of the United States.

    Mr. Holt is a resident of the United States and his principal occupation is the President and Chief Executive Officer of Cobalt, in which capacities he has served since January 2000. Mr. Holt co-founded Cobalt in March 1995 and has served as a director since that date. From March 1995 to January 2000, Mr. Holt served as Cobalt's Co-Chief Executive Officer.

    Ernest H. Pomerantz has served as a director of Cobalt since 1998. Mr. Pomerantz is currently a Senior Managing Director of Mesa Partners, LLC, a venture capital and advisory services firm. Prior to joining Mesa Partners, Mr. Pomerantz served with Warburg Pincus LLC (f/k/a E.M. Warburg, Pincus & Co. LLC). From 1982 through August 2000, Mr. Pomerantz was a Managing Director and then Senior Advisor of Warburg Pincus LLC.

    Other continuing shareholders.  The other continuing shareholders are DaimlerChrysler Corporation,            , and            .

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

    This proxy statement includes and incorporates by reference statements that are not historical facts. These forward-looking statements are based on Cobalt's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning Cobalt's possible or assumed future results of operations and also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "should," "plans," "targets" and /or similar expressions.

    The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. In addition to the factors discussed elsewhere in this proxy statement, other factors that could cause actual results to differ materially include industry performance, general business, economic, regulatory and market and financial conditions, all of which are difficult to predict. These and other factors are discussed in the documents that are incorporated by reference into this proxy statement, including Cobalt's annual report on Form 10-K for the fiscal year ended December 31, 2000 and quarterly report on Form 10-Q for the quarterly period ended June 30, 2001. Except to the extent required under the federal securities laws, Cobalt does not intend to update or revise the forward-looking statements.

    All information contained in this proxy statement concerning Warburg Pincus, Merger Sub, their affiliates and designees has been supplied by Warburg Pincus and has not been independently verified by Cobalt.

THE SPECIAL MEETING

General

    The enclosed proxy is solicited on behalf of the board of directors of Cobalt for use at a special meeting of shareholders to be held on            , 2001, at     a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at Cobalt's executive offices at 2200 First Avenue South, Suite 400, Seattle, Washington 98134. Cobalt intends to mail this proxy statement and the accompanying proxy card on or about            , 2001 to all shareholders entitled to vote at the special meeting.

    At the special meeting, the shareholders of Cobalt are being asked to consider and vote upon a proposal to approve the merger agreement. Under the merger agreement, Merger Sub will be merged with and into Cobalt and each issued and outstanding share of Cobalt common stock will be converted into the right to receive $3.50 in cash, without interest, except that:

  •
  An aggregate of approximately            shares of Cobalt common stock held by the continuing shareholders will continue as equity interests in Cobalt as the surviving corporation; and

  •
  Shares held by any shareholders who effectively exercise dissenters' rights will be subject to appraisal in accordance with Washington law.

    Cobalt does not expect a vote to be taken on any other matters at the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Voting Information

    Only holders of record of common stock at the close of business on            , 2001 are entitled to notice of and to vote at the special meeting. At the close of business on , 2001, there were            shares of Cobalt common stock outstanding and entitled to vote. A list of the Cobalt shareholders will be available for review at Cobalt's executive offices during regular business hours for a period of ten days before the special meeting. Each holder of record of common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Cobalt common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

    All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If a shareholder's shares are held of record by a broker, bank or other nominee and the shareholder wishes to vote at the meeting, the shareholder must obtain from the record holder a proxy issued in the shareholder's name. Brokers who hold shares in street name for clients typically have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the merger agreement. Proxies submitted without a vote by brokers on these matters are referred to as "broker non-votes." Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

    The affirmative vote of a majority of the outstanding shares of Cobalt common stock is required to approve the merger agreement. Accordingly, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against approval of the merger agreement. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT COBALT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

    Warburg Pincus and John W.P. Holt have entered into a voting agreement under which they have agreed, among other things, to vote their shares in favor of approval of the merger agreement and against any other acquisition proposal. As of            , 2001, Warburg Pincus and Mr. Holt, in the aggregate, held            shares of Cobalt common stock, representing approximately      % of the outstanding shares of Cobalt common stock. Mr. Holt also has the right to acquire an additional [143,749] shares of common stock, representing      % of the outstanding shares of our common stock, pursuant to stock options that are exercisable within 60 days of [June 1], 2001. In the event that

he were to exercise such stock options, Warburg Pincus and Mr. Holt would hold an aggregate of            shares of common stock, representing  % of the outstanding shares of our common stock. In addition, although in no way contractually obligated to cast a vote or to vote in favor of the merger agreement, the other continuing shareholders hold an aggregate of             shares of common stock, representing      % of the outstanding shares of our common stock. Warburg Pincus, John W.P. Holt (including his options exercisable within 60 days of [June 1], 2001) and the other continuing shareholders hold an aggregate of            shares of common stock, representing      % of the outstanding shares of our common stock. [If all of the continuing shareholders vote their shares in favor of the merger, no additional shares of our common stock would be needed to vote to assure approval of the merger.] See "—Interests of Cobalt Directors and Officers and Continuing Shareholders in the Merger."

    Shareholders who do not vote in favor of approval of the merger agreement, and who otherwise comply with the applicable statutory procedures of Washington law summarized on pages 32 to 35 of this proxy statement, will be entitled to seek appraisal of the value of their Cobalt common stock as set forth in Chapter 23B.13 of the Revised Code of Washington (the "RCW"), a copy of which is attached hereto as Appendix C. See "Dissenters' Rights."

    PLEASE DO NOT SEND IN STOCK CERTIFICATES AT THIS TIME. IN THE EVENT THE MERGER IS COMPLETED, COBALT WILL DISTRIBUTE INSTRUCTIONS REGARDING THE PROCEDURES FOR EXCHANGING EXISTING COBALT STOCK CERTIFICATES FOR THE $3.50 PER SHARE CASH PAYMENT.

Proxies; Revocation

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing a written notice of revocation with the Secretary of Cobalt at Cobalt's executive offices located at 2200 First Avenue South, Suite 400, Seattle, Washington 98134, by submitting to the Secretary a duly executed proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy.

Expenses of Proxy Solicitation

    Cobalt will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to these beneficial owners. Cobalt may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of Cobalt. No additional compensation will be paid to directors, officers or other regular employees for their services.

Proxyholders' Discretionary Authority; Adjournments

    Cobalt is soliciting proxies to grant discretionary authority to consider and vote upon such other matters as may properly come before the special meeting, including any adjournment or postponement thereof. Although it is not expected, the special meeting may be adjourned, including for the purpose of soliciting additional proxies. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the outstanding shares of Cobalt common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists.

SPECIAL FACTORS

Background of the Merger

    Beginning in January 2001, Warburg Pincus began evaluating the continued viability of Cobalt as a public company. Mr. Landy, a director of the Company and an affiliate of Warburg Pincus, had frequent communications with Cobalt management in his capacity as a director of Cobalt concerning Cobalt's business, operations, financial condition and prospects. On numerous occasions after January 2001, Mr. Landy and other representatives of Warburg Pincus and certain members of Cobalt management, including John W.P. Holt, had informal discussions concerning whether Cobalt could survive as a public company. Warburg Pincus' decision to initiate contact with Cobalt management in January 2001 was based upon its determination, at that time, that Cobalt would likely not be able to continue as a public company over the long-term. Warburg Pincus and Cobalt management discussed the general negative economic and market conditions plaguing technology stocks at that time, particularly within the internet sector, and the likelihood of a rebound in market valuations for stocks of this type. Among the concerns expressed were:

  •
  the ability of Cobalt to raise financing in the near term to fund operations and expansion, given the general lack of interest from the markets and the financial community in Cobalt's common stock and the fact that Cobalt does not generate sufficient cash to fully fund operations;

  •
  the potential dilutive effect such a financing, if available, would have on existing shareholders;

  •
  Cobalt's inability to develop and expand its market position through acquisitions using cash (which was not available) or stock;

  •
  Cobalt's inability, given its lack of operating cash flow, to develop its information technology infrastructure;

  •
  the fact that if Cobalt does not continue to invest in technology, improve and expand its product offerings and pursue acquisition candidates, efforts which have been hampered by its public company status, Cobalt would likely not be able to sustain its competitive position in the increasingly competitive market environment;

  •
  the fact that, as the experience of other internet companies had shown in the deteriorating market, perceptions that a company is financially weak can often become self-fulfilling due to customer concerns;

  •
  the significant amount of time and resources management is required to devote with respect to the ongoing reporting requirements associated with being a public company and the fact that, as a public company, it is often difficult to make decisions that could negatively affect earnings when the result of those decisions could significantly reduce per share price, if the stock market's short-term expectations are not met;

  •
  the potential loss of key executives and other employees if Cobalt's stock price were to continue to decline; and

  •
  the fact that there were no significant signs of positive improvements in Cobalt's business or in the stock market and economy in general.

Warburg Pincus expressed to management its commitment to Cobalt and its belief that, over the long-term, Cobalt might be successful. Warburg Pincus and management concluded that, based on the foregoing, it would be extremely difficult for Cobalt to achieve long-term success as a public company. On April 25, 2001, Warburg Pincus contacted Cobalt to express an interest in making a possible proposal to acquire all of the shares of Cobalt common stock not held by it.

    In response, a special meeting of the board of directors was convened on that day to consider the indicated interest of Warburg Pincus. The board of directors was advised that Warburg Pincus was considering exploring a transaction in which Warburg Pincus might be willing to purchase all of the Cobalt common stock that it did not already own at a per share price of $3.00 and that Warburg Pincus would be willing to consider allowing certain members of existing management to continue to own shares of Cobalt common stock. In addition, Warburg Pincus indicated to the board of directors that it would not sell any of its shares of Cobalt common stock or participate in a transaction that might dilute its ownership interest in the Company. Warburg Pincus expressed its commitment to Cobalt and its wish to continue its investment based upon its belief that, if consummated, the contemplated transaction could have several long-term benefits to Cobalt, while providing the unaffiliated stockholders with a significant premium over the current market price. Specifically, Warburg Pincus believed that without the public market's emphasis on quarterly earnings, Cobalt would have greater operating flexibility to focus on enhancing long-term value by emphasizing growth (both internally and through acquisitions) and operating cash flow. Warburg Pincus believes that an emphasis on long-term growth rather than short-term earnings could eventually result in greater business and capital market opportunities than would be available to Cobalt as a public company. By preserving its investment in a privately held entity, Warburg Pincus felt that Cobalt's management would be able to make decisions that may negatively effect quarterly earnings but that may increase the value of Cobalt's assets or earnings over the long-term.

    In light of management's and the board of directors' belief that Cobalt was undervalued in the public market because of the lack of positive stock price reaction following Cobalt's release of various positive announcements and because of overall market conditions (Cobalt's common stock was then trading at $2.10 per share), the board of directors concluded that it should consider a proposal from Warburg Pincus if one was made. The board of directors reviewed each director's affiliations and possible interests in a transaction with Warburg Pincus and decided to form a special committee of the board of directors to consider a possible transaction with Warburg Pincus. The board of directors appointed Messrs. Tullman and Power, two directors with no interest in a Warburg Pincus proposal different from the interest of the unaffiliated shareholders generally, as the members of the special committee. The special committee was authorized to review, analyze and evaluate the indication of interest from Warburg Pincus and to report to the board of directors as to whether or not to accept or reject a proposal, if any, from Warburg Pincus. The special committee was also authorized to communicate directly with Warburg Pincus, obtain information, and negotiate with Warburg Pincus as it deemed appropriate and in the best interest of Cobalt and the unaffiliated shareholders. The board of directors further authorized the special committee to retain such legal, financial and other advisors as it determined necessary or appropriate. The special committee was not authorized by the board of directors to solicit, obtain or evaluate alternatives to a transaction with Warburg Pincus.

    The special committee engaged Katten Muchin Zavis ("KMZ") to serve as its legal counsel. On May 2, 2001, the special committee and KMZ met to discuss various matters, including, among others, the qualifications of the members of the special committee to serve on the special committee, the qualifications of KMZ to serve as counsel to the special committee, the terms of the Warburg Pincus indication of interest and whether it provided a sufficient basis for the special committee to proceed, and the terms of engagement for the special committee's financial advisors. KMZ also advised the special committee concerning its fiduciary duties to the unaffiliated shareholders.

    The special committee thereafter selected SG Cowen Securities Corporation ("SG Cowen") to serve as its financial advisor in connection with a proposed transaction, including assisting the special committee in analyzing Cobalt's business, assisting and advising the special committee in developing and implementing responses to a possible Warburg Pincus proposal, advising the special committee as to strategy for negotiations and, if requested by the special committee, opining as to the fairness, from a financial point of view, to the unaffiliated shareholders, of the consideration proposed to be received pursuant to a transaction. The selection of SG Cowen was subject to satisfactory negotiation of the terms and conditions of SG Cowen's engagement, including the fees to be paid to SG Cowen. The special committee directed SG Cowen to commence its financial review of Cobalt.

    From May 2, 2001, to June 2, 2001, Mr. Tullman had numerous conversations with representatives of Warburg Pincus to assess Warburg Pincus' interest in, and alternative structures for, a possible transaction. At all of the meetings of the special committee, Mr. Tullman provided the special committee with updates on the nature and progress of these continuing discussions with Warburg Pincus.

    Warburg Pincus indicated to the special committee that it preferred to structure a possible transaction as a merger in order to allow certain members of existing Cobalt management to continue to own shares of Cobalt common stock and to obtain recapitalization accounting treatment for a possible transaction. The only alternative to a merger discussed was a tender offer, which would not permit Warburg Pincus to accomplish its stated objectives. The special committee determined that a merger structure was most advantageous to the unaffiliated shareholders because it permitted the special committee to negotiate the terms of a transaction (rather than a unilateral tender offer by Warburg Pincus) and it would entitle the unaffiliated shareholders to dissenters' rights under Washington law.

    From May 7, 2001, to June 1, 2001, SG Cowen reviewed financial and other information concerning Cobalt, including Cobalt's audited and interim financial statements, Cobalt's projections, and other information concerning Cobalt described in "Special Factors—Opinion of SG Cowen." SG Cowen also met with members of Cobalt's management.

    On May 11, 2001, counsel to Warburg Pincus circulated a draft form of merger agreement which could serve as a basis for a discussion of a possible transaction. Counsel to Warburg Pincus emphasized that no proposal had been made by Warburg Pincus and that the draft form of merger agreement was being circulated to facilitate discussions between Warburg Pincus and the special committee in the event Warburg Pincus determined to make an offer or proposal to acquire Cobalt. Although the draft did not contain pricing terms, the special committee evaluated the merger agreement based on the expectation that Warburg Pincus would make a price offer that would reflect a premium and that would be fair to shareholders from a financial point of view.

    On May 14, 2001, the special committee met with KMZ and SG Cowen to review the status of its due diligence, the timeline for continuing the process, and valuation methodologies, including whether the special committee should consider alternatives to a possible transaction with Warburg Pincus. SG Cowen reported that management of Cobalt had advised it that the 5-year projections provided to the board of directors in October 2000 were not prepared in accordance with Cobalt's standard methodologies for preparing projections and should therefore not be relied upon. Similarly, management had advised SG Cowen that Cobalt's financial results were not in line with those predicted in either its December 2000 or its April 2001 projections and that, since those projections had been prepared, management had concluded that assumptions relating to the rate of revenue and expense growth and the extent and timing of capital investments by Cobalt needed to be revised. As a consequence, management did not provide the December 2000 or April 2001 projections to SG Cowen. Following the meeting, the special committee discussed the old projections with management. Management advised that it would be necessary to prepare new projections and that it would prepare such projections.

    On May 18, 2001, Cobalt formally engaged SG Cowen to serve as financial advisor to the special committee. On that date, the special committee met with KMZ and SG Cowen. SG Cowen reported that it had not yet received the projections being prepared by Cobalt management. The special committee reviewed its fiduciary obligations to Cobalt's shareholders and determined that, in light of Warburg Pincus's affirmative statement that it would not sell its Cobalt common stock, it would not solicit, obtain or evaluate alternatives to a transaction with Warburg Pincus. The special committee did not believe that there could be a third party alternative to a transaction with Warburg Pincus without Warburg Pincus's consent because Warburg Pincus owned approximately 47% of the outstanding shares of Cobalt common stock, which would make it almost impossible for a third party to obtain approval for an alternative transaction or voting control of Cobalt. In addition, it was unlikely that potential purchasers would be willing to invest the time and money necessary to conduct due diligence and negotiate the terms of a transaction absent Warburg Pincus's cooperation and approval. At the conclusion of the meeting, SG Cowen distributed preliminary discussion materials indicating the trading multiples and operating statistics of selected companies, selected transaction statistics and the premiums paid in recent "going private" transactions.

    On May 24, 2001, management of Cobalt distributed updated financial projections to the special committee, the board of directors and SG Cowen. The projections covered the remainder of fiscal years 2001 and 2002. Cobalt management advised SG Cowen and the special committee that the projections represented the views, as of the date they were prepared, of the management of Cobalt regarding Cobalt's business and that it was unable to prepare projections extending beyond fiscal year 2002.

    From May 29, 2001 to June 2, 2001, KMZ, on behalf of the special committee, negotiated the terms of the draft form of merger agreement and related agreements with counsel to Warburg Pincus. The issues that were negotiated most extensively were the extent to which the common stock of certain shareholders would remain outstanding after a transaction, the conditions to the obligations of Warburg Pincus to effect a transaction, including the condition relating to the exercise of dissenters' rights, the "no solicitation" provisions, and the termination fees and expenses and the circumstances under which such fees and expenses would be paid.

    On May 31, 2001, the special committee met with KMZ and SG Cowen to discuss the revised projections and their impact on SG Cowen's financial review. The special committee discussed with KMZ certain open material terms of the proposed merger agreement, including, the acceptable amounts for the break-up fee and expense cap, the circumstances under which the special committee believed a break-up fee would be warranted, treatment of the outstanding warrants and options in a merger, third party consents, appraisal rights and directors' and officers' insurance.

    On June 1, 2001, Warburg Pincus proposed to acquire all of the outstanding shares of Cobalt common stock not owned by it for $3.30 per share, reflecting a 10% increase over its initial indication of interest. Warburg Pincus confirmed that it was not interested in selling any of its shares of Cobalt common stock or participating in any other transaction which might result in dilution of its equity ownership. Following receipt of Warburg Pincus's offer and after the close of trading, the special committee met with KMZ and SG Cowen to discuss the proposal. The special committee determined that Warburg Pincus's proposal was insufficient because the special committee believed that the price proposed by Warburg Pincus was still negotiable and that it would be able to obtain a higher price and maximize unaffiliated shareholder value if it sought to negotiate further with Warburg Pincus. As a result, the special committee decided to engage in further negotiations with Warburg Pincus regarding the price. Following the meeting, negotiations between the special committee and representatives of Warburg Pincus and their respective counsel continued. Warburg Pincus agreed to increase the proposed price to $3.50 per share.

    On the morning of June 2, 2001, the special committee met again with KMZ and SG Cowen to consider the proposed transaction at $3.50 per share. KMZ reviewed the fiduciary duties of the special committee in considering the proposed transaction, and then made a detailed presentation regarding the terms of the merger agreement and the related documents. SG Cowen then reviewed its financial analysis with respect to the proposed merger consideration and distributed a written presentation to the special committee. The written presentation included a summary of material terms of the proposed merger agreement and information about Cobalt, including a description of its business, products, services, recent events, management, ownership profile, historical stock price performance, acquisition and divestiture history, financial summary and capitalization. The written presentation also included the valuation methodologies described under "Special Factors—Opinion of SG Cowen." SG Cowen orally reviewed the presentation with the special committee and a discussion ensued. SG Cowen then delivered its oral opinion, subsequently confirmed in writing, as to the fairness, from a financial point of view, of the merger consideration to the unaffiliated shareholders. The full text of the opinion of SG Cowen, dated June 2, 2001, which sets forth the assumptions made, matters considered and the limits on the review undertaken by SG Cowen is attached as Appendix B to this proxy statement and is incorporated herein by reference. The special committee, after consideration of the presentations by its advisors and the other matters discussed at the special committee meeting, unanimously decided to recommend to the board of directors the adoption of the merger agreement and the transactions contemplated thereby.

    Following the special committee meeting, the board of directors held a special meeting where it met with its legal counsel and the advisors to the special committee. The special committee reported on the chronology of events and the processes and procedures it had followed since its formation. KMZ then made a detailed presentation to the board of directors regarding the terms of the merger agreement, including a summary of the representations, warranties, covenants, conditions, termination events and termination consequences, as well as the structure of the proposed transaction, including the merger proxy statement process. SG Cowen summarized its presentation to the special committee and confirmed its opinion that the proposed consideration was fair, from a financial point of view, to the unaffiliated shareholders. The special committee then unanimously recommended to the board of directors that the board of directors adopt the merger agreement and summarized its reasons for its recommendations.

    After considerable discussion, the board of directors unanimously adopted the merger agreement and recommended approval of the merger agreement by the shareholders of Cobalt. The parties executed the merger agreement as of June 2, 2001, and publicly announced the transaction on the morning of June 4, 2001, before the opening of trading of Cobalt's common stock on the Nasdaq National Market ("Nasdaq").

Recommendation of the Special Committee and of the Board of Directors; Fairness of the Merger

The Special Committee

    The special committee, by unanimous vote at a meeting on June 2, 2001, determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the unaffiliated shareholders and recommended that the board of directors adopt the merger agreement and the transactions contemplated thereby. In reaching its determination, the special committee consulted with Cobalt's management, as well as the special committee's financial advisor and legal counsel, and considered the short-term and long-term interests and prospects of Cobalt and its shareholders. In particular, the special committee considered the following material factors, among others, all of which it deemed favorable, in reaching its recommendation:

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  Historical and Recent Market Prices Compared to the Consideration to be Received by the Unaffiliated Shareholders. The merger will provide the unaffiliated shareholders with the opportunity to realize a premium for their shares of Cobalt common stock of approximately (a) 79.5% over the

  $1.95 per share closing price of Cobalt common stock as reported on Nasdaq on June 1, 2001, the last trading day prior to the announcement of the signing of the merger agreement, and (b) 66.7% over the average reported closing price for the 20 trading days prior to the announcement of the signing of the merger agreement. From August 5, 1999, the date of Cobalt's initial public offering, until June 2, 2001, the date of the merger agreement, the average closing price of Cobalt's common stock was $7.01, and for the 12 months ended June 1, 2001, the average closing price was $3.79. The merger price represents a discount to these historical prices of Cobalt common stock of 50.1% and 7.7%, respectively. During 2000, there was a severe market correction that affected many companies, including Cobalt, resulting from, among other factors, a global change in the manner in which public markets valued companies, particularly businesses related to the internet. The market correction resulted, in part, in a return to historical valuation metrics. These market valuation metrics include an analysis of the profitability and cash position of a company. Cobalt is not expected to be profitable in the near future through the end of fiscal 2002. As a result, neither management nor the board of directors expects that the Cobalt common stock will attain historical market prices in the near future. Accordingly, the special committee and SG Cowen focused on more recent market values in evaluating the fairness of the Warburg Pincus proposal.

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  Opinion of SG Cowen. SG Cowen made a detailed presentation to the special committee and delivered its oral opinion to the special committee, which it subsequently confirmed in writing that, as of June 2, 2001, the consideration to be received in the merger is fair, from a financial point of view, to the unaffiliated shareholders. The special committee also reviewed the methodologies and valuation analysis used by SG Cowen in rendering its opinion. A copy of SG Cowen's written opinion is attached to this proxy statement as Appendix B, and the shareholders of Cobalt are encouraged to, and should, read this opinion in its entirety. See "—Opinion of SG Cowen."

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  Cobalt's Financial Position. Cobalt's management had advised the special committee that Cobalt might have insufficient capital resources to operate for the remainder of 2001, as reflected in the revised projections prepared by Cobalt's management. The special committee recognized the negative effect that the public market valuation had on Cobalt's ability to obtain favorable financing and general market conditions effecting financings. The special committee considered the revised projections prepared by Cobalt's management and Cobalt's failure to meet its December 2000 and April 2001 projections. The revised projections showed that Cobalt would violate certain covenants under its Silicon Valley Bank loan facility during the first quarter of 2002, triggering a potential obligation to immediately repay all amounts then outstanding under the facility in addition to penalties. In addition, the terms of the loan facility required Cobalt to provide Silicon Valley Bank with monthly statements from management certifying that management was not aware of any circumstances that would lead to a default under the loan agreement and to provide financial projections for 2002 on or before September 30, 2001. Management advised the special committee that the practical consequence of the projected violation of loan covenants and Cobalt's obligation to apprise Silicon Valley Bank of the projections was that Cobalt could not rely on borrowing under the credit facility.

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  Market Value; Analyst and Marketplace Interest. The special committee considered Cobalt's small market capitalization, the low trading volume in Cobalt's common stock and the general lack of (1) analyst interest and coverage of Cobalt's common stock, (2) marketplace interest in Cobalt's common stock and (3) positive stock price reaction following Cobalt's release of various positive announcements. The special committee also considered the impact and the likely continuing consequences of Warburg Pincus's ownership of a controlling interest in Cobalt on the foregoing.

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  Warburg Pincus's Refusal to Consider Alternative Transactions. Warburg Pincus's affirmative statement that it would not sell its shares of Cobalt common stock or participate in any other transaction which might result in dilution of its equity ownership of Cobalt.

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  Terms of the Merger. The special committee considered the terms of the merger agreement, including the provisions of the merger agreement permitting Cobalt to receive unsolicited inquiries and proposals from, and, under certain circumstances, negotiate and give information to, third parties. The special committee further considered that the maximum aggregate termination fee that could be realized by Warburg Pincus pursuant to the merger agreement was $1.5 million plus up to $750,000 in expenses. Based on the advice of its financial and legal advisors, the special committee concluded that this termination fee was within the range of fees payable in comparable transactions, that it would not in and of itself preclude alternative proposals and that the protections it afforded Warburg Pincus encouraged Warburg Pincus to submit its best possible offer. The special committee and KMZ engaged in extensive negotiations with Warburg Pincus over both the amount of the fee and the circumstances under which the fee would become payable.

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  Limited Conditions. The obligation of Merger Sub to consummate the merger is not subject to any financing contingency. Additionally, the special committee believes that the merger is likely to be consummated, based in part on the limited number of conditions to Merger Sub's obligation to consummate the merger.

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  Customer Relations. In the course of presentations to and negotiations with current and potential customers, including DaimlerChrysler Corporation and Volkswagen of America, Cobalt management learned that customers were concerned about Cobalt's cash position and continued viability. Management advised the special committee of its belief that these concerns were impeding Cobalt's ability to convince customers to make long-term commitments to it.

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  Recent Sale of Cobalt Common Stock. On March 12, 2001, Warburg Pincus and Geoffrey Barker, a co-founder and director of the Company, executed a securities purchase agreement pursuant to which Warburg Pincus agreed to purchase shares of Cobalt common stock at $3.50 per share from Mr. Barker. The special committee considered it significant that, only six weeks before Warburg Pincus contacted Cobalt to express an interest in making a possible proposal to acquire all of the shares of Cobalt common stock not owned by it, Warburg Pincus had entered into an agreement with Mr. Barker to purchase Cobalt common stock at $3.50 per share. Although the market price of Cobalt's common stock had declined significantly during the time period that had elapsed, the special committee was concerned that there had not been sufficient time or reason for Warburg Pincus to lower its valuation.

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  Public Company Costs. The legal and administrative restrictions, burdens and costs associated with public company status, including reporting requirements and shareholder consents and the failure to date of Cobalt to realize the customary benefits associated with being a public company.

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  Dissenters' Rights. In connection with the merger, dissenters' rights will be available to the holders of shares of Cobalt common stock who comply with the provisions of RCW 23B.13.

    In addition to the above factors, as a negative factor, the special committee considered that if Cobalt engaged in the merger, the unaffiliated shareholders would not be able to participate in any resulting long-term benefits, including potential market price increases, if Cobalt were able to successfully implement its business plan after the merger. The special committee, however, concluded that this opportunity was outweighed by the risks and uncertainties associated with Cobalt's future prospects. The special committee also (1) concluded that obtaining a present cash premium for the shares was preferable to enabling the unaffiliated shareholders to have a speculative potential future return and (2) believed that the loss of opportunity to participate in the future growth and/or profits of Cobalt was reflected in the merger price.

    The special committee did not consider net book value, going concern value, or liquidation value during its deliberation process. The special committee determined that these valuation methods would result in lower valuations than those that the special committee were already considering.

    In addition, because the special committee was considering a transaction in which Cobalt was a continuing entity, the liquidation value methodology was not relevant. The special committee and SG Cowen did not establish a range of values for Cobalt. The special committee engaged SG Cowen to evaluate the fairness of the specific consideration set forth in Warburg Pincus's best offer and SG Cowen, having determined that such consideration was fair, from a financial point of view, to the unaffiliated shareholders, has advised the special committee that there is no need to establish such a range.

The Cobalt Board of Directors

    The board of directors of Cobalt, at a special meeting at which all of the directors were present, and acting on the unanimous recommendation of the special committee, unanimously:

  •
  adopted the merger agreement and the transactions contemplated thereby;

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  determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the unaffiliated shareholders; and

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  recommended that Cobalt shareholders approve the merger agreement.

    In reaching its determination, the board of directors considered and relied upon the considerations described above that were taken into account by the special committee and the conclusions and recommendation of the special committee, as well as the board of director's familiarity with Cobalt's business, financial condition, results of operations and prospects and the nature of the industry in which Cobalt competes. The board of directors discussed the chronology of events leading to the special committee's recommendation, and the processes and procedures that the special committee had followed in evaluating and negotiating the merger agreement. The board of directors discussed, and questioned the members of the special committee about, the various considerations referenced above, including historical and recent market prices of the Company's common stock compared to the consideration to be received by the unaffiliated shareholders in the merger; the Company's current and projected future financial position; current financial market conditions and historical market prices, volatility and trading information with respect to the Company's common stock; the terms of the merger agreement, including the parties' representations and warranties, covenants, the conditions to their respective obligations, and the terms regarding the Company's rights to consider and negotiate other acquisition proposals in certain circumstances, as well as the possible effects of the provisions regarding termination fees; the prospects of the Company as an independent company and of its ongoing customer relationships; the potential for other third parties to enter into strategic relationships or business combinations with the Company or to acquire the Company, in light of Warburg Pincus's refusal to consider alternative transactions; detailed financial analysis and other information with respect to the Company and the merger presented by SG Cowen, including SG Cowen's opinion that the consideration to be received by the unaffiliated shareholders pursuant to the merger was fair to such shareholders from a financial point of view; the legal and administrative restrictions, burdens, and costs associated with being a public reporting company; and the substantial charges to be incurred in connection with the merger, including transaction expenses arising from the merger.

    The board of directors believes that the merger agreement and the transaction contemplated thereby, including the merger are substantively and procedurally fair to the unaffiliated shareholders because, among other things:

  •
  the members of the special committee that recommended that the board of directors adopt the merger agreement are not employees of, or consultants to, Cobalt, Merger Sub, or affiliated with Warburg Pincus or the other continuing shareholders and were able to represent the interests of the unaffiliated shareholders;

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  the members of the special committee are experienced in business and financial affairs, and in evaluating and negotiating transactions of this type;

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  the special committee was delegated power by the board of directors to conduct an evaluation of, and negotiate the terms of, a proposed transaction and the special committee had the unconditional authority and the sole discretion to decide whether to recommend or not to recommend the transaction to the board of directors;

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  the special committee was advised by an internationally recognized financial advisor, SG Cowen, in evaluating the merger;

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  the merger price (which was increased from an initial proposal of $3.00 per share) and the other terms and conditions of the merger agreement resulted from active arm's length bargaining between the special committee and Warburg Pincus and their respective advisors, which occurred because of the special committee's right to unilaterally reject a transaction; and

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  the merger agreement provides Cobalt with the right to receive unsolicited inquiries and proposals from and, under certain circumstances, negotiate and give information to, third parties.

    The board of directors believes that sufficient procedural safeguards were put in place to ensure the fairness of the transaction and to permit the board of directors to effectively represent the interests of the unaffiliated shareholders. In light of the foregoing factors and the fact that use of a special committee of independent directors is a mechanism well-recognized to ensure fairness in transactions of this type, the board believes that it was not necessary to retain any additional unaffiliated representative to act on behalf of the unaffiliated shareholders or to condition the transaction on the approval of at least a majority of the shares of our common stock owned by unaffiliated shareholders.

    In view of the wide variety of factors considered in connection with its evaluation of the merger, the special committee and the board of directors found it impracticable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors each considered in reaching its determinations. Rather, the special committee and the board of directors each made their judgment based on the total mix of information available to them, or it, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

    The foregoing discussion of the information and factors considered and weight given by the special committee and the board of directors is not intended to be exhaustive but is believed to include all material factors considered by the special committee and the board of directors. In the course of their and its deliberations, the special committee and the board of directors did not establish a range of values of Cobalt; however, based on the factors outlined above and on the presentations and opinion of SG Cowen, the special committee and the board of directors adopted the opinion of SG Cowen as to the fairness, from a financial point of view, of the consideration to be received in the merger and determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interest of, the unaffiliated shareholders.

Position of Merger Sub, Warburg Pincus and Its Affiliates, Joseph P. Landy, John W.P. Holt, Ernest Pomerantz and Cobalt as to the Fairness of the Merger

    Merger Sub, Warburg Pincus and its affiliates, Joseph P. Landy, John W.P. Holt, Ernest Pomerantz and Cobalt are "affiliates" of Cobalt. Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") governs going private transactions by certain issuers and their affiliates. Accordingly, in compliance with Rule 13e-3, Merger Sub, Warburg Pincus and its affiliates, Messrs. Landy, Holt, and Pomerantz and Cobalt are required to consider the fairness of the merger agreement and the merger. Merger Sub, Warburg Pincus and its affiliates, Messrs. Landy, Holt, and Pomerantz and Cobalt believe the merger agreement and the merger to be substantively and procedurally fair to the unaffiliated shareholders. Merger Sub, Warburg Pincus and its affiliates, Messrs. Landy, Holt, and Pomerantz and Cobalt each has considered the following factors:

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  Cobalt's board of directors unanimous adoption of the merger agreement and the transactions contemplated thereby;

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  The historical and projected financial performance of Cobalt and its financial results;

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  The cash merger consideration of $3.50 per share represents a 79.5% premium over the closing price for the shares of Cobalt common stock on June 1, 2001, the last full trading day prior to announcement of the merger, and a 66.7% premium over the average reported closing price for the 20 days prior to the announcement of the execution of the merger agreement;

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  The fact that valuing Cobalt based on net book value, going concern value, or liquidation value methodologies would have resulted in lower valuations than that negotiated by the special committee, and that the liquidation value methodology was not relevant because the special committee evaluated a transaction in which Cobalt was a continuing entity;

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  The merger is not subject to a financing condition;

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  The merger will provide consideration to the unaffiliated shareholders entirely in cash;

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  The terms of the merger agreement were determined through arm's length negotiations between the special committee and its legal and financial advisors, on the one hand, and the representatives of Warburg Pincus and its legal advisors, on the other hand;

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  Warburg Pincus and John W.P. Holt, both of whom have agreed to vote in favor of the merger agreement and against any other transaction, have significant control of Cobalt's common stock and could significantly influence a disposition of Cobalt;

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  The conclusions and recommendations of the board of directors and the special committee that the merger agreement, and the transactions contemplated thereby, including the merger, are fair to and in the best interests of, the unaffiliated shareholders;

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  The fact that the special committee received an opinion from SG Cowen that the $3.50 per share in cash merger consideration to be received by the unaffiliated shareholders in the merger is fair to such holders from a financial point of view; and

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  The availability of dissenters' rights to the holders of shares of Cobalt common stock who comply with the provisions of RCW 23B.13

    Merger Sub, Warburg Pincus and its affiliates, Messrs. Landy, Holt, and Pomerantz and Cobalt have reviewed the factors considered by the board of directors in support of its decision as described above, and have no basis to question their consideration or reliance on these factors. None of Merger Sub, Warburg Pincus and its affiliates, Messrs. Landy, Holt, and Pomerantz and Cobalt find it practicable to assign specific relative weights to the foregoing factors in reaching its opinion as to the fairness of the merger agreement and the merger to the unaffiliated shareholders.

    The view of Merger Sub, Warburg Pincus and its affiliates, Messrs. Landy, Holt, and Pomerantz and Cobalt as to the fairness of the merger is not a recommendation to any shareholder as to how such shareholder should vote on the merger agreement. The foregoing discussion of the information and factors considered and weights given by Merger Sub, Warburg Pincus and its affiliates, Messrs. Landy, Holt, and Pomerantz and Cobalt is not intended to be exhaustive but is believed to include all material factors considered by Merger Sub, Warburg Pincus and its affiliates, Messrs. Landy, Holt, and Pomerantz and Cobalt.

    In determining its offer price, Warburg Pincus considered a number of factors including:

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  General market conditions prevailing at the time of its initial indication of interest and the fact that at that time many technology companies, especially those within the internet sector, had experienced a substantial decline in their market capitalizations and were struggling to continue as going concerns;

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  The recent trading price of Cobalt's common stock and the likelihood of a rebound in that regard;

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  The historical and projected financial performance of Cobalt, including the fact that management felt that several of the previous projections prepared were not useful given their opinion that Cobalt would not meet such expectations;

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  The 66% premium paid by Vivendi Universal in connection with its acquisition of MP3.com, Inc., which had been recently announced; and

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  Its desire to continue its investment in Cobalt and the need to provide unaffiliated shareholders with a fair price for their shares.

Purpose and Reasons for the Merger

    Warburg Pincus caused Merger Sub to enter into the merger agreement in order to become (along with the other continuing shareholders) the sole owners of Cobalt. The transaction is structured as a merger, in which the equity interest of each unaffiliated shareholder will be extinguished in exchange for $3.50 in cash per share of common stock owned by such shareholder. A merger enables the transaction to be completed in one-step, which minimizes the risk that the contemplated transactions will not be finalized and reduces transaction costs.

    Warburg Pincus and the other continuing shareholders believe that among the benefits to causing Cobalt to have a small number of shareholders are:

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  Enabling Cobalt's management to focus on long-term growth without having to meet the expectations of many unaffiliated shareholders for short-term results; and

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  Reducing Cobalt's costs associated with publishing and distributing to its shareholders annual and quarterly reports and proxy statements, which the continuing shareholders estimate will result in annual savings of approximately $                     , since Cobalt will no longer be a reporting company under the Exchange Act and therefore will no longer be subject to the Exchange Act's reporting requirements.

Cobalt Projections

    Cobalt does not, as a matter of course, make public projections as to future revenues, earnings or general financial performance. However, Cobalt has made internal projections as to future revenues, earnings and general financial performance. Internal financial projections created and distributed internally in Cobalt in October 2000, December 2000 and April 2001 were not provided to SG Cowen or the special committee as Cobalt management deemed them unreliable. In connection with the special committee's evaluation of the proposed merger, Cobalt's management prepared and, on May 24, 2001, provided to the special committee, SG Cowen, the board of directors, and Warburg Pincus the projections summarized below under the caption "Cobalt Baseline Projections" for the fiscal years ending December 31, 2001 and 2002.

    Cobalt's management also furnished to the special committee, SG Cowen, the board of directors, and Warburg Pincus an alternative set of projections for the fiscal years ending December 31, 2001 and 2002, indicating higher revenues and profitability based upon more optimistic assumptions. These alternative projections are summarized below under the caption "Cobalt Optimistic Projections." Subsequent to delivering the projections, Cobalt's management informed the recipients of the projections that it believes that the results described in the Cobalt Baseline Projections should be adopted as the primary projections for purposes of evaluating Cobalt's prospects.

    The projections include forecasts of pro forma revenues, which include amounts billed to DaimlerChrysler Corporation that are accounted for as equity subscriptions under generally accepted accounting principles. The projections contain forecasts of earnings before depreciation and amortization ("EBDA"), with adjustments to revenue to include set up fees and custom projects which are being deferred under Staff Accounting Bulletin No. 101 and amounts billed to DaimlerChrysler for equity instruments issued in connection with a services contract. Also included in the projections are estimates of Cobalt's cash position, assuming that Cobalt did not obtain additional cash through borrowings or sales of equity. At the time the projections were delivered, Cobalt's management informed the recipients that the projections did not include the cash costs of evaluating, negotiating and engaging in the transactions contemplated by the merger agreement and the merger, nor did the projections include approximately $5 million of additional capital expenditures associated with the creation of a backup Web hosting facility, which management believes to be important to the future growth of Cobalt's business.

  Cobalt Baseline Projections

    In preparing the Cobalt Baseline Projections, Cobalt's management made the following major assumptions: average quarterly pro forma revenue increases of approximately 7%, average quarterly operating expense increases of approximately 1%, and decreasing capital expenditures in late 2001 and through 2002. These major assumptions are based on a variety of detailed assumptions used by the Company to prepare the projections. The primary assumptions related to revenue growth were number of dealer client additions, number of dealer client cancellations, dealer product mix, transaction price and volume at MotorPlace Auto Exchange, continued growth in OEM usage of the Company's Professional Services division and anticipated growth for Dealer Advisory Services and Media Services.

    Expense assumptions were made regarding the level of full-time and contract employees required to maintain revenue growth. Additionally, assumptions were made regarding recruiting, relocation, overhead, facilities costs, advertising and marketing expenditures, travel, consulting costs, software purchases, capital acquisitions and related depreciation and direct costs of revenue. One of the key aspects of these assumptions was the anticipated release of the Company's new technology platform in 2001. This technology development effort, which began in the second quarter of 2000, is expected to reach a total cost $11 million. The development of this platform is anticipated to produce ongoing benefit to the Company, including efficiency gains resulting in higher revenue per headcount. Other significant assumptions included the technology development and revenue potential of MotorPlace Auto Exchange.

	December 31,
	2001	2002
	(in thousands, unaudited)
Pro Forma Revenue	$60,330	$79,519
Allocation of amounts billed to DaimlerChrysler	6,135	6,603

GAAP Revenue	54,195	72,916
Total expenses	82,217	86,853

Operating Results	(28,022)	(13,937)
Non-operating income	37	227

Net Loss	(27,895)	(13,710)
Adjusted EBDA	(7,618)	6,507
Capital Investments	5,914	2,261
Cash Balance Before Additional Financing	(195)	3,860

  Cobalt Optimistic Projections

    In preparing the Cobalt Optimistic Projections, Cobalt's management used more aggressive assumptions related to revenues growth within Cobalt's MotorPlace Auto Exchange and core Internet applications businesses. In addition, Cobalt's management adjusted expenses for direct costs related to the incremental revenue increase. The change in underlying assumptions resulted in average quarterly pro forma revenue increases of approximately 9%, average quarterly operating expense increases of approximately 2%.

	December 31,
	2001	2002
	(in thousands, unaudited)
Pro Forma Revenue	$60,980	$87,969
Allocation of amounts billed to DaimlerChrysler	6,135	6,603

GAAP Revenue	54,845	81,336
Total expenses	82,295	87,867

Operating Results	(27,450)	(6,501)
Non-operating income	37	227

Net Loss	(27,413)	(6,274)
Adjusted EBDA	(7,046)	13,943
Capital Investments	5,914	2,261
Cash Balance Before Additional Financing	69	9,404

  Important Information About the Projections

    The projections referred to above were not prepared with a view to public disclosure and are included in this document only because this information was made available to the special committee, SG Cowen, the board of directors, and Warburg Pincus. The projections were not prepared with a view to compliance with published guidelines of the Securities and Exchange Commission (the "SEC") or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts, or generally accepted accounting principles. The projections have been prepared by and are the responsibility of management. Neither PricewaterhouseCoopers LLP, Cobalt's independent accountants ("PWC") nor any other independent accountants have examined nor compiled the accompanying prospective financial information and, accordingly neither PWC nor any other independent accountants express an opinion or other form of assurance with respect thereto. The PWC report included in this proxy statement relates solely to Cobalt's historical financial information. It does not extend to the prospective financial information and should not be read to do so. The projections are included in this proxy statement to give Cobalt's shareholders access to information that was not publicly available and that Cobalt provided to Warburg Pincus.

    The projections are forward-looking statements that are subject to certain risks and uncertainties and should be read with caution. See "Cautionary Statement Concerning Forward-Looking Information" on page  . The projections are subjective in many respects and thus are susceptible to interpretation and periodic revision based on actual experience and recent developments. While presented with numeric specificity, the projections reflect numerous assumptions made by Cobalt's management with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, including Cobalt's ability to (i) comply with the tangible net worth covenants of its line of credit with Silicon Valley Bank, (ii) manage cash balances by, among other things, timely collecting accounts receivable, (iii) successfully develop, implement, and realize efficiencies from a new software platform to support its Internet applications business, (iv) finance losses without raising additional capital, (v) sustain historic levels of revenue growth in its core Internet applications business, (vi) successfully launch its MotorPlace Auto Exchange business, and (vii) form new and maintain existing customer relationships, all of which are difficult to predict and many of which are beyond Cobalt's control. In addition, the projections do not take into account any of the cash costs to Cobalt of evaluating and engaging in the merger or the effects of the transactions contemplated by the merger agreement. Accordingly, there can be no assurance that the projections are indicative of Cobalt's future performance or that actual results would not differ materially from those in the projections set forth above. See "Cautionary Statement Regarding Forward-Looking Information" beginning on page   .

    For these reasons, the inclusion of the projections in this document should not be regarded as an indication that Cobalt, the board of directors, the special committee, Warburg Pincus or any of their advisors, agents or representatives (including SG Cowen) considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. No party nor any of their respective affiliates or representatives has made, or makes, any representation to any person regarding the information contained in the projections. Cobalt does not intend to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the preparation of the projections or the occurrence of future events even in the event that any or all of the assumptions are shown to erroneous.

Opinion of SG Cowen

    Pursuant to an engagement letter dated May 18, 2001, Cobalt retained SG Cowen to render an opinion to the special committee as to the fairness, from a financial point of view, to the unaffiliated shareholders of the consideration to be received in the merger.

    On June 2, 2001, SG Cowen delivered certain of its written analyses and its oral opinion to the special committee, subsequently confirmed in writing as of the same date, to the effect that, and subject to the various assumptions and limitations set forth therein, as of June 2, 2001, the consideration to be received in the merger was fair, from a financial point of view, to the unaffiliated shareholders.

    THE FULL TEXT OF THE WRITTEN OPINION OF SG COWEN, DATED JUNE 2, 2001, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF COBALT COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY SG COWEN. THE SUMMARY OF THE WRITTEN OPINION OF SG COWEN SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. SG COWEN PREPARED ITS ANALYSES AND OPINION FOR AND ADDRESSED THEM TO THE SPECIAL COMMITTEE. SUCH ANALYSES AND OPINION ARE DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED IN THE MERGER BY THE UNAFFILIATED SHAREHOLDERS, AND DO NOT CONSTITUTE AN OPINION AS TO THE MERITS OF THE MERGER OR A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW TO VOTE ON THE PROPOSED MERGER. THE CONSIDERATION TO BE RECEIVED IN THE MERGER WAS DETERMINED THROUGH NEGOTIATIONS BETWEEN THE SPECIAL COMMITTEE AND WARBURG PINCUS AND THEIR RESPECTIVE LEGAL COUNSEL AND NOT PURSUANT TO RECOMMENDATIONS OF SG COWEN.

    In arriving at its opinion, SG Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

  •
  a draft of the form of merger agreement dated June 1, 2001;

  •
  certain publicly available information for Cobalt, including its annual report on Form 10-K for the year ended December 31, 2000 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2001, September 30, 2000 and June 30, 2000, and press releases that included financial information and certain other relevant financial and operating data furnished to SG Cowen by the management of Cobalt;

  •
  certain internal financial analyses, financial forecasts, reports and other information concerning Cobalt prepared by the management of Cobalt;

  •
  discussions SG Cowen had with certain members of the management of Cobalt concerning the historical and current business operations, financial condition and prospects of Cobalt and such other matters SG Cowen deemed relevant;

  •
  certain operating results of Cobalt as compared to the operating results of certain publicly traded companies SG Cowen deemed relevant;

  •
  the historical trading prices and volume for Cobalt and for certain publicly traded companies SG Cowen deemed relevant;

  •
  certain financial terms of the merger as compared to the financial terms of certain selected business combinations SG Cowen deemed relevant; and

  •
  such other information, financial studies, analyses and investigations and such other factors that SG Cowen deemed relevant for purposes of its opinion.

    In conducting its review and arriving at its opinion, SG Cowen, with Cobalt's consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Cobalt, or which was publicly available. SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently verify, such information. In addition, SG Cowen did not conduct or assume any obligation to conduct any physical inspection of the properties or facilities of Cobalt. SG Cowen further relied upon the assurance of management of Cobalt that it was unaware of any facts that would make the information provided to SG Cowen incomplete or misleading in any respect. SG Cowen, with Cobalt's consent, assumed that the financial forecasts provided by Cobalt management that SG Cowen examined were reasonably prepared by the management of Cobalt on bases reflecting the best currently available estimates and good faith judgments of management as to the future performance of Cobalt, and that the financial forecasts provided by Cobalt management provided a reasonable basis for SG Cowen's opinion. In conducting its analysis, SG Cowen did not perform a discounted cash flow analysis for Cobalt because management of Cobalt informed SG Cowen that, because of the nature of Cobalt and its business, there were no reliable projections for Cobalt beyond the calendar year 2002.

    SG Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Cobalt, nor was SG Cowen furnished with such materials. With respect to all legal matters relating to Cobalt, SG Cowen relied on the advice given to Cobalt by its legal counsel and the advice given to the special committee by its legal counsel. SG Cowen's services to Cobalt in connection with the merger included rendering an opinion, from a financial point of view, of the consideration to be received by the unaffiliated shareholders. SG Cowen necessarily based its opinion upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion and SG Cowen expressly disclaims any responsibility to do so. Additionally, SG Cowen was not authorized or requested to, and did not, solicit alternative offers for Cobalt or its assets, nor did SG Cowen investigate any other alternative transactions that may be available to Cobalt.

    For purposes of rendering its opinion, SG Cowen assumed, in all respects material to its analysis, that:

  •
  the representations and warranties of each party contained in the merger agreement were true and correct;

  •
  each party would perform all of the covenants and agreements required to be performed by it under the merger agreement;

  •
  all conditions to the completion of the merger would be satisfied without waiver thereof;

  •
  the final form of the merger agreement would be substantially similar to the last draft reviewed by SG Cowen prior to rendering its opinion; and

  •
  all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that in the course of obtaining any of those consents no restrictions would be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger.

    SG Cowen's opinion is included as Appendix B to this proxy statement with the permission of SG Cowen for the information of the Cobalt shareholders; however, SG Cowen's opinion does not constitute, nor should shareholders infer that SG Cowen's consent to the inclusion of its opinion as Appendix B to this proxy statement constitutes, a recommendation to any shareholder as to how such shareholder should vote with respect to the merger or to take any other action in connection with the merger or otherwise. SG Cowen's opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the unaffiliated shareholders in the merger. SG Cowen expressed no opinion with respect to Cobalt's underlying business decision to effect the merger.

    The following is a summary of the principal financial analyses that SG Cowen performed to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. To fully understand the financial analyses, you must read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. SG Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the special committee the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Cobalt, to the extent provided.

    ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES. To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for Cobalt to the corresponding financial data and ratios of certain other companies, referred to as the "selected companies," whose securities are publicly traded and which SG Cowen believed have operating, market valuation and trading valuations similar to what might be expected of Cobalt. Cobalt's business is unique and cuts across many different vertical business segments. The companies that comprise the selected companies were chosen by SG Cowen because, as a group, they may reflect various aspects of Cobalt's business model, i.e., transportation and data aggregation companies, application service providers, eCRM vendors and B2B enablers. While none of the selected companies is exactly like Cobalt, together they may be representative of the various aspects of Cobalt's business. Within each of the vertical business segments, SG Cowen has attempted to select companies whose businesses most resemble Cobalt's business. The selected companies were:

  •
  Corio, Inc.

  •
  Interliant, Inc.

  •
  NaviSite, Inc.

  •
  Chordiant Software, Inc.

  •
  FirePond, Inc.

  •
  Onyx Software Corporation

  •
  PurchasePro.com, Inc.

  •
  SciQuest.com, Inc.

  •
  VerticalNet, Inc.

  •
  Autobytel.com Inc.

  •
  CCC Information Services Group Inc.

  •
  PartsBase.com, Inc.

  •
  The Reynolds and Reynolds Company

    The data and ratios of the selected companies reviewed by SG Cowen included the market capitalization of common stock plus total debt less cash and cash equivalents ("Enterprise Value") of each selected company as a multiple of the company's latest reported twelve month ("LTM") revenue, and revenue for the last reported quarter on an annualized basis ("LQA"), and estimated calendar year 2001 ("CY01") and estimated calendar year 2002 ("CY02") revenue. Estimates for calendar year revenue were obtained from First Call Corporation to the extent available, otherwise they were obtained from research analysis of various investment banking firms.

    The following table presents the multiples implied by the ratio of Enterprise Value to LTM revenue, LQA revenue, CY01 revenue and CY02 revenue and the multiple implied by the proposed consideration in the merger. The information in the following table with respect to Cobalt is based on the closing stock price of Cobalt's common stock on Nasdaq on June 1, 2001, the last trading day prior to the announcement of the signing of the merger agreement.

									Multiple Implied by Consideration Received in the Merger for Cobalt
	Selected Company Multiples
	Low		Mean		Median		High
Enterprise Value as a ratio of:
LTM Revenue	(1.8	)x	0.7	x	1.1	x	2.2	x	1.5	x
LQA Revenue	(1.4)		0.7		1.0		2.0		1.4
CY01 Revenue	(0.7)		0.9		1.0		1.9		1.2
CY02 Revenue	(0.5)		0.5		0.7		1.3		0.9

    Although SG Cowen used the selected companies for comparison purposes, none of those companies is directly comparable to Cobalt. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading value of Cobalt or the selected companies to which it is being compared.

    ANALYSIS OF CERTAIN TRANSACTIONS. SG Cowen reviewed the financial terms, to the extent publicly available, of ten transactions, referred to as the "selected transactions," involving the acquisition of companies, which were announced or completed since April 27, 2000. These transactions were (listed as acquiror/target):

  •
  Autobytel.com Inc./Autoweb.com, Inc.

  •
  Kana Communications, Inc./Broadbase Software, Inc.

  •
  National Broadcasting Company, Inc./NBC Internet, Inc.

  •
  Chordiant Software, Inc./Prime Response, Inc.

  •
  Vitamin Shoppe Industries Inc./VitaminShoppe.com, Inc.

  •
  Bosch Security Systems Corporation/Detection Systems, Inc.

  •
  Telelogic AB/Continuus Software Corporation

  •
  Trilogy Software, Inc./pcOrder.com, Inc.

  •
  Integrated Defense Technologies, Inc./Tech-Sym Corporation

  •
  Allen Systems Group, Inc./Viasoft, Inc.

    SG Cowen reviewed the Enterprise Value paid in the selected transactions as a multiple of the target company's LTM revenue prior to the transaction, the acquired company's revenue projections for the calendar year following the year in which the transaction occurred ("CY+1") and the target company's LQA revenue for the last reported quarter prior to the transaction. SG Cowen also reviewed the premiums of the offer price paid in such transactions over the closing price for the acquired company's stock one day prior and four weeks prior to the announcement date of the respective selected transactions.

    The following table presents the multiples implied by the ratio of Enterprise Value to the acquired company's LTM, CY+1 and LQA revenue and the premiums paid in such transactions over the closing price for the acquired company's stock one day and four weeks prior to the announcement date of the respective selected transactions. The information in the table with respect to Cobalt is based on the closing price of Cobalt's common stock on Nasdaq on June 1, 2001, the last trading day prior to the announcement of the signing of the merger agreement.

									Multiple Implied by Consideration Received in the Merger for Cobalt
	Multiples for Selected Transactions
	Low		Mean		Median		High
Enterprise Value as a ratio of:
LTM Revenue	(1.0	)x	0.3	x	0.5	x	1.0	x	1.5	x
CY+1 Revenue	(1.1)		(0.1)		0.2		0.6		1.2
LQA Revenue	(1.6)		0.3		0.5		1.5		1.4
Premiums Paid to Stock Price:
One day prior	20.0%		68.6%		49.4%		220.0%		79.5%
Four weeks prior	(55.1%)		47.3%		46.0%		128.6%		66.7%

    Although SG Cowen used the selected transactions for comparison purposes, none of the selected transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to Cobalt or Warburg Pincus. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of the selected companies or Cobalt to which they are being compared.

    ANALYSIS OF PREMIUMS PAID IN SELECTED TRANSACTIONS. SG Cowen reviewed the premium of the offer price over the closing price of the subject company's stock one trading day prior to, one week prior to and four weeks prior to the announcement date of thirty-five going private transactions in the technology industry, announced since February 17, 1999, which we refer to as the "going private transactions."

    The following table presents the premium of the offer prices in the going private transactions over the closing price of the subject company's stock one trading day prior to, one week prior to and four weeks prior to the announcement date for the going private transactions and the premium implied for Cobalt based on the proposed consideration to be received in the merger pursuant to the merger agreement. The information in the table with respect to Cobalt is based on the closing price of Cobalt's common stock on Nasdaq on June 1, 2001, the last trading day prior to the announcement of the signing of the merger agreement.

Premiums Paid to Stock Price:
One day prior			One week prior			Four weeks prior
Median	Mean	Premium Implied by consideration received in the merger for Cobalt	Median	Mean	Premium Implied by consideration received in the merger for Cobalt	Median	Mean	Premium Implied by consideration received in the merger for Cobalt
32.3%	48.3%	79.5%	30.8%	53.9%	84.2%	46.9%	63.6%	66.7%

    STOCK TRADING HISTORY. To provide contextual data and comparative market data, SG Cowen reviewed the historical market prices of Cobalt's common stock from August 5, 1999, the first day of trading of Cobalt common stock, to June 1, 2001 and for the twelve month period ended June 1, 2001. SG Cowen noted that over the indicated periods the high and low price for shares of Cobalt were:

  •
  $34.00 and $0.88 from the first day of trading of Cobalt common stock; and

  •
  $8.00 and $0.88 for the twelve month period ended June 1, 2001.

    SG Cowen does not purport that the summary set forth above is a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised the special committee, that the special committee must consider SG Cowen's analyses as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Cobalt. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Cobalt, SG Cowen or any other person assumes responsibility if future results are materially different from those projected. As noted above, the analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by the special committee in making its unanimous decision to recommend that the board of directors adopt the merger agreement and should not be considered as determinative of such decision.

    SG Cowen was selected by the special committee to render an opinion to the special committee because SG Cowen is an internationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SG Cowen is providing financial services for Cobalt for which it will receive customary fees. In addition, in the ordinary course of its business, SG Cowen and its affiliates trade the equity securities of Cobalt for their own accounts and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. SG Cowen, and its affiliates, in the ordinary course of business have from time to time provided, and in the future may continue to provide, investment banking services to Cobalt. In particular, SG Cowen acted as co-manager on Cobalt's initial public offering of common stock in August of 1999 and received underwriting commissions and fees in connection therewith.

    Pursuant to an engagement letter dated May 18, 2001, Cobalt agreed to pay to SG Cowen a non-refundable retainer fee of $350,000 upon the execution of the engagement letter and, if a transaction is consummated, a transaction fee of $500,000. Cobalt also has agreed to pay a fee of $500,000 to SG Cowen for rendering its opinion, without regard to whether a transaction is consummated. The retainer fee will be fully credited against the opinion fee. Additionally, Cobalt has agreed to reimburse SG Cowen for its out-of-pocket expenses, including attorneys' fees, and has agreed to indemnify SG Cowen against certain liabilities, including liabilities under the federal securities laws. In the event the merger is not consummated, SG Cowen is also entitled to receive 25% of any termination fees or expenses received by Cobalt in connection with a transaction, but not more than $500,000. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm's length between the special committee, its legal counsel and SG Cowen. The special committee was aware of the arrangement, including the fact that a significant portion of the aggregate fee payable to SG Cowen is contingent upon completion of the transaction.

Certain Effects of the Merger

    If the merger is completed, the entire equity in Cobalt will be owned by the continuing shareholders. Except for the continuing shareholders, all other shareholders will no longer have any ownership interest in, and will not be shareholders of, Cobalt. As a result, the unaffiliated shareholders will no longer benefit from any increases in Cobalt's value, nor will they bear the risk of any decreases in Cobalt's value. Following the merger, the continuing shareholders will benefit from any increases in the value of Cobalt and also will bear the risk of any decreases in the value of Cobalt.

    Immediately after the effectiveness of the merger, the continuing shareholders will hold the following approximate percentage interests in the surviving corporation's common stock.

Continuing Shareholder	Percentage Interest
Warburg Pincus
John W.P. Holt
Ernest Pomerantz
Daimler Chrysler Corporation
[others to be named]

See "Security Ownership of Certain Beneficial Owners and Management" on page 94 for the current percentage common stock ownership of the continuing shareholders that are affiliates of Cobalt. In addition to its common stock interest in Cobalt, Warburg Pincus, pursuant to the transactions contemplated in the merger agreement, will acquire shares of the surviving corporation's Series A convertible preferred stock, which will be convertible initially on a share for share basis into the number of shares of common stock held by all unaffiliated shareholders on the date of the merger. The following chart details Warburg Pincus's (and its affiliates), John W.P. Holt's and Ernest Pomerantz's respective interests in the net book value and the net earnings of Cobalt both with respect to dollar amounts and percentages:

	Interest in Net Book Value of Cobalt Expressed in Dollars*	Interest in Net Book Value of Cobalt Expressed as a Percentage	Interest in Net Earnings of Cobalt Expressed in Dollars	Interest in Net Earnings of Cobalt Expressed as a Percentage
Warburg Pincus and affiliates(1)	$17,796,502	47%	$3,348,804	47%
John W.P. Holt(2)	$1,514,596	4%	$285,004	4%
Ernest Pomerantz(3)	less than $378,649	less than 1%	less than $71,251	less than 1%

*
All figures in this chart are based upon 20,357,472 shares of Cobalt common stock outstanding as of June 2, 2001.

(1)
Includes 416,390 shares of common stock of Cobalt that Warburg Pincus has the right to acquire pursuant to warrants exercisable within 60 days of June 1, 2001.

(2)
Includes 143,749 shares of common stock of Cobalt that Mr. Holt has the right to acquire pursuant to stock options exercisable within 60 days of June 1, 2001.

(3)
Includes 15,000 shares of common stock of Cobalt that Mr. Pomerantz has the right to acquire pursuant to stock options exercisable within 60 days of June 1, 2001.

    Upon completion of the merger, each unaffiliated shareholder will have the right to receive $3.50 in cash for each share of Cobalt common stock held by it. In addition, during the 30-day period prior to the completion of the merger, each outstanding vested option to purchase shares of Cobalt common stock (including options held by any of the continuing shareholders) will be exercisable and each option holder may elect, in lieu of receiving shares, to receive, upon the completion of the merger, a cash payment equal to the difference between $3.50 and the exercise price of the option, multiplied by the number of shares of common stock underlying the option. At the effective time of the merger, all unvested options and vested options (including options held by any of the continuing shareholders) that are not exercised during such 30-day period will be cancelled.

    Prior to or upon consummation of the merger, each then-outstanding warrant to purchase shares of Cobalt common stock shall be cancelled and shall be of no further force or effect, except for certain warrants which shall remain outstanding after consummation of the merger, including warrants to purchase 1,454,324 shares of Cobalt common stock held by Daimler Chrysler Corporation. The warrants held by Daimler Chrysler Corporation have exercise prices ranging from $10.03 to $15.04 per share.

    Because the common stock will be closely held and cease to be publicly traded, the continuing shareholders believe that they will be able to focus on increasing the long-term value of Cobalt to a greater degree by reducing management's commitment of resources with respect to procedural compliance requirements of a company with publicly owned common stock. However, the continuing shareholders will bear the risks associated with the lack of liquidity of their continuing investment in Cobalt.

    Following the merger the shares of common stock of Cobalt will no longer meet the requirements of Nasdaq for continued listing and will be delisted from Nasdaq.

    Cobalt's common stock currently constitutes "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on collateral of the common stock. As a result of the merger, the common stock will no longer constitute "margin stock" for purposes of the margin regulations of the Federal Reserve Board and, therefore, will no longer constitute eligible collateral for credit extended by brokers.

    The common stock is currently registered as a class of equity security under the Exchange Act. Registration of the common stock under the Exchange Act may be terminated upon application of Cobalt to the SEC if the common stock is not listed on a national securities exchange or quoted on Nasdaq and there are fewer than 300 record holders of the outstanding shares. Termination of registration of the common stock under the Exchange Act would substantially reduce the information required to be furnished by Cobalt to its shareholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders meeting pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to Cobalt. In addition, "affiliates" of Cobalt and persons holding "restricted securities" of Cobalt may be deprived of the ability to dispose of those securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Cobalt intends to make an application for the termination of the registration of the common stock under the Exchange Act as soon as practicable after the effective time of the merger.

    At the effective time of the merger, Merger Sub's board of directors will become the initial board of directors of Cobalt and the executive officers of Cobalt will be the initial executive officers of the surviving corporation. Joseph P. Landy and John W.P. Holt, each of whom is an affiliate of Cobalt, are expected to continue as directors of the surviving corporation following consummation of the merger. In addition, Mr. Holt is expected to continue as an executive officer of the surviving corporation. At the effective time of the merger, Cobalt's articles of incorporation immediately before the effective time of the merger will remain the articles of incorporation of the surviving corporation, until thereafter amended as provided by law and such articles. In addition, the bylaws of Cobalt as in effect immediately before the effective time will remain the bylaws of the surviving corporation, until thereafter amended as provided by law, the articles of incorporation, and such bylaws.

    It is expected that, following completion of the merger, the operations of Cobalt will be conducted substantially as they are currently being conducted. Neither Cobalt nor Warburg Pincus has any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger that would involve Cobalt's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, Cobalt and Warburg Pincus will continue to evaluate Cobalt's business and operations after the merger and may develop new plans and proposals that Cobalt or Warburg Pincus consider to be in the best interests of Cobalt and its shareholders.

Risks That the Merger Will Not Be Completed

    Completion of the merger is subject to various risks, including, but not limited to, the following:

  •
  the merger agreement and the merger will not be approved by a majority of the outstanding shares of Cobalt common stock;

  •
  Cobalt will experience a business interruption, incident, occurrence or event that has or would reasonably be expected to have a material adverse effect;

  •
  the parties will not have performed in all material respects their obligations contained in the merger agreement at or before the effective time of the merger;

  •
  Cobalt will not secure required third-party consents to the merger;

  •
  the representations and warranties made by the parties in the merger agreement will not be true and correct in all material respects immediately before the effective time of the merger;

  •
  the total number of dissenting shares exceeds 15% of the issued and outstanding common stock of Cobalt; and

  •
  there may be pending or threatened any action or proceeding (1) that has or would reasonably be expected to have a material adverse effect on Cobalt or (2) related to the merger to which any governmental entity is a party.

    As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite shareholder approval is obtained. It is expected that, if Cobalt shareholders do not approve the merger agreement and the merger or if the merger is not completed for any other reason, the current management of Cobalt, under the direction of the board of directors, will continue to manage Cobalt as an ongoing business.

Interests of Cobalt Directors and Officers and Continuing Shareholders in the Merger

    In considering the recommendations of the special committee and the board of directors, you should be aware that the continuing shareholders and certain executive officers and directors of Cobalt, including Joseph P. Landy, John W.P. Holt and Ernest Pomerantz, have certain relationships or interests in the merger and Cobalt, including those referenced below, that are different from the interests of the unaffiliated shareholders and that may present actual or potential conflicts of interest.

    Officers of the Surviving Corporation.  It is currently expected that the following current officers of Cobalt will remain as the initial executive officers of Cobalt as the surviving corporation: John W.P. Holt (president and chief executive officer), Rajan Krishnamurty (executive vice president and chief technology officer), Terrence E. Smail (executive vice president, sales and account services), and David S. Snyder (executive vice president and chief financial officer). Following completion of the merger, it is expected that Mr. Holt will be named as an additional director of the surviving corporation. Notwithstanding the foregoing, the continuing shareholders, as the owners of all of the capital stock of the surviving corporation, will have the ability in their sole discretion to take actions to terminate any officers and directors, subject to the surviving corporation's articles of incorporation and Washington law.

    Employee Equity Incentives.  Following completion of the merger Cobalt expects that shares of common stock will be reserved for option grants to employees of the surviving corporation. The exercise price for the initial grants is expected to be $      per share and shares subject to options are expected to vest in accordance with customary time or performance criteria.

    Common Stock.  As of the record date, Cobalt's directors and executive officers held an aggregate of             shares of Cobalt common stock, excluding options. Except for approximately      shares of Cobalt common stock held by Mr. Holt and Mr. Pomerantz, which shares will remain outstanding in the surviving corporation, all of these shares of Cobalt common stock will be converted into a right to receive $3.50 per share in cash at the effective time of the merger and, accordingly, no other directors or executive officers will have any interest in the surviving corporation.

    The following table sets forth the merger consideration and the consideration to be received for the termination of stock options held by the following groups:

	Merger Consideration to be received for outstanding common stock	Cash to be received for currently exercisable stock options
Warburg Pincus and affiliates	Shares in the surviving corporation
John W.P. Holt	Shares in the surviving corporation	$
Ernest Pomerantz	Shares in the surviving corporation	$
Continuing Shareholders	Shares in the surviving corporation	$
Other directors, including members of the special committee and members of their immediate families
Members of the immediate families of the continuing shareholders, including certain executive officers of Cobalt

    Compensation of Directors.  Directors do not receive any cash compensation for their services as members of the board of directors or any committee thereof, except the board of directors determined that the members of the special committee would each receive cash compensation of $25,000 for their service on the special committee, regardless of whether any proposed transaction was entered into or completed. Non-employee directors receive an initial grant of options to acquire 12,000 shares of Cobalt common stock vesting at a rate of 1,000 shares per month. Thereafter, non-employee directors receive additional grants of 2,000 options on the anniversary date of commencement of service on the board of directors. Members of the board of directors are also reimbursed for reasonable travel expenses incurred in attending meetings of the board of directors and committees thereof.

    Voting Agreement.  Contemporaneously with the execution and delivery of the merger agreement, Warburg Pincus and Mr. Holt who hold, in the aggregate, approximately  % of the outstanding shares of Cobalt common stock have entered into a voting agreement pursuant to which they have agreed to vote all of their shares of Cobalt common stock in favor of the merger agreement and the transactions contemplated thereby and against any other transactions. Mr. Holt also has the right to acquire an additional  % of the outstanding shares of our common stock pursuant to stock options that are exercisable within 60 days of [June 1], 2001. In the event he were to exercise such stock options, Warburg Pincus and Mr. Holt would hold an aggregate of  % of the outstanding shares of our common stock. In addition, although in no way contractually obligated to cast a vote, or to vote in favor of the merger agreement, the other continuing shareholders hold an aggregate of  % of the outstanding shares of our common stock. Warburg Pincus, Mr. Holt (including his options exercisable within 60 days of [June 1], 2001) and the other continuing shareholders hold, in the aggregate,            shares of common stock, representing      % of the outstanding shares of our common stock. If all of the continuing shareholders vote their shares in favor of the merger, no additional shares of our common stock would be needed to vote to assure approval of the merger. See "—The Voting Agreement" beginning on page 57.

    Indemnification of Directors and Officers; Directors' and Officers' Insurance.  The merger agreement provides that Cobalt and the surviving corporation shall, under certain circumstances, indemnify and hold each current and former director of Cobalt, including Messrs. Landy, Holt, and Pomerantz, harmless and maintain Cobalt's current directors' and officers' liability insurance and indemnification policy with respect to events occurring before or as of the effective time of the merger and covering all current directors and officers of Cobalt. See "The Merger Agreement—Indemnification and Insurance."

Merger Financing

    Cobalt and Warburg Pincus estimate that the total amount of funds required to consummate the merger, and to pay related fees and expenses, will be approximately $            . It is expected that immediately following consummation of the merger, Warburg Pincus and three affiliated entities will purchase shares of Series A convertible preferred stock of the surviving corporation. The surviving corporation will use the funds received in consideration for the Series A convertible preferred stock to pay the merger consideration to the Cobalt shareholders (other than the continuing shareholders). The funds necessary for the purchase of the Series A convertible preferred stock will come from the working capital of Warburg Pincus and the affiliated entities. Warburg Pincus has no alternative financing arrangements and does not believe that any such alternative arrangement will be necessary due to the funds available to it. The merger is not conditioned on obtaining financing.

ESTIMATED FEES AND EXPENSES OF THE MERGER

    Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses; provided, however, that following the effective time, Cobalt will reimburse Warburg Pincus for all fees, costs and expenses incurred by Warburg Pincus or Merger Sub in connection with the merger. If the merger is terminated, Cobalt will, in certain circumstances, be liable to Warburg Pincus for certain fees and expenses. Under certain circumstances as described below, Warburg Pincus will be responsible for certain fees and expenses of Cobalt if the merger does not occur. See "The Merger Agreement—Termination Fee and Expense Reimbursement." Fees and expenses incurred or to be incurred by Cobalt, Warburg Pincus, and Merger Sub in connection with the merger are estimated at this time to be as follows:

Description	Amount
Filing Fees (Commission and HSR)	$53,000
Legal, accounting and financial advisors' fees and expenses
Printing, mailing and solicitation costs
Miscellaneous expenses

Total

    These expenses will not reduce the merger consideration to be received by Cobalt shareholders.

FEDERAL REGULATORY MATTERS

    The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the rules and regulations promulgated thereunder require that Cobalt and the ultimate parent entity of Merger Sub file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission. The parties thereafter are required to observe a 30-day waiting period before completing the merger. In compliance with the HSR Act, Warburg Pincus and Cobalt filed the necessary forms with the Department of Justice and the Federal Trade Commission on June 21, 2001. On July 23, 2001, the Federal Trade Commission notified Cobalt that early termination of the waiting period had been granted, effective July 2, 2001. Even though the waiting period has been terminated, the Federal Trade Commission, the Justice Department, state antitrust authorities or a private person could seek to enjoin the merger under the antitrust laws at any time before its completion or to compel rescission or divestiture at any time subsequent to the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material U.S. federal income tax consequences of the merger to holders of Cobalt common stock (including holders exercising dissenters' rights). This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be applicable to holders who are subject to special treatment under U.S. federal income tax law (including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders who are properly classified as "partnerships" under the Internal Revenue Code of 1986, as amended (referred to as the Internal Revenue Code), dealers in securities, non-U.S. persons, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders who acquired common stock through the exercise of employee stock options or other compensation arrangements (including, for example, stock subject to a "substantial risk of forfeiture," and stock received on exercise of an "incentive stock option," both as set forth in the Internal Revenue Code), holders whose shares of common stock are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code, holders who are otherwise subject to the alternative minimum tax provisions of the Internal Revenue Code or holders who do not hold their shares of common stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code). In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign laws. HOLDERS OF COBALT COMMON STOCK SHOULD CONSULT THEIR INDIVIDUAL TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

    The receipt of cash by holders of Cobalt common stock in the merger or upon exercise of dissenters' rights will be treated as a "redemption" for U.S. federal income tax purposes. A redemption of all of a holder's Cobalt common stock probably will be treated as a distribution in full payment in exchange for such stock if the redemption is a complete termination of the holder's interest in Cobalt. Family and entity attribution rules may cause the redemption to not qualify as a complete termination in certain situations. REDEEMING SHAREHOLDERS SHOULD CONSULT THEIR INDIVIDUAL TAX ADVISORS AS TO WHETHER THE REDEMPTION OF THEIR SHARES OF COBALT COMMON STOCK WILL BE TREATED AS TERMINATIONS OR DISTRIBUTIONS IN FULL PAYMENT IN EXCHANGE FOR SUCH STOCK.

    If the redemption is treated as a distribution in full payment in exchange for Cobalt common stock, a holder of Cobalt common stock will recognize gain or loss in an amount equal to the difference between the amount of cash received by the holder and the holder's adjusted tax basis in the Cobalt common stock. That gain or loss generally will be capital gain or loss if the Cobalt common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the Cobalt common stock has been held by the holder for more than one year. If the Cobalt common stock has been held by the holder for one year or less, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is generally taxable at a maximum federal tax rate of 20%. The deductibility of capital losses is subject to limitations.

    If the redemption of a holder's Cobalt common stock is not treated as a distribution in full payment in exchange for Cobalt common stock, the amount received by the holder may be treated as a dividend. Dividends are generally taxed at ordinary income rates, for federal income tax purposes.

    Under U.S. federal backup withholding tax rules, Cobalt may be required to withhold a percentage of cash payments made to a holder of Cobalt common stock in the merger. The withholding rate is currently 30.5%, but will be reduced to 30% for 2002 and 2003, to 29% for 2004 and 2005, and to 28% for 2006 thereafter. Cobalt will not withhold, and will not be required to withhold, such tax for cash payments made to a holder of Cobalt common stock if such holder provides its taxpayer identification number to Cobalt and certifies that such number is correct on a properly executed Form W-9, and Cobalt has not otherwise been notified by the IRS that the holder's taxpayer identification number is incorrect or that there is a "payee underreporting" for such holder. A social security number generally will be used as a taxpayer identification number in the case of an individual, and an employer identification number will be used in the case of other holders of Cobalt common stock.

    The continuing shareholders who do not exchange their shares of Cobalt common stock for cash or other property in the merger will not recognize gain or loss, for U.S. federal income tax purposes, in the merger because they are not transferring such shares in exchange for any consideration.

    Cobalt will not recognize gain or loss for U.S. federal income tax purposes on the acquisition of Cobalt common stock for cash in the merger because it will recognize no gain or loss on the exchange of cash. Merger Sub will not recognize gain or loss for U.S. federal income tax purposes in the merger because it is not transferring property in exchange for any consideration.

    THE FOREGOING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER OF COBALT COMMON STOCK SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN SUCH LAWS.

SHAREHOLDER LITIGATION

    Following Cobalt's announcement of the execution of the merger agreement on June 4, 2001, three purported class action lawsuits were filed against Cobalt, Warburg Pincus and members of Cobalt's board of directors. On July 12, 2001, the defendants filed a Joint Motion to Consolidate the three purported class action shareholder lawsuits and, on July 24, 2001, that motion was granted. Pursuant to the Consolidation Order, the plaintiffs have been directed to file an amended and consolidated complaint, which they have not yet done. Accordingly, no responsive pleading is due. The plaintiffs' unconsolidated complaints generally allege that the members of Cobalt's board of directors breached their fiduciary duties, the per share merger consideration was inadequate, Warburg Pincus, John W.P. Holt and the other continuing shareholders timed the proposed transaction at a time when Cobalt's stock price was depressed in order to capture for themselves Cobalt's future potential without paying an adequate or fair price and that, given the potential or actual conflicts of interest, Warburg Pincus, John W.P. Holt and other members of management were acting solely out of self interest and without regard for what is best for Cobalt's unaffiliated shareholders. Although the consolidated complaint is yet to be filed, the allegations are likely to be substantially similar to those set forth in the complaints that were initially filed. The plaintiffs' unconsolidated complaints had sought preliminary and permanent injunctions with respect to the consummation of the merger, rescission of the transaction and recissionary damages in the event the proposed transaction is consummated, disgorgement of any profits earned by the defendants and the reasonable fees and expenses of the plaintiff's attorneys.

DISSENTERS' RIGHTS

Statutory Dissenters' Rights

    Under RCW Chapter 23B.13, any holder of common stock who does not wish to accept $3.50 per share in cash for the holder's shares of Cobalt common stock may exercise dissenters' rights in connection with the merger. Under RCW 23B.13, Cobalt shareholders may object to the merger and assert dissenters' rights by delivering to Cobalt written notice of the shareholder's intention to demand cash payment from Cobalt if the merger is effected and complying with the other requirements set forth below. If you elect to exercise dissenters' rights, you must comply with all procedures to preserve those rights.

    Under RCW 23B.13, where a proposed merger is to be submitted for approval at a meeting of shareholders, as in the case of the special meeting, the corporation in the notice of the meeting must state that shareholders are or may be entitled to assert dissenters' rights and include in the notice a copy of the dissenters' rights statute. This proxy statement constitutes notice to the holders of common stock.

    RCW 23B.13 sets forth procedural requirements that you must follow to properly assert your dissenters' rights. Properly exercising dissenters' rights can be complicated. The procedural rules are specific and must be followed completely. YOUR FAILURE TO COMPLY WITH THE PROCEDURES MAY CAUSE YOU TO LOSE YOUR DISSENTERS' RIGHTS. The following summary of your dissenters' rights and the procedures for asserting such rights is not a complete statement of law relating to dissenters' rights and is qualified in its entirety by the provisions of RCW 23B.13, a copy of which is attached as Appendix C to this proxy statement and is incorporated herein by reference. Please review RCW 23B.13 for the complete procedure. Cobalt will not give you any notice other than as described in this proxy statement as required by Washington law.

Dissenters' Rights Procedures

    If you are a Cobalt shareholder and you wish to preserve your dissenters' rights, you must satisfy the provisions of RCW 23B.13. RCW 23B.13.210 requires the following:

    You Must Deliver Notice of Intent To Demand Payment Before the Vote is Taken at the Special Meeting.  You must deliver to Cobalt before the vote is taken at the special meeting to approve the merger agreement, a written notice of your intent to demand cash payment for your shares of Cobalt common stock if the merger agreement is approved and the merger is effected. This notice must be separate from your proxy. Your vote against the merger agreement alone will not constitute written notice of intent to exercise your dissenters' rights.

    You Must Not Vote for Approval of the Merger Agreement.  You must not vote your Cobalt common stock in favor of the merger. If you vote, by proxy or in person, in favor of the merger agreement, you will lose your dissenters' rights. You also will lose your dissenters' rights if you return a signed proxy and either fail to vote against approval of the merger agreement or fail to note that you are abstaining from voting. Your dissenters' rights will be terminated even if you previously filed a notice of intent to exercise dissenters' rights with Cobalt, if you fail to vote against the approval of the merger agreement or fail to abstain from voting.

    If you are a Cobalt shareholder who elects to give Cobalt notice of your intent to demand payment, you should mail or deliver such notice to:

  The Cobalt Group, Inc.
  2200 First Avenue South, Suite 400
  Seattle, Washington 98134
  Attention: Corporate Secretary

    It is important that Cobalt receive all written notices before the vote to approve the merger agreement is taken at the special meeting. Your written notice to demand payment should specify your name and mailing address, the number of shares of Cobalt common stock you own, and that you intend to demand cash payment for your Cobalt shares if the merger agreement is approved.

    If you fail to comply with any of these conditions and the merger is approved at the special meeting, you will be entitled only to receive the merger consideration provided in the merger agreement.

    Dissenters' Notice.  If the merger agreement is approved at the special meeting, pursuant to RCW 23B.13, Cobalt will give notice to all shareholders who have complied with RCW 23B.13.210 within ten days after the closing of the merger that:

  •
  States where dissenting Cobalt shareholders must send their payment demand;

  •
  States where and when dissenting Cobalt shareholders must deposit their stock certificates;

  •
  Supplies a form for demanding payment;

  •
  States the date of first announcement to news media or to shareholders of the terms of the merger; and

  •
  Sets a date by which Cobalt must receive a payment demand.

    To properly assert dissenters' rights, a shareholder who receives such dissenters' notice from Cobalt must satisfy the requirements of RCW 23B.13.230. RCW 23.B.13.230 requires the following:

    You Must Demand Payment.  You must actually demand cash payment by the date set forth in the dissenters' notice by returning the form that Cobalt will supply you. Having delivered notice of intent to demand payment prior to the special meeting is not sufficient. If you do not demand payment, you will not be entitled to cash payment for your Cobalt common stock.

    You Must Certify as to When You Acquired Beneficial Ownership.  You must certify whether you acquired beneficial ownership of your Cobalt common stock before the date of first announcement to news media or Cobalt shareholders of the terms of the merger set forth in the dissenters' notice.

    You Must Deposit Your Stock Certificates.  You must deposit your stock certificates as indicated in the dissenter's notice before the date set forth in the dissenters' notice. If you fail to deposit your stock certificate in a timely fashion, you will not be entitled to payment for your Cobalt common stock.

    If Cobalt does not consummate the merger within 60 days after the date set for demanding payment, Cobalt will return all deposited certificates. If Cobalt does not return the deposited certificates within 60 days after the date set, you may notify Cobalt in writing of your estimate of the fair value of your Cobalt common stock plus the amount of interest due and demand payment of your estimated amount.

    Payment.  Within 30 days of the later of the closing of the merger or receipt by Cobalt of your payment demand, assuming you complied with RCW 238.13.230, Cobalt will pay you the amount Cobalt estimates to be the fair value of your Cobalt common stock, plus interest. You will also receive the following:

  •
  Copies of certain Cobalt financial statements;

  •
  An explanation of how fair value was estimated;

  •
  An explanation of how interest was calculated;

  •
  A statement of dissenters' rights to demand payment under RCW 23B.13.280; and

  •
  A copy of RCW 23B.13.

    Beneficial Ownership After First Announcement.  Even if you properly exercise dissenters' rights, Cobalt may elect to withhold payment if you were not the beneficial owner of the Cobalt common stock before the date set forth in the dissenters' notice of the first announcement to news media or to Cobalt stockholders of the terms of the merger. You will receive an offer from Cobalt to pay what Cobalt has estimated as the fair value. If Cobalt so elects, this offer will be accompanied by:

  •
  An explanation of how Cobalt estimated fair value;

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  An explanation of how Cobalt calculated interest; and;

  •
  A statement of dissenters' rights to demand payment under RCW 23B.13.280.

    In this case, Cobalt need only pay fair value to those who accept this offer and agree to accept such payment in satisfaction of fair value of their Cobalt common stock.

    If You Are Dissatisfied with Payment or Offer.  If Cobalt fails to make payment within 60 days after the date set for demanding payment or if you believe the amount paid or offered is less than fair value of your Cobalt common stock or that interest due is incorrectly calculated, you must notify Cobalt in writing of your estimate and the fair value of your shares and amount of interest due and demand payment within 30 days from when the offer or payment was made.

    If a demand for payment of your estimated fair value remains unsettled, Cobalt must either pay you the amount you demand or commence a proceeding in King County (Washington) Superior Court within 60 days of your demand, petitioning the court to determine the fair value of your shares. In addition to determining "fair value," the court will determine the costs of such proceeding and will assess the costs against Cobalt, except that the court may assess the costs against you if it finds you acted arbitrarily, vexatiously or not in good faith in demanding payment.

    IF YOU FAIL TO COMPLY STRICTLY WITH THE PROCEDURES DESCRIBED ABOVE, YOU WILL LOSE YOUR DISSENTERS' RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR DISSENTERS' RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR, AT YOUR OWN EXPENSE, BEFORE ATTEMPTING TO EXERCISE YOUR DISSENTERS' RIGHTS.

TERMS OF THE MERGER AGREEMENT

    The following is a summary of the material provisions of the merger agreement. A copy of the merger agreement is attached as Appendix A to this proxy statement and is incorporated in this proxy statement by reference. We urge you to read the merger agreement carefully and in its entirety.

General; The Merger

    At the effective time of the merger, subject to and upon the terms of the merger agreement, Merger Sub will be merged with and into Cobalt, the separate corporate existence of Merger Sub will cease and Cobalt shall continue as the surviving corporation. At the effective time of the merger, each outstanding share of Cobalt common stock (other than shares of Cobalt common stock owned by the continuing shareholders, or held by shareholders who properly exercise dissenters' rights under Washington law, if any) will, by virtue of the merger and without any action by the holder thereof, be cancelled and extinguished and converted into the right to receive $3.50 in cash.

Articles of Incorporation; Bylaws; Directors and Officers

    Unless otherwise determined by Merger Sub before the effective time of the merger, the articles of incorporation and bylaws of Cobalt, as in effect immediately before the effective time of the merger, will be the articles of incorporation and bylaws of the surviving corporation until thereafter amended as provided by law and such articles of incorporation and bylaws.

    The director of Merger Sub immediately before the effective time of the merger will be the initial director of the surviving corporation and, except as Merger Sub may otherwise notify Cobalt in writing prior to the effective time, the officers of Cobalt immediately before the effective time of the merger will be the initial officers of the surviving corporation, in each case until their successors are elected or appointed and qualified.

Conversion of Securities

    At the effective time of the merger, by virtue of the merger and without any action on the part of Merger Sub, Cobalt or the holder of any of the following securities:

  •
  Each share of Cobalt common stock issued and outstanding immediately before the effective time of the merger (other than the shares owned by continuing shareholders and shares owned by shareholders who properly exercise dissenters' rights under Washington law) will be cancelled and extinguished and will be converted into the right to receive $3.50 in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such share. Each holder of a certificate or certificates representing any such shares will cease to have any rights with respect thereto, except the right to receive $3.50 in cash, without interest, upon the surrender of such certificate in accordance with the terms of the merger agreement;

  •
  Each share of Cobalt common stock held by continuing shareholders immediately before the effective time of the merger will thereafter remain outstanding and will represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation; and

  •
  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately before the effective time of the merger will automatically be cancelled and extinguished and will cease to exist, and no cash, Cobalt common stock or other consideration will be delivered or deliverable in exchange thereof.

Treatment of Warrants and Stock Options

    Cobalt will take all actions to provide that, prior to or upon completion of the merger, each then-outstanding warrant to buy its common stock shall be cancelled and have no further force or effect, except for certain warrants that, pursuant to their respective terms, must continue in full force and effect in the surviving corporation, including warrants to purchase 1,454,324 shares of common stock held by Daimler Chrysler Corporation with exercise prices ranging from $10.03 to $15.04 per share. Under the merger agreement, if the merger consideration of $3.50 exceeds the per share exercise price of the applicable warrant, Cobalt will use commercially reasonable efforts to obtain the agreement of the warrant holders to terminate such warrants on the condition that the surviving corporation, following the effective time of the merger, promptly pay (or cause to be paid) to the holders of such warrants an amount in cash, with respect to each such warrant, equal to the product of (1) the amount by which (x) $3.50 exceeds (y) the applicable per share exercise price, and (2) the number of shares subject to such warrant at the time of such cancellation. Because the per share exercise price of all outstanding warrants exceeds $3.50, no warrant holder will be entitled to receive any cash payment as a result of the merger.

    Thirty days prior to the consummation of the merger, each outstanding vested option granted under Cobalt's stock option plans shall be exercisable. Upon the expiration of such thirty day period, all unvested options and all unexercised vested options shall be cancelled and be of no further effect. Optionees may exercise outstanding vested options prior to the effective time of the merger by delivering to Cobalt the exercise price for such outstanding vested options in cash, bank certified or cashier's check for the shares being purchased. In lieu of receiving shares optionees may elect, for each such outstanding vested option for which $3.50 exceeds the applicable per share exercise price, to receive in cash an amount equal to the product of (1) the amount by which (x) $3.50 exceeds (y) the applicable per share exercise price, and (2) the number of shares subject to the outstanding vested option that otherwise would be exercised. This amount will be paid (or caused to be paid) by the surviving corporation promptly after the effective time of the merger.

    At the effective time of the merger, Cobalt will terminate its outstanding option plans and any other plan or program providing for the issuance or grant by Cobalt or any of its subsidiaries of any interest in respect of the capital stock of Cobalt. Cobalt's 1999 Employee Stock Purchase Plan will terminate pursuant to its terms following the current "period of participation" on June 30, 2001.

Representations and Warranties

    Cobalt has made customary representations and warranties to Merger Sub with respect to, among other matters:

  •
  the corporate organization, good standing and corporate power of Cobalt;

  •
  the business organization, good standing and power of its subsidiaries;

  •
  the capital structure of Cobalt;

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  Cobalt's authority to enter into, and the enforceability of, the merger agreement;

  •
  Cobalt's ability to enter into and consummate the merger agreement without violation of, or conflict with, its organizational documents, contracts, permits or any laws;

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  documents filed by Cobalt with the SEC and the accuracy of information contained in those documents;

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  Cobalt's books and records and financial statements;

  •
  the absence of certain material changes or events with respect to Cobalt since December 31, 2000;

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  Cobalt's litigation matters;

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  matters relating to Cobalt's benefit plans and its compliance with the Employee Retirement Income Security Act of 1974, as amended;

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  real property of Cobalt;

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  intellectual property of Cobalt;

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  insurance policies and claims relating to Cobalt;

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  environmental matters affecting Cobalt;

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  Cobalt's material contracts;

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  the conduct of Cobalt's business;

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  Cobalt's tax matters;

  •
  labor agreements of, and material labor disputes involving, Cobalt;

  •
  Cobalt's transactions with family members and family-related entities of its directors and executive officers;

  •
  the accuracy of the information provided by Cobalt in this proxy statement;

  •
  the engagement of, and payment of fees to, brokers, investment bankers, finders and financial advisors in connection with the merger agreement by Cobalt;

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  the unanimous approval of the merger agreement by Cobalt's board of directors;

  •
  the receipt of the opinion of SG Cowen; and

  •
  the completeness and accuracy of the representations and warranties of Cobalt.

    Merger Sub has made customary representations and warranties to Cobalt with respect to, among other matters:

  •
  the corporate organization, good standing and corporate power of Merger Sub;

  •
  the capital structure of Merger Sub;

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  Merger Sub's authority to enter into, and the enforceability of, the merger agreement;

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  Merger Sub's ability to enter into and consummate the merger agreement without violation of, or conflict with, its organizational documents, contracts, permits or any laws;

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  Warburg Pincus's purchase of the Series A convertible preferred stock in the surviving corporation, the funds from which will be used to pay the unaffiliated shareholders the merger consideration;

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  the lack of prior activities of Merger Sub;

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  the engagement of, and payment of fees to, brokers, investment bankers, finders and financial advisors in connection with the merger agreement by Merger Sub; and

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  the completeness and accuracy of the representations and warranties of Merger Sub.

Conduct of Business Pending the Merger

    From the date of the merger agreement until the effective time of the merger Cobalt and its subsidiaries must, except as may be required to satisfy Cobalt's obligations under the merger agreement or as Merger Sub may otherwise agree in writing:

  •
  carry on their respective businesses in the ordinary course;

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  use all reasonable best efforts to preserve intact their current business organizations and keep available the services of their current officers and key employees;

  •
  use all reasonable best efforts to preserve their relationships with customers, suppliers, third party payors and other persons with which they have business dealings;

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  comply in all material respects with all laws and regulations applicable to them or any of their respective properties, assets or business; and

  •
  maintain in full force and effect all permits or related approvals necessary for their businesses.

    The merger agreement also contains specific covenants as to certain activities of Cobalt prior to the effective date of the merger. These covenants provide that Cobalt shall not (and shall not permit any of its subsidiaries to) take certain actions without the prior written consent of Merger Sub, including, among other things and subject to certain exceptions:

  •
  amend its articles of incorporation or bylaws or similar organizational documents or change the number of directors constituting its entire board of directors;

  •
  declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock or other equity interests, except that a wholly owned subsidiary may declare and pay a dividend or make advances to Cobalt;

  •
  redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

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  issue, sell, pledge, dispose of or encumber any additional shares of its capital stock or other equity interests, securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or other equity interests, or of its other securities, other than shares of Cobalt common stock issued pursuant to Cobalt's 1999 Employee Stock Purchase Plan or upon the exercise of the options or the warrants outstanding on the date of the merger agreement in accordance with the option plans or the warrant agreements as in effect on such date;

  •
  split, combine or reclassify any of its outstanding capital stock or other equity interests;

  •
  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (including entities which are subsidiaries) or any assets, including real estate, except purchases in the ordinary course of business consistent with past practice;

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  except in the ordinary course of business, amend or terminate any material contract or waive, release or assign any material rights or claims;

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  transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any property or assets other than in the ordinary course of business consistent with past practice;

  •
  enter into any employment or severance agreement with or, except in accordance with the existing policies of Cobalt, grant any severance or termination pay to any officer, director or key employee of Cobalt or any subsidiary;

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  except as required to comply with applicable law, adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any employee benefit plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee;

  •
  except as required to comply with applicable law, increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, other than in the ordinary course of business consistent with past practice;

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  except as required to comply with applicable law, pay any benefit not provided for under any benefit plan;

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  except as required to comply with applicable law, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any employee benefit plans or agreements or awards made thereunder);

  •
  except as required to comply with applicable law, take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or employee benefit plan, except in accordance with the terms of any employee benefit plan in existence as of the date of the merger agreement;

  •
  incur or assume any long-term debt or, except in the ordinary course of business, incur or assume any short-term indebtedness;

  •
  incur or modify any material indebtedness or material liability except in the ordinary course of business consistent with past practice;

  •
  assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice;

  •
  make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned subsidiaries or customary loans or advances to employees in accordance with past practice);

  •
  settle any claims, other than in the ordinary course of business consistent with past practice and without admission of liability;

  •
  make, revoke or change the accounting methods, including accounting methods with respect to taxes, used by it unless required by generally accepted accounting principles;

  •
  settle or compromise any claim, litigation or other legal proceeding, other than in the ordinary course of business consistent with past practice;

  •
  pay, discharge or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such other claims, liabilities or obligations, in the ordinary course of business consistent with past practice or of any such other claims, liabilities or obligations reflected or reserved against in, or contemplated by, Cobalt's consolidated financial statements (or the notes thereto);

  •
  except in the ordinary course of business consistent with past practice, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Cobalt or any subsidiary is a party;

  •
  permit any insurance policy naming Cobalt or any subsidiary as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Merger Sub, except in the ordinary course of business consistent with past practice;

  •
  take or omit to take any action which would make any of the representations or warranties of Cobalt contained in the merger agreement untrue and incorrect as of the date when made if such action had then been taken or omitted, or would result in any of the conditions set forth in the merger agreement not being satisfied; and

  •
  enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    Any action taken or failure to take action by Cobalt, which action or failure to take action was specifically approved by the affirmative vote of at least seventy five percent of the members of Cobalt's entire board of directors, constitutes the prior written consent of Merger Sub.

No Solicitation

    In the merger agreement, Cobalt has agreed:

  •
  not to, and not to cause its subsidiaries and the officers, directors, employees, agents and representatives of Cobalt or any of its subsidiaries to, (1) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding, or the submission of, any takeover proposal (as defined below) or (2) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal;

  •
  to immediately cease, and to cause its representatives to immediately cease, any existing activities, discussions or negotiations with any parties conducted prior to the date of the merger agreement with respect to any of the foregoing. However, prior to the date of the special meeting, Cobalt may furnish information concerning its business, properties or assets to any person or group pursuant to a customary confidentiality agreement (provided that such confidentiality agreement(s) may not include any provision granting any such person or group an exclusive right to negotiate with Cobalt), and may negotiate and participate in discussions and negotiations with such person or group concerning a takeover proposal if: (x) such person or group has submitted a bona fide written proposal to the board of directors relating to any such transaction, which the board of directors determines in good faith is reasonably likely to represent a superior proposal (as defined below); and (y) the board of directors determines in good faith, based upon advice of outside counsel, that such action is required to discharge the board of directors' fiduciary duties to Cobalt's shareholders under Washington law. Cobalt has agreed to not release any third party from, or waive any provision of, any such confidentiality agreement or any other confidentiality or standstill agreement to which Cobalt is a party;

  •
  to promptly notify Merger Sub of the existence of any takeover proposal received by Cobalt, and to immediately communicate to Merger Sub the terms of any takeover proposal which it may receive (and to promptly provide to Merger Sub copies of any written materials received by Cobalt in connection with such proposal, discussion, negotiation or inquiry, including any amendments or proposed amendments to such proposal) and the identity of the person making such takeover proposal or engaging in such discussion or negotiation. Cobalt will promptly provide to Merger Sub any non-public information concerning Cobalt provided to any other person which was not previously provided to Merger Sub; and

  •
  that neither the board of directors nor any committee thereof shall: withdraw or modify, or propose to withdraw or modify, in a manner adverse to Merger Sub, the approval or recommendation by the board of directors or any such committee of the merger agreement or the transactions contemplated thereby, including the merger; approve or recommend, or propose to approve or recommend, any takeover proposal; or enter into any agreement with respect to any takeover proposal.

    However, prior to the special meeting, and subject to the board of director's good faith determination (based upon advice of outside counsel) that its fiduciary duties require it to act on an unsolicited bona fide written proposal submitted to it that it determines is reasonably likely to represent a superior proposal, Cobalt or its board of directors may withdraw or modify its approval or recommendation of the merger agreement or the transactions contemplated thereby, including the merger, approve or recommend a superior proposal or enter into an agreement with respect to a superior proposal (provided that such agreement does not purport to terminate the merger agreement), in each case at any time after the fifth business day following Merger Sub's receipt of written notice from Cobalt advising Merger Sub that the board of directors has received a superior proposal which it intends to accept, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal. Cobalt can take the foregoing actions only if it shall have caused its financial and legal advisors to negotiate in good faith with Merger Sub to make such adjustments to the terms and conditions of the merger agreement as would enable Cobalt to proceed with the transactions contemplated therein on such adjusted terms. Notwithstanding the foregoing, in the event Cobalt receives a superior proposal and the board of directors determines to withdraw or modify its approval or recommendation of the merger agreement and the transactions contemplated thereby, including the merger, Cobalt will still be required to call and hold the special meeting for the purpose of voting upon the approval of the merger agreement.

  As used herein and in the merger agreement, the following terms have the meanings set forth below:

  A "superior proposal" is an unsolicited takeover proposal which the board of directors determines in its good faith judgment to be more favorable to Cobalt's shareholders than the transactions contemplated in the merger agreement. In making such good faith determination, the board of directors shall consider, among other things, the extent to which the third party making such superior proposal has the requisite financing necessary to consummate such proposed transaction and whether the terms of the takeover proposal are subject to more conditions than are set forth in the merger agreement.

  A "takeover proposal" is any proposal or offer, whether in writing or otherwise, pursuant to which a third party acquires or would acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of Cobalt or any of its subsidiaries, or 10% or more of any class of equity securities of Cobalt or any of its subsidiaries, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either Cobalt or any of the subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such third party to acquire beneficial ownership of any material portion of the assets of, or 10% or more of the equity interest in, any of Cobalt or its subsidiaries.

    Nothing contained in the merger agreement prohibits Cobalt or the board of directors from (1) taking and disclosing to Cobalt's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (2) making such disclosure to Cobalt's shareholders as, in the good faith judgment of the board of directors, after receiving advice from outside counsel, is required under applicable law.

Indemnification; Directors' and Officers' Insurance

    In the merger agreement, Cobalt has agreed to the fullest extent permitted under applicable law and regardless of whether the merger becomes effective, to indemnify and hold harmless, and after the effective time of the merger, the surviving corporation has agreed to for a period of six years following the merger, to the fullest extent permitted under applicable law, to indemnify and hold harmless, each director, officer, employee, fiduciary and agent of Cobalt or any subsidiary and their respective subsidiaries and affiliates including, without limitation, officers and directors serving as such on the date of the merger agreement, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated by the merger agreement, including without limitation liabilities arising under the Securities Act or the Exchange Act in connection with the merger. Except as provided below, in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the merger), (1) Cobalt or the surviving corporation shall pay the reasonable fees and expenses of counsel selected by the indemnified parties, which counsel shall be reasonably satisfactory to Cobalt or the surviving corporation, promptly as statements therefor are received, and (2) Cobalt and the surviving corporation will cooperate in the defense of any such matter.

    However, neither Cobalt nor the surviving corporation will be liable for any settlement effected without its prior written consent (which consent will not be unreasonably withheld); and neither Cobalt nor the surviving corporation will be obliged to pay the fees and disbursements of more than one counsel for all indemnified parties in any single action except to the extent that, in the opinion of counsel for the indemnified parties, two or more of such indemnified parties have conflicting interests in the outcome of such action.

    For three years after the closing of the merger, the surviving corporation will maintain or obtain officers' and directors' liability insurance covering the indemnified parties who are currently covered by Cobalt's officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 250% of the premium paid by Cobalt for such insurance as of the date of the merger agreement, then the surviving corporation will provide the maximum coverage that will then be available at an annual premium equal to 250% of such per annum rate as of the date of the merger agreement. The surviving corporation will continue in effect the indemnification provisions currently provided by the articles of incorporation and bylaws of Cobalt for a period of not less than six years following the effective time of the merger. The foregoing obligation will survive the consummation of the merger and the termination of the merger agreement.

    If the surviving corporation or any of its successors or assigns (1) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (2) transfers all or substantially all of its properties and assets to any person, then and in each such case, the successors and assigns of the surviving corporation must agree to assume the indemnification and directors' and officers' insurance obligations set forth above.

State Takeover Laws

    Cobalt will not, and will not permit any of its representatives to, maintain, allege or assert that the merger agreement or any of the transactions contemplated thereby, including the merger and the voting agreement, are subject to the limitations on business combinations contained in Chapter 23B.19.040 of the RCW. Cobalt has agreed that in the event any state takeover statute or other similar statute or regulation becomes or is deemed to become applicable to the merger, the merger agreement or the voting agreement or any of the transactions contemplated thereby, Cobalt and Merger Sub will use their reasonable best efforts to take all action necessary to render such statute or regulation inapplicable to all of the foregoing.

Conditions to the Completion of the Merger

    The respective obligations of each party to effect the merger are subject to the satisfaction, on or prior to the effective time of the merger, of the following conditions:

  •
  the merger and the merger agreement must be approved by the requisite vote of the shareholders of Cobalt, as required by the RCW and Cobalt's articles of incorporation;

  •
  no statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action has been taken, by any governmental entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the completion of the merger; and

  •
  all notices, applications, approvals, consents and waivers required to be furnished to or obtained from any governmental entity necessary in order for Cobalt to conduct its business following the completion of the transactions contemplated by the merger agreement in the manner as such business, taken as a whole, was conducted prior to the effective time of the merger shall have been obtained or furnished and any applicable waiting period or periods, including under the HSR Act shall have expired (or, if there is no time limit for waiver or objection, a notice of no-objection or equivalent with respect thereto shall have been received by Cobalt and Merger Sub).

    The obligations of Cobalt to effect the merger are further subject to the satisfaction, on or prior to the effective time of the merger, of the following additional conditions:

  •
  the representations and warranties of Merger Sub set forth in the merger agreement that are qualified by reference to materiality or a material adverse effect shall be true and correct, and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representations and warranties were made at the effective time of the merger;

  •
  Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Merger Sub to be performed or complied with by it under the merger agreement at or prior to the effective time of the merger; and

  •
  Warburg Pincus shall have executed and delivered to Cobalt the subscription agreement (as described below).

    The obligations of Merger Sub to effect the merger are further subject to the satisfaction, or prior to the effective time of the merger, of the following additional conditions:

  •
  the representations and warranties of Cobalt set forth in the merger agreement that are qualified by reference to materiality or a material adverse effect shall be true and correct, and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representations and warranties were made at the effective time of the merger;

  •
  Cobalt shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Cobalt to be performed or complied with by it under the merger agreement at or prior to the effective time of the merger;

  •
  Cobalt shall have obtained and provided to Merger Sub copies of evidence of certain consents of third parties, the terms of which consents shall be reasonably satisfactory to Merger Sub (including, without limitation, all such consents, orders and approvals as are necessary to prevent any Cobalt permit from being revoked, suspended or otherwise adversely affected, and to prevent any penalty from being imposed);

  •
  there shall not have been an injunction or other order, decree, judgment or ruling issued or threatened by a governmental entity of competent jurisdiction or a statute, rule, regulation or executive order or other action shall not have been enacted, promulgated, taken or threatened by a governmental entity of competent jurisdiction which in any such case (1) prohibits or restricts or seeks to prohibit or restrict the ownership and operation by Merger Sub (or any of its affiliates) of any portion of Cobalt's business or assets which is material to the business of all such entities taken as a whole, or compels Merger Sub (or any of its affiliates) to dispose of or hold separate any portion of its or Cobalt's business or assets which is material to the business of all such entities taken as a whole, (2) imposes or seeks to impose material limitations on the ability of Merger Sub effectively to acquire or to hold or to exercise full rights of ownership of any shares of Cobalt common stock, including without limitation, the right to vote the shares purchased by Merger Sub on all matters properly presented to the shareholders of Cobalt, (3) imposes or seeks to impose any material limitation on the ability of Merger Sub or any of its respective affiliates effectively to control in any material respect the business operations of Cobalt and any of the subsidiaries, or (4) seeks to obtain from Cobalt or Merger Sub material damages as a result of the merger agreement; and

  •
  the total number of dissenting shares shall not exceed 15% of the issued and outstanding shares of Cobalt common stock as of the effective time of the merger.

    In the event any of the foregoing conditions are not satisfied or waived, including if the total number of dissenting shares exceeds 15% of the issued and outstanding shares of Cobalt's common stock, the merger will not be completed even if the shareholders vote to approve the merger agreement.

    As used herein and in the merger agreement, "material adverse effect" means any change in or effect on the business of Cobalt or its subsidiaries that is or is reasonably likely to be materially adverse to the business, operations, properties (including tangible properties and leased and owned properties), condition (financial or otherwise), prospects, assets or liabilities of Cobalt and its subsidiaries, taken as a whole; provided, however, that a material adverse effect shall not include a general change in economic conditions, a change in the trading price of Cobalt's common stock or changes that affect the internet industry generally.

Termination

    The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after approval by the shareholders of matters presented in connection with the merger:

  •
  by the mutual written consent of the boards of directors of Merger Sub and Cobalt;

  •
  by either of Merger Sub or Cobalt if: any governmental entity issues an order, decree or ruling or takes any other action (which order, decree or ruling or other action each party to the merger agreement will use its reasonable best efforts to have vacated or reversed), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order, decree, ruling or other action has become final and non-appealable; the shareholders of Cobalt fail to approve the merger upon the taking of a vote at a duly held meeting of the shareholders or any adjournment thereof; or the merger shall not have been consummated by December 31, 2001 for any reason provided that the right to terminate the merger agreement under this circumstance will not be available to any party whose action or failure to act was the principal cause of or resulted in the failure of the merger to occur before such date and such action or failure to act constitutes a breach of the merger agreement;

  •
  by Cobalt if: Merger Sub shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement; provided, in the case of any covenant or other agreement, that such breach or failure to perform is incapable of being cured or has not been cured within ten business days following written notice thereof to Merger Sub; or Warburg Pincus fails to vote, or advises Cobalt in writing that it will not vote, all of its shares of Cobalt common stock in favor of the merger agreement at the special meeting; or

  •
  by Merger Sub if: the board of directors of Cobalt shall have withdrawn, modified or changed in any manner adverse to Merger Sub its approval or recommendation of the merger agreement; any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Merger Sub or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 10% or more of shares of Cobalt common stock and the board of directors of Cobalt approves such acquisition; Cobalt shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement; provided, in the case of any covenant or other agreement, that such breach or failure to perform is incapable of being cured or has not been cured within ten business days following written notice thereof to Cobalt from Merger Sub; or for any reason Cobalt fails to call and hold the special meeting by the date which is six business days prior to December 31, 2001.

Termination Fees

    In the event of termination of the merger agreement by either Cobalt or Merger Sub as provided above, the merger agreement will become void and have no effect, without any liability or obligation on the part of Merger Sub or Cobalt except as described below.

    Pursuant to the terms of the merger agreement, if Merger Sub terminates the merger agreement for either of the reasons set forth below, then in each case, Cobalt must pay, or cause to be paid, to Warburg Pincus, within two business days of termination of the merger agreement, a termination fee of $1.5 million plus an amount equal to Merger Sub's and Warburg Pincus's actual and reasonably documented out-of-pocket expenses incurred by Merger Sub and Warburg Pincus in connection with the merger, the merger agreement and the transactions contemplated thereby, provided however, that in no event will Cobalt be required to pay more than $750,000 in expenses (the "Expenses"). The termination fee and expenses referred to above must be paid if the merger agreement is terminated by Merger Sub for either of the following reasons:

  •
  Cobalt breaches its covenants or other agreements contained in the no-solicitation covenants in the merger agreement; or

  •
  Cobalt fails to call and hold the special meeting by the date which is six business days prior to December 31, 2001.

    In addition, if the merger agreement is terminated by Merger Sub for either of the reasons set forth below, Cobalt must pay to Warburg Pincus, within two business days of the time of termination of the merger agreement an amount equal to the Expenses. In addition, if within six months after such termination, Cobalt enters into an agreement with respect to a takeover proposal, then Cobalt will also pay a fee of $1.5 million to Warburg Pincus, within two business days of entering into any such agreement. Cobalt will have to make the payments described in this paragraph if the merger agreement is terminated for either of the following reasons:

  •
  the merger is not consummated by December 31, 2001, unless Merger Sub's action or failure to act has been a principal cause of, or resulted in, the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement; or

  •
  Cobalt breaches in any material respect of any of its representations, warranties, covenants or other agreements (other than as a result of a breach of the no-solicitation covenants of the merger agreement); provided, that Merger Sub is not in material breach of the merger agreement.

Amendment

    The merger agreement may be amended by action taken by or on behalf of Merger Sub and the special committee at any time before the effective time of the merger; provided, however, that, after approval of the merger by the shareholders of Cobalt, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Cobalt common stock (other than shares held by the continuing shareholders and dissenting shares, if any) will be converted upon completion of the merger. The merger agreement may not be amended except by an instrument in writing signed by Cobalt and Merger Sub.

TERMS OF THE VOTING AGREEMENT AND THE COMMITMENT LETTER

    The following summary of the voting agreement and the commitment letter is qualified in its entirety by reference to the voting agreement and the commitment letter, copies of which were filed as Exhibits to Cobalt's Current Report on Form 8-K for the event of June 2, 2001, filed with the SEC on June 5, 2001 and are incorporated herein by reference.

The Voting Agreement

    In connection with the merger agreement, Warburg Pincus and John W.P. Holt entered into a voting agreement. Pursuant to the voting agreement, Warburg Pincus and Mr. Holt have agreed to:

  •
  vote all shares beneficially owned by them (the "Subject Shares") in favor of the merger agreement;

  •
  vote the Subject Shares against any Takeover Proposal (as defined in the voting agreement) and any other proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Cobalt under the merger agreement not being fulfilled;

  •
  waive any appraisal or rights to dissent from the merger either party may have in connection with the merger;

  •
  constitute and appoint Merger Sub, or any nominee of Merger Sub, as their true and lawful attorney and proxy in connection with the merger and the merger agreement;

  •
  not solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal;

  •
  not participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal;

  •
  not enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal; and

  •
  not transfer the shares of common stock owned by them.

    The voting agreement terminates upon (i) the delivery of written notice of termination by the holder(s) of Subject Shares representing in the aggregate, a majority of the Subject Shares, (ii) the termination of the merger agreement or (iii) the effective time of the merger. In addition, the voting agreement shall be binding upon any person or entity to whom legal or beneficial ownership of the Subject Shares passes. Specific performance of the voting agreement may be enforced if any party fails to perform any of its obligations under the voting agreement. Each party to the voting agreement agreed that Cobalt was intended as a third party beneficiary of the voting agreement.

    Based on            shares of Cobalt common stock outstanding on            , 2001, the Subject Shares in the aggregate, represented approximately      % of the outstanding shares of common stock. In addition, Mr. Holt has the right to acquire an additional [143,749] shares of Cobalt common stock pursuant to stock options that are exercisable within 60 days of June 1, 2001. In the event he were to exercise these options, Warburg Pincus and Mr. Holt would hold an aggregate of  % of Cobalt's issued and outstanding common stock.

The Commitment Letter

    Contemporaneously with the execution and delivery of the merger agreement, Warburg Pincus, several of its affiliates and Cobalt entered into a commitment letter. The following summary of the commitment letter is qualified in its entirety by reference to the commitment letter, a copy of which was filed with the SEC on June 5, 2001 as an Exhibit to Cobalt's Current Report on Form 8-K for the event of June 2, 2001, and is incorporated herein by reference.

    Pursuant to the Commitment Letter, Warburg Pincus and certain of its affiliates and Cobalt have agreed that:

  •
  immediately prior to the completion of the merger, they would each execute and deliver to the other a subscription agreement in the form attached to the commitment letter; and

  •
  in the event Cobalt terminates the merger agreement (i) because Warburg Pincus fails to vote, or advises Cobalt in writing that it will not vote, all of its shares of Cobalt common stock in favor of the merger agreement at the special meeting or (ii) as a result of Warburg Pincus' failure to execute and deliver to Cobalt the subscription agreement, Warburg Pincus must pay to Cobalt, at the time of such termination, an amount equal to $1.5 million plus Cobalt's reasonably documented out-of-pocket expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby, including, without limitation, the reasonable fees and expenses of Cobalt's and the special committee's counsel and accountants as well as reasonable fees and expenses payable to all investment banking firms and other financial institutions; provided, however, that in no event may the aggregate amount of such out-of-pocket expenses exceed $1.5 million.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

Certain Transactions

    In August 1996, Cobalt issued 120,000 shares of common stock to each of Mr. Barker and Mr. Holt at a purchase price of $0.60 per share. In satisfaction of the purchase price, Messrs. Barker and Holt each executed promissory notes to Cobalt due in August 2006 in the principal amount of $72,000. The promissory notes bear interest at a rate of 8% per annum. In March 1997, following the sale of Cobalt's Series A convertible preferred stock at a per share price of $0.55, Cobalt issued additional shares of common stock to all shareholders who had previously purchased shares at a per share price greater than that paid by the Series A convertible preferred stock investors. As a result, Mr. Barker and Mr. Holt each received 9,915 additional shares of common stock to implement this dilution protection. Each respective promissory note is secured by a pledge of the 129,915 shares of common stock issued to Messrs. Barker and Holt, respectively.

    On June 26, 2000, Cobalt entered into a securities purchase agreement with private investors including Warburg Pincus and Riverside Partnership, an affiliate of First Analysis Corporation. Under the agreement Cobalt was granted an option to sell 2,187,289 shares of common stock to the investors at a per share price of $6.86 between September 14, 2000 and November 13, 2000. As consideration for the option, Cobalt issued to the investors warrants to purchase 693,983 shares at an exercise price of $6.86 per share. The warrants are fully vested and expire on June 26, 2005. On October 31, 2000, Cobalt exercised its option and sold 2,187,289 shares of common stock to the investors, raising a total of $15 million.

    On August 18, 2000, Cobalt entered into an agreement with General Electric Capital Auto Financial Services Corporation ("GE Capital"), an affiliate of General Electric Capital Assurance Company, to develop and operate MotorPlace Auto Exchange, an Internet-based wholesale automobile listing and purchasing system. In connection with the agreement, Cobalt purchased a software license from GE Capital in exchange for 258,520 shares of Cobalt's common stock valued at $4.81 per share, resulting in an aggregate purchase price of $1.2 million. Consideration for the agreement also included 400,000 warrants to purchase Cobalt common stock at an exercise price of $6.50 per share. The agreement between GE Capital and Cobalt provides that revenues and expenses relating to MotorPlace Auto Exchange will be shared between the parties. Since entering into the agreement, GE Capital has significantly curtailed its automobile leasing and remarketing operations and Cobalt and GE Capital have reached an agreement in principal to terminate the agreement effective in the first quarter of 2001.

    On October 23, 2000, Cobalt entered into an agreement with J.D. Power and Associates, a company of which Mr. Power, a member of Cobalt's board of directors and the special committee, is Chairman and in which he owns a controlling interest, to jointly develop and market training materials and programs for automobile dealers and manufacturers. During fiscal year 2000, J.D. Power and Associates paid approximately $230,000 to Cobalt for various services performed pursuant to the agreement.

    During fiscal year 2000, Cobalt purchased software licenses and services from Artesia Technologies, Inc., a company in which Warburg Pincus holds a direct interest. The Company currently expects to pay Artesia approximately $230,000 under the terms of the software licenses over the course of fiscal year 2001.

    On March 12, 2001, Warburg Pincus entered into a securities purchase agreement with Geoffrey T. Barker, a director of Cobalt, to purchase 200,000 shares of Mr. Barker's common stock in a private purchase at a per share price of $3.50. Warburg Pincus paid an aggregate of $700,000 for these shares.

Employment Agreements

    In February 1997, Cobalt entered into confidentiality and non-competition agreements with Mr. Barker and Mr. Holt. These agreements provided that during and after the term of their employment, Mr. Barker and Mr. Holt will keep confidential all proprietary information of Cobalt and that any inventions, designs or otherwise copyrightable work produced by Mr. Barker or Mr. Holt during their employment shall be the exclusive property of Cobalt. In addition, Mr. Barker and Mr. Holt agreed that, for a period of three years following the termination of their employment, they would not participate in any business that sold competing services or products to clients that had purchased similar services or products from Cobalt within the preceding three years and would not solicit employees, customers or other business relations of Cobalt. Following his resignation as Co-Chief Executive Officer of Cobalt in January 2000, Mr. Barker continues to be employed by Cobalt but does not serve as an officer of Cobalt.

    In October 2000, Cobalt entered into an agreement with Davis S. Snyder, Cobalt's executive vice president and chief financial officer, that provides Mr. Snyder with certain benefits in the event of a change in control of Cobalt, if, following such change in control, Mr. Snyder does not continue to be employed under substantially the same terms as those under which he is currently employed. Under the terms of the agreement, Mr. Snyder is entitled to receive accelerated vesting of between 50% and 100% of his stock options following a change of control. In addition, if the value of Cobalt common stock in the change of control transaction does not equal or exceed $15 per share, and Mr. Snyder does not continue to be employed under substantially the same terms as those under which he is currently employed, he will be entitled to a cash severance payment equal to one-half of his then-current base salary. For purposes of the agreement, a change of control does not include acquisition of a majority interest in Cobalt's securities by Warburg Pincus.

COMMON STOCK PURCHASE INFORMATION

Purchases by Cobalt

    Cobalt has not purchased any of its common stock since August 13, 1999.

Purchases by the Continuing Shareholders Who Are Affiliates

    The table below sets forth information regarding purchases by each of the affiliated continuing shareholders of Cobalt common stock since August 13, 1999.

Name	Date	No. of Shares	Price
John W. P. Holt	10/22/99	500	$5.8437
	10/22/99	1,775	$6.0000
	10/22/99	2,000	$6.0000
	10/22/99	3,000	$6.0000
	10/22/99	1,200	$5.8750
	11/02/00	1,300	$3.6875
	12/12/00	44,300	$1.8125
	03/14/01	1,800	$2.5625
Name	Date	No. of Shares	Price
Warburg Pincus	10/26/00	30,000	$2.65
	10/27/00	35,000	$2.75
	10/30/00	20,000	$3.12
	11/1/00	4,500	$3.19
	11/28/00	11,000	$3.03
	4/3/01	200,000	$3.50

Name	Date	No. of Shares	Price
Ernest Pomerantz	11/2/00	5,000	$3.56
	11/6/00	15,000	$4.06
	11/30/00	10,000	$2.43

    Except as disclosed above, none of Warburg Pincus or its members, or Merger Sub or its directors and executive officers, has engaged in any transaction with respect to Cobalt common stock since August 4, 1999.

Recent Transactions

    Except as disclosed in "Common Stock Purchase Information" and below, none of Cobalt, its directors or executive officers, Warburg Pincus or Merger Sub has engaged in any transaction with respect to Cobalt common stock within 60 days of the date of this proxy statement.

Name	Date	No. of Shares	Price
Rajan Krishnamurthy	July 2001	578	$1.1688

COBALT BUSINESS

General

    We are a leading provider of e-business products and services to the automotive industry. We evolved from a provider of Internet-based marketing services to the marine, real estate and automotive communities to be a focused provider of Internet applications and professional services to automotive dealers and manufacturers. Our products include feature-rich Web sites, Internet-based software applications, and customer relationship management ("CRM") tools for automotive dealers as well as comprehensive training in the effective use of e-business tools within the retail automotive market. Our products also include a parts locator and associated parts inventory management tools provided by our PartsVoice subsidiary, data collection, normalization, and reporting services provided by our IntegraLink subsidiary, and a wholesale used vehicle remarketing exchange, MotorPlace Auto Exchange.

    We currently provide Internet-hosted applications and professional services to approximately 8,900 automotive dealer clients and we are the manufacturer-endorsed provider of e-business solutions for the dealership networks of 14 automotive manufacturers. We also offer a variety of packaged e-business solutions that are endorsed by the National Automobile Dealers Association ("NADA"). Our IntegraLink data extraction and aggregation services are used to collect data from approximately 13,000 franchised dealerships. The PartsVoice parts locator database contains over 38 million parts. In total, we provide our services to clients representing approximately 15,000 new vehicle franchises.

    We believe opportunities for growth will come from the following industry trends:

  •
  The Internet is increasingly an important medium for improving manufacturer/dealer relationships, creating new efficiencies within the dealership, and enabling value-added communication with potential and existing customers;

  •
  A general decrease in the number of competing companies offering e-business services to the industry; and

  •
  An increased emphasis on lifetime customer service and satisfaction.

    To capitalize on these opportunities, we have focused our business on the changing technology and data needs of the retail automotive industry. These include the need for e-business tools that address all of the dealership profit centers, applications that allow dealers to realize the lifetime value of their customers and applications that facilitate and enhance the relationship between automotive dealers and manufacturers.

    Since 1997, Cobalt has made acquisitions to increase its focus on automotive e-business products and services and has divested assets that are ancillary to the automotive business. During 2000, we acquired one company, disposed of assets unrelated to our core business, and entered into a strategic alliance. In particular:

  •
  We acquired IntegraLink Corporation in January 2000. This acquisition added advanced data extraction and aggregation services to our offerings and provided us with client relationships and technical expertise that significantly enhanced our existing service offerings.

  •
  We entered into a strategic relationship with General Electric Capital Auto Financial Services ("GE Capital") in August 2000 to develop MotorPlace Auto Exchange, a business-to-business marketplace allowing automobile leasing companies and institutional owners of automobiles to market and sell wholesale vehicles to automotive dealers before they are shipped to physical auction. In the first quarter of 2001, we reached an agreement in principle with GE Capital to terminate the operating agreement which will result in Cobalt solely funding the continued development efforts related to Motor Place Auto Exchange.

  •
  We sold the assets constituting our YachtWorld division in January 2000. This sale provided us with additional cash resources and divested us of the last of our non-automotive assets.

    Cobalt was incorporated under the laws of the State of Washington in 1995. Our principal office is located at 2200 First Avenue South, Seattle, Washington 98134 and our telephone number is (206) 269-6363.

Products and Services

    Cobalt offers a broad range of products that are grouped into three primary categories: Internet Applications and Professional Services, Data Extraction and Aggregation Services, Wholesale Vehicle Exchange Services, and Other E-Business Services.

Internet Applications and Professional Services

    Cobalt's Internet applications and professional services provide the key tools required for automotive dealers to market their vehicles and services online, and to establish and develop life-long relationships with their customers. We categorize our Internet applications and professional services into the following areas:

  •
  Packaged E-Business Services

  •
  Custom Development Services

  •
  CRM Tools

Packaged E-Business Services

    The foundation of our service offering is a set of powerful, cost-effective e-business packages for automotive dealers, each of which begins with a flexible and functional dealer Web site. A basic dealer Web site consists of standardized content, e-mail forms, and new and used vehicle inventory listings and distribution, all hosted by Cobalt for a monthly subscription fee. Using our Design Gallery product, a dealer is able to choose from over 180 distinct Web site designs. Dealers can then complement the design they choose by providing photos and other images that are specific to the dealership. We provide our clients with the ability to enhance, customize and measure the effectiveness of their Web sites with the following tools:

  •
  AdWizard Plus enables dealers to build high quality advertisements for their Web sites. This product includes a library of headlines, graphics and layouts to assist dealers in designing professional, effective advertisements for their Web sites. Using our AdWizard Plus tool, dealers can create and post custom vehicle display advertisements, coupons for services and advertisements highlighting special offerings on their Web sites.

  •
  AutoShow allows dealers to showcase vehicle inventory on their Web sites with built-in, easy-to-use editing and management tools. Vehicles can be posted on the dealer's Web site, complete with photos and detailed listings of accessories, packages and options.

  •
  Make & Match gives consumers the ability to configure their preferred car right on a dealer's Web site and determine if a comparable vehicle resides in the dealer's inventory. Integrating vehicle configuration technology and data from Chrome Data Corporation with Cobalt's proprietary inventory matching software, Make & Match helps automotive dealers market their new vehicle inventory and secure more qualified leads from their Web sites.

  •
  TrafficReporter allows dealers to track the number of visitors to their site, how the visitors found the site, which pages were viewed, and which vehicles were searched for. TrafficReporter allows our clients to review activity on their Web sites, enabling them to make informed decisions about management of their Internet marketing programs and to allocate their marketing resources more effectively.

    Our core solution consists of five packages that give dealers the ability to select the suite of services that best meets their needs. These NADA-endorsed packages provide dealers with comprehensive e-business solutions that are designed to enhance customer relationships and the online car buying processes. Our NADA-endorsed e-business packages are:

  •
  NADA Essentials Package provides fundamental Web development and business management tools. Features include Web site content and hosting, e-mail forms, automated new and used vehicle inventory listing capabilities, Web site traffic reporting and links to manufacturer and NADA resources.

  •
  NADA Premier Package builds on the NADA Essentials Package with advanced e-business tools such as Cobalt's Lead Manager and AdWizard Plus. This package also features Cobalt's PartsVoice parts locator and NADA Guides' Dealer WindowLink, providing access to the NADA Official Used Car Value Guide.

  •
  NADA Premier CRM Package adds value to the NADA Premier Package with our myCarTools CRM product as well as our eDealer Academy dealer e-business training program.

  •
  NADA Sales Accelerator Package builds on the NADA Essentials Package with the addition of several process-driven features to help consumers quickly and easily research, locate and reserve a vehicle for sale through dealers' Web sites. This package includes eDealer Academy training.

  •
  NADA Ultimate eBusiness Package features our full CRM solution and includes all Cobalt e-business products, unlimited user licenses for Lead Manager and myCarTools, as well as eDealer Academy training. It is the most advanced and comprehensive offering available from Cobalt.

Custom Development Services

    Many of our clients request custom solutions or service upgrades to enhance our standard dealership Web site solution. To address this need, we provide graphic design, software customization,

and other custom development services through our professional services organization. For example, multi-franchise dealer group Web sites generally require significant custom design and development work to enable the client to express and build the brand of their dealership, as well as the brands of the manufacturers the dealership represents. A group site may also provide the ability to search the aggregated inventory for all of the franchises represented by a dealership. We provide these custom development professional services on a per-project basis and typically charge fees based on the anticipated labor required to complete the project.

CRM Tools

    Cobalt's suite of integrated products includes tools that enable dealers to successfully implement customer relationship management functions online. Our CRM tools are designed to integrate with our dealer clients' core Web site solution and assist dealers in realizing the lifetime value of their customers. Cobalt's CRM tools include:

  •
  Lead Manager helps dealers manage and respond to all of their leads, regardless of source (e.g. Internet, telephone, walk-in) through a single Internet-hosted software application. By integrating leads from multiple sources, dealers can service prospective customers and manage follow-up communications more effectively. Our Lead Manager product is an Internet-based software tool that helps dealers save time by organizing and tracking Internet leads and routing them to dealer sales staff members according to the dealer's business rules.

  •
  myCarTools is a personalized Web site that allows dealership customers to track maintenance and service records online. The Web site is automatically created and customized by the dealer for each consumer, but maintains the dealer brand imaging and provides the dealer with a direct means of interacting with customers.

  •
  Pick-or-Pass is an e-business service that provides dealers with a cost effective alternative to online buying services, giving dealers the ability to control their online lead costs and as a result increasing their return on investment associated with Internet leads. With Pick-or-Pass, dealers view the lead information and "pick" which leads they want to purchase, and "pass" on the unwanted leads, paying for only those leads they want to pursue. Leads are typically originated through participating third-party portal sites.

Data Extraction and Aggregation Services

    Collecting data from automobile dealer information systems and effectively managing that data is a complex task. In serving automotive dealers and manufacturers in this area of service, we provide a competitive advantage. Our data extraction and aggregation services entail collecting data from automotive dealer computer systems, aggregating the data and distributing that data for a variety of purposes. Our data extraction and aggregation services primarily consist of:

  •
  IntegraLink Data Collection Services

  •
  PartsVoice Business-to-Business Services

IntegraLink Data Collection Services

    IntegraLink, a subsidiary of Cobalt, is a leading provider of automotive data collection and reporting, extracting data from the computer systems of automotive dealerships holding approximately 13,000 new vehicle franchises. IntegraLink specializes in collecting, normalizing and enhancing service, vehicle inventory, vehicle sales, parts and accounting data from automotive dealership management systems for Internet sites, one-to-one marketing, data analysis and data warehousing.

PartsVoice Business-to-Business Services

    Cobalt's PartsVoice subsidiary specializes in aggregating and managing vehicle parts inventory data from thousands of automotive dealers to deliver value-added information services. The PartsVoice parts locator system is the largest database of original equipment manufacturer parts in the United States, housing more than 38 million parts from nearly 8,700 subscribing dealers. Through the PartsVoice parts locator, our manufacturer clients and dealership parts managers can access the database, through the Internet and our interactive voice response telephone system, to locate parts needed by their customers. In addition to the parts locator, we leverage our data management expertise and the parts database to provide services that allow our dealer clients to include a searchable parts inventory on their Web sites and that assist our clients in identifying and selling surplus parts inventory.

Wholesale Vehicle Exchange Services

    Cobalt's wholesale vehicle services consist of the operation of MotorPlace Auto Exchange, which is an online marketplace that allows auto-leasing companies and other institutional owners of automobiles to market and sell wholesale used vehicles to automotive dealers before they are shipped to auction. MotorPlace Auto Exchange offers dealers and lessors an alternative to traditional auctions, providing greater convenience and cost savings over the traditional model. An initial iteration of MotorPlace Auto Exchange is in commercial release and we expect to engage in substantial development of an enhanced release during 2001. We initiated development of MotorPlace Auto Exchange in August 2000 in conjunction with GE Capital, however, due in part to the dissolution of the after-market auto finance and leasing segment of GE Capital, we reached an agreement in principle with GE Capital during the first quarter of 2001 to terminate the operating agreement. We assumed full development and operational responsibility for MotorPlace Auto Exchange effective in the first quarter of 2001.

Other E-Business Products and Services

    Cobalt also provides other services that support the e-business needs of automotive dealers and manufacturers. The primary services in this category are:

  •
  Dealer Advisory Services

  •
  Internet Portals

Dealer Advisory Services

    Cobalt's dealer training and consulting service, Dealer Advisory Services, offers best practices e-business training for automotive dealers and manufacturers. The customized e-business training programs include beginning, intermediate and advanced courses that are designed to help dealers maximize their e-business investments. The cornerstone of our training services is Cobalt's eDealer Academy. This course is designed for Internet sales managers and Internet sales representatives, and teaches these dealership personnel to use the Internet to improve sales closing ratios and better serve Internet shoppers. Dealer Advisory Services also provides, in conjunction with J.D. Power and Associates, customized in-person and online training in support of the dealer training initiatives of automotive manufacturers.

Internet Portals

    Cobalt's expertise in Web site design, hosting and maintenance, combined with our ability to aggregate and manage vehicle inventory data from thousands of automotive dealers, positions us to create destination Internet portal sites for our own use and on a private label basis for clients. For the benefit of our automotive dealer and manufacturer clients we host and maintain MotorPlace.com, an online business management and industry information resource, providing access to Cobalt's Web site management and CRM applications, MotorPlace Auto Exchange, and the PartsVoice parts locator. We also host and maintain an automotive research portal, DealerNet.com, that allows consumers to search an online inventory of more than one million new and used vehicles, locate local dealers and conduct research on automobiles. DealerNet.com serves as a platform for private-label sites for NADA as well as several automobile clubs and media companies.

Sales and Customer Support

Customers

    Cobalt's customers are the traditional participants in the retail automotive industry: dealers and manufacturers. Our e-business services are primarily provided to automotive dealers in connection with an endorsement from a manufacturer with whom the dealer is affiliated. Our product development and our sales strategies are built around our belief that the best way to effectively market to and service consumers in the digital age is for dealers and manufacturers to work together and share resources. The level of integration between dealer and manufacturer initiatives varies by manufacturer from simple online advertising guidelines for dealers to manufacturer programs that actively control and pay for their dealers' use of online marketing services, data services and CRM tools. As of June 30, 2001 we provided Internet applications and professional services to 8,900 dealers and maintained endorsed relationships with 14 manufacturers. Our largest single client is DaimlerChrysler Corporation. In 2000, DaimlerChrysler accounted for 20% of our revenues, for which we provided a full suite of e-business services, including data collection and aggregation services and Web sites to DaimlerChrysler and Mercedes Benz dealers.

Sales Organization

    Our products and services are primarily sold through our field sales and account services organizations, which consist of professionals based in the field as well as in our Seattle, Washington and Detroit, Michigan offices. Account services personnel based in our corporate offices are principally responsible for initiating and managing our relationships with our automotive manufacturer and large dealer group clients. Our field sales staff is principally responsible for initiating direct contact with our individual dealership and smaller dealer group clients. The account services staff is organized into an Eastern and Western region, with individual account executives assigned to specific manufacturers and dealer groups. The field sales organization is organized into 53 geographic territories within six regions. As of June 30, 2001 we had 33 personnel in our account services organization and 67 sales staff in our field sales organization.

Customer Support

    Our customer support efforts include both our eCare client service department as well as field-based service consultants. Our Seattle based eCare department, made up of 75 individuals as of June 30, 2001, responds to client requests including service, production, training and billing questions, and updates or changes to client Web sites. In addition, as of June 30, 2001, 33 service consultants provided our field-based support. These consultants call on dealers and provide training and other services in support of our manufacturer endorsed relationships.

Product Development and Technology

    Cobalt's product development expenditures for 2000, 1999 and 1998 were $7.7 million, $3.2 million and $961,000, respectively. Our product development program includes efforts to create new types of products and services as well as to expand and improve our current product and service offerings. We believe that strong software development capabilities are essential to implementing our strategy of expanding our customer base, selling more of our services to our existing customers and expanding our service offerings. We spend a substantial amount of time and resources on the development of new products and services. In an effort to increase our ability to develop and bring new products and services to market rapidly, we maintain an office in Austin, Texas dedicated to new product development. We believe that our future success will depend in significant part on our ability to improve the performance, functionality and reliability of our e-business products and services.

    Since mid-2000, we have increased our product development investments in the following areas:

  •
  Core Technology. In mid-2000 we began work on the development of an all-new technology platform for Cobalt's Internet applications services. We believe that this project will improve Cobalt's competitive position. Among other things, we believe the development of our core Internet applications technology will help us continue to scale our operations to support more customers, increase the rate and efficiency of new product development and create barriers to competitive entry through technological leadership. During 2000 we spent $5.1 million on this project and we expect to spend an additional $6.0 million during 2001.

  •
  MotorPlace Auto Exchange. On August 18, 2000, we entered into an agreement with GE Capital to develop, operate and market MotorPlace Auto Exchange, an Internet-based wholesale automobile listing and purchasing system for use by automobile dealers and lessors. During 2000 we jointly spent a total of $600,000 in development on this venture. In the first quarter of 2001, we reached an agreement in principle with GE Capital to terminate the operating agreement relating to MotorPlace Auto Exchange. As a result, Cobalt will solely fund the continued development efforts related to this initiative.

Intellectual Property

    We regard substantial elements of our product and service offerings as proprietary and believe that they are protected by intellectual property rights including trademark, service mark, copyright, and trade secret laws, and contractual restrictions on their use by licensees and others. Although from time to time we may apply for registration of our trademarks, service marks, and copyrights with the appropriate U.S. agencies, we do not rely on such registrations for the protection of these intellectual property rights. We generally enter into confidentiality agreements with our employees and consultants and with third parties in connection with our business operations. These confidentiality agreements generally seek to control access to, and distribution of, our technology, documentation, and other confidential information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use or disclose to others our confidential information without authorization or to develop similar technology independently. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or trademarks or to determine the validity and scope of the intellectual property rights of others. Furthermore, our business activities may infringe upon the proprietary rights of others and other parties may assert infringement claims against us, including claims that our products or services infringe the patents, trademarks, service marks and other intellectual property rights of third parties. These claims and any resultant litigation, should it occur, might subject us to significant liability for damages, might result in invalidation of our intellectual property rights and, even if not meritorious, could result in substantial costs and diversion of resources and management attention and have a material adverse effect on our business, results of operations and financial condition.

    We currently license from third parties technologies and information incorporated into our products and services. As we continue to introduce new services that incorporate new technologies and information, we will likely be required to license additional technology and information from others. We cannot assure you that these third-party technology and information licenses will continue to be available to us on commercially reasonable terms, if at all. Additionally, we cannot assure you that the third parties from which we currently license our technology and information will be able to defend their proprietary rights successfully against claims of infringement or invalidity. If any of these technology and information licenses are not available to us in the future, we may be delayed in introducing, or fail to introduce, new features, functions or services. It could also adversely affect the performance of our existing services until equivalent technology or information can be identified, obtained and integrated.

Competition

    Cobalt's competitors range from large enterprise software providers to start-up companies focused on certain narrow segments of the retail automotive market.

    The market for Internet applications and professional services customized for the automotive industry is characterized by a few broad-based suppliers offering a wide range of technology products to automotive dealers, as well as smaller technology companies with narrower or specialized product offerings. Principal competitors in the Internet applications and professional services market include The Reynolds and Reynolds Company ("Reynolds"), Automated Data Processing, Inc. ("ADP"), Classified Ventures, LLC, AutoTrader.com, LLC and a number of regionally focused Web site development firms and application providers. In addition, we expect increasing competition from enterprise software companies including Siebel Systems, Inc., International Business Machines Corporation, and Microsoft CarPoint.

    Competitors in the data extraction and aggregation market include Reynolds and Digital Motorworks, Inc. Two new entrants to the market include ChoiceParts, LLC, a consortium of Reynolds, ADP and CCC Information Services and OEConnect, LLC, a consortium of Bell and Howell Co., DaimlerChrysler Corporation, Ford Motor Company and General Motors Corporation.

    In the market for automotive dealer training, our competition includes divisions of Reynolds, Maritz Inc. and Sandy Corporation. MotorPlace Auto Exchange faces competition from established companies such as Auto Trade Center, Inc., Manheim Auctions, Inc. and from new entrants such as Autodaq, Inc. and TradeOut, Inc.

    The market for providing e-business products and services is relatively new and rapidly evolving. We anticipate competition in the market for automotive retailing industry Internet services will increase over time. Barriers to entry on the Internet are relatively low, and we will likely face competitive pressures from numerous companies, particularly those with existing data aggregation capabilities that may be easily integrated with Internet services. Furthermore, our existing and potential competitors may develop offerings that are perceived as better than our services or otherwise achieve greater market acceptance.

Employees

    As of June 30, 2001, Cobalt had 578 full time employees. We also engage independent contractors primarily for database management, Web site production, and programming activities. We consider our relations with our employees to be good. We have never had a work stoppage, and no employees are represented under collective bargaining agreements.

Properties

    In January 2000 we relocated our principal offices in Seattle, Washington to a building in which we lease approximately 76,073 square feet. The current lease commenced on August 24, 1999 and expires on December 31, 2005. The Seattle offices serve as our corporate headquarters and house executive, administrative, research and development, sales and marketing, and customer support functions.

    In July 2001 we moved our operations in Austin, Texas to our current location in which we lease approximately 9,962 square feet. The lease expires on May 23, 2005. We use the space primarily for research, development, and general business activities.

    Our PartsVoice subsidiary operates from approximately 9,120 square feet of office space in Portland, Oregon, which is leased through November 30, 2002.

    On August 1, 2000, we entered into a five-year lease agreement for approximately 3,091 square feet of office space in Troy, Michigan. Our Michigan offices house sales and account services personnel.

    Our IntegraLink subsidiary operates from office space in Columbus, Ohio that we lease on a month-to-month basis.

    We believe that this space is adequate to meet our needs for the present, and that additional or substitute space will be available as needed to accommodate any expansion of our operations.

Legal Proceedings

    With the exception of the legal proceedings disclosure in "Shareholder Litigation" above, there are no claims or actions pending against us, the ultimate disposition of which would have a material adverse effect on our business, results of operations and financial condition.

SELECTED FINANCIAL DATA

    The following selected financial data of Cobalt should be read together with the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this proxy statement. The following data, insofar as it relates to each of the years 2000-1996, has been derived from annual financial statements, including the consolidated balance sheets at December 31, 2000 and 1999 and the related consolidated statements of income and of cash flows for the three years ended December 31, 2000 and notes thereto appearing elsewhere herein. The unaudited financial data for the six months ended June 30, 2000 and 2001 have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of the financial position and results of operations as of and for the respective periods.

Statement of Operations Data:

	Six months ended June 30,		Years ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(unaudited)
	(In thousands, except per share data)
Revenue	24,838	19,111	41,481	23,286	6,245	1,711	312
Gross profit	20,001	15,144	33,198	18,467	5,046	1,426	261
Net loss from operations	(16,143)	(9,675)	(32,563)	(15,993)	(5,396)	(2,695)	(826)
Net loss before cumulative effect of	(14,689)	(2,806)	(23,180)	(16,501)	(5,105)	(2,665)	(828)
Change in accounting principle	—	(2,163)	(2,163)
Net loss	(14,689)	(4,969)	(25,344)	(16,501)	(5,105)	(2,665)	(828)
Basic and diluted net loss per share	$(0.72)	$(0.29)	$(1.41)	$(2.26)	$(4.74)	$(0.77)	$(0.24)

Balance Sheet Data:

	Six months ended June 30,		Years ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(unaudited)
	(In thousands)
Current assets	17,065	28,368	27,142	21,030	8,119	721	55
Non-current assets	30,543	36,579	30,784	33,002	1,943	1,230	113
Current liabilities	13,859	19,044	13,775	7,202	2,585	1,985	768
Non-current liabilities	1,350	1,564	1,896	1,245	557	424	51
Shareholders' equity (deficit)	32,399	44,339	42,255	45,585	(24,242)	(2,897)	(651)

PER SHARE DATA

    The following table reflects the historical net loss and book value per share of Cobalt common stock. The historical book value per share is computed by dividing stockholders' equity by the actual common stock outstanding. The following information should be read together with the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this proxy statement.

	Year Ended December 31, 2000	Six Months Ended June 30, 2001
HISTORICAL COBALT:
Basic and diluted net loss from continuing operations per share	$(0.24)	$(0.72)
Book value per share at the end of period	$2.10	$1.58

COBALT MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    You should read the following discussion and analysis in conjunction with the consolidated financial statements and notes thereto included elsewhere in this proxy statement. In addition to historical information, the following discussion contains certain forward-looking statements within the meaning of Section 21E of the Exchange Act that involve known and unknown risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under "Considerations Relating to Our Business and the Proposed Merger" below. You should not rely on these forward-looking statements, which reflect only our opinion as of the date of this report. See "Cautionary Statement Concerning Forward-Looking Statements" at page  .

Overview

Sources of Revenue and Revenue Recognition Policy

    We derive our revenues from fees charged to our automotive dealer and manufacturer clients. Our current service offerings include: comprehensive Internet applications and professional services; data extraction, aggregation and management services; and other services such as dealer training, placement of advertisements and an online wholesale vehicle exchange. The majority of our services are sold to clients under short-term service agreements. We believe that continued revenue growth will be primarily attributable to growth in revenues from our Internet applications and professional services offerings. We anticipate that these additional revenues will primarily come from individual dealer sales and sales resulting from manufacturer endorsements. The scope and timing of manufacturer endorsements and their related activities may cause variations in our revenue growth rates.

    In the fourth quarter of 2000, we implemented Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), which we adopted retroactively to January 1, 2000. Previously, we recognized revenue on initial set-up fees and custom projects at the time of activation. After the adoption of SAB 101, we amortize set-up fees for Internet applications ratably over the estimated customer life of three years, and professional service fees for custom projects over the estimated project life of two years.

    Revenues are reported after adjustments to amounts billed relating to the non-cash amortization of securities issued pursuant to our agreement with DaimlerChrysler Corporation. The warrants and common stock issued in connection with that agreement were valued at $14.6 million and are being amortized ratably with billings over the initial term of the agreement, which expires December 31, 2002.

Cost of Revenues and Operating Expenses

    Our cost of revenues consists of the costs associated with production, maintenance and delivery of our services. These expenditures include personnel costs related to production, processing and design, depreciation of Web and database servers used to host client data, expenses related to data transfer, royalties and fees payable to third parties, banner advertising, and site content licensing fees.

    As we continue to expand our client base and improve our Web site technology platform, we expect to leverage our technology platform, which we believe will maintain or improve our gross margin. In addition, our gross margin may be affected if we continue to experience increasing demand for custom design and development projects, which carry higher costs. As we respond to customer demand for these professional services, our product mix may shift, which could cause our gross margin to decline. In addition, strategic new services that we offer may have lower margins than our current service offerings.

    Our sales and marketing expenses consist primarily of salary and commissions for our sales staff. In addition, our sales and marketing expenses include the cost of travel associated with our sales force as well as advertising and public relations costs for the entire organization.

    Product development costs primarily consist of personnel dedicated to our product development initiatives, as well as outside consulting services to support our development efforts. Product development costs related to our Web site technology platform are capitalized in accordance with the American Institute of Certified Public Accountants Statement of Position 98-1 ("SOP 98-1"). This statement provides that certain costs associated with the development of software for internal use should be capitalized, including both internal and external costs in the installation, coding and testing phases. However, costs related to the research and definition of project parameters, as well as the transfer of data to new software are not capitalized and are expensed as incurred. Costs related to the development of our internal Web sites are accounted for in accordance with Emerging Issues Task Force Issues Summary 00-02, "Accounting for Web Site Development Costs" ("EITF 00-02"). We expense all costs incurred that relate to the planning and post-implementation phases of Web site development. Costs incurred in the development phase are capitalized and recognized over the Web site's useful life if the Web site is expected to have a useful life beyond one year.

    Our general and administrative expenses consist primarily of staff and management costs, facilities expenses and depreciation charges. The intangible asset amortization charges are associated with our acquisitions of PartsVoice, IntegraLink and DealerNet.

Acquisitions and Dispositions

    In January 2000 we purchased IntegraLink Corporation, which enhanced our data acquisition capabilities and provided access to additional clients. Aggregate purchase consideration and expenses consisted of $1.85 million in cash and 85,000 shares of our common stock valued at $22.00 per share, for a total purchase price of $3.7 million. The IntegraLink acquisition was accounted for as a purchase transaction, and substantially the entire purchase price was allocated to intangible assets.

    In January 2000 we sold the assets of our YachtWorld.com operation to Boats.com, Inc. The sale provided capital for investment in our core business. The assets were sold for cash proceeds of $3.5 million and a promissory note in the amount of $10.5 million. We also received warrants to purchase 473,455 shares of Boats.com common stock. The first note installment of $3.5 million was paid on March 27, 2000. A second payment, in the amount of $2.5 million, was received on September 29, 2000. As of December 31, 2000 we had recognized a gain on the sale of YachtWorld.com of $8.7 million, which represents the cash paid, net of transaction expenses. Due to the risk associated with collection, we recognize the gain associated with the sale of YachtWorld.com as payments are received. We have deferred the recognition of gains related to the unpaid consideration. On March 28, 2001, a final payment was received in the amount of $1.2 million from Boats.com. At the time of this payment, we agreed to forgive the remaining $3.6 million of the note receivable balance. As a result, no further payments or gains are expected on the sale of YachtWorld.com assets.

    On April 30, 1999, we acquired all of the equity interests in PartsVoice, LLC whose principle business is vehicle parts data aggregation and management services. We paid purchase consideration of $30 million for the PartsVoice equity. The aggregate purchase price was allocated to the net assets acquired, based on their respective fair market values. The excess of the purchase price, including acquisition costs, over the fair market value of the assets acquired was allocated to intangible assets. At the time of acquisition we anticipated significant revenue growth from PartsVoice. However, higher than projected client attrition rates and weaker than anticipated new sales resulted in a net decrease in subscribers and revenues. Due to these changes in the results and prospects of our PartsVoice business, we evaluated the carrying amounts of the intangible assets related to the PartsVoice acquisition in accordance with guidance provided by Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Impairment Charges" ("SFAS No. 121"). As a consequence of this evaluation, we recognized an impairment charge of $9.7 million related to the intangible assets of PartsVoice during the third quarter of 2000. This charge was allocated entirely to goodwill.

DaimlerChrysler

    On May 1, 2000 we entered into an agreement with DaimlerChrysler Corporation to provide Web site design, hosting and maintenance services to its Chrysler, Dodge and Jeep Five-Star dealers. The initial term of the agreement is through December 31, 2002, with an option to renew through December 31, 2005. DaimlerChrysler is obligated to pay minimum annual amounts during the initial term of the agreement. In connection with the agreement, we issued 258,164 shares of our common stock to DaimlerChrysler. We also issued warrants to purchase 688,437 shares of our common stock at $10.03 per share and 516,328 shares at $12.53 per share. A third warrant to purchase 249,559 shares at $15.04 per share is contingent upon DaimlerChrysler's exercise of its option to renew the agreement.

    The value of the common stock and warrants issued in connection with the DaimlerChrysler agreement totaled $14.6 million. We amortize this amount ratably as billings are rendered over the initial term of the agreement. The $14.6 million valuation does not attribute value to the third warrant because its exercisability is contingent upon DaimlerChrysler's exercise of its renewal option. Upon renewal, non-cash charges attributable to the third warrant will be calculated and amortized over the renewal period.

MotorPlace Auto Exchange

    On August 18, 2000, we entered into an agreement with GE Capital to jointly develop and operate MotorPlace Auto Exchange, an Internet-based wholesale automobile listing and purchasing system for use by automobile dealers and lessors. In conjunction with the agreement, we purchased a software license from GE Capital in exchange for 258,520 shares of our common stock valued at $4.81 per share, resulting in an aggregate purchase price of $1.2 million. The purchase price for the software license is amortized to cost of revenues over the life of the software, estimated to be three years. In connection with this agreement, we also issued 400,000 warrants to purchase our common stock, valued at $1.3 million, at an exercise price of $6.50 per share. The value of these warrants is being amortized on a straight-line basis to cost of revenues over the term of the agreement.

    The agreement with GE Capital specifies that revenues and expenses are shared between GE Capital and Cobalt. These revenues and expenses are shared on a cash basis and settled monthly between the parties. In accordance with the operating agreement, the percentage shared by either party may be changed on a semi-annual basis. In the first quarter of 2001 we reached an agreement in principle with GE Capital to terminate the operating agreement relating to MotorPlace Auto Exchange. As a result, Cobalt will be responsible for all expenses, as well as assets and liabilities and will recognize all revenues from MotorPlace Auto Exchange. As a result of the termination of the operating agreement, $1.2 million in unamortized warrant charges related to this agreement were expensed in the first quarter of 2001.

Technology Investment

    We have commenced a project to make significant investments in internally developed software related to our Web site technology platform. Portions of these costs are being capitalized in accordance with SOP 98-1, which provides that certain costs associated with the development of software for internal use should be capitalized, including both internal and external costs in the installation, coding and testing phases. However, costs related to the research and definition of project parameters, as well as the transfer of data to new software, are not capitalized and are expensed as incurred. We anticipate the capitalized portion of the project will be amortized over a three-year period beginning in the second quarter of 2001 and that the amortization of these costs may have a material effect on future operating results. The project is anticipated to cost approximately $11.0 million, approximately $9.0 million of which will be capitalized labor and capital investments. As of December 31, 2000, we were in the design and development phase of this project and had capitalized $2.9 million out of the total software development costs incurred of $3.8 million. Additionally, related capital assets purchased as of December 31, 2000 totaled $1.3 million.

    During 2001, we anticipate further investment in the development of MotorPlace Auto Exchange. The operations of MotorPlace Auto Exchange will require significant development of the MotorPlace.com Web site. These costs will be capitalized according to SOP 98-1 and EITF 00-02. Currently, we are moving into the development phase of this project. As of December 31, 2000, we were in the design and development phase of this project and had capitalized $300,000 out of the total software development costs incurred of $600,000.

Six Months ended June 30, 2001 Compared to Six Months ended June 30, 2000

    Revenues.  Our consolidated revenues increased to $24.8 million for the six months ended June 30, 2001 from $19.1 million for the same period in 2000. This increase is primarily attributable to increased revenues from our Internet applications and professional services segment.

    Internet applications and professional services.  Revenues for the Internet applications and professional services segment increased 69% to $22.2 million for the six months ended June 30, 2001 from $13.2 million for the same period in 2000. This increase is calculated prior to reductions in revenues of $2.7 million and $14,000 from amounts billed to Daimler Chrysler in the three months ended June 30, 2001 and June 30, 2000, respectively. In addition, the increase is calculated prior to non-recurring fees deferred under SAB 101 of $1.8 million and $1.2 million, respectively. This increase in revenues prior to these adjustments is primarily attributable to an increase in both the number of dealer web site clients as well increased revenue per dealer web site. In addition, professional services work, including custom development contributed to the increase.

    Data extraction and aggregation services.  Revenues from our data extraction and aggregation services segment decreased 2.7% to $6.0 million for the six months ended June 30, 2001 from $6.2 million for the same period in 2000. This decrease is primarily attributable to client attrition.

    Wholesale vehicle exchange.  Revenues from our wholesale vehicle exchange segment were $12,000 for the six months ended June 30, 2001. Revenues were $0 for the three months ended June 30, 2000 since the exchange was not launched until the third quarter of 2000.

    Cost of revenues.  The gross profit margin percentage for the six months ended June 30, 2001 was 80.5% compared to 79.2% in the same period of 2000. The increased margin was a result of decreased personnel costs as well as an increased revenue base for certain fixed site content and licensing costs.

    Sales and marketing.  Sales and marketing costs, excluding stock-based expense, increased 47% to $13.9 million for the six months ended June 30, 2001 from $9.4 million for the same period of 2000. Of the increase, 85% was attributable to additional sales and service personnel as well as the implementation of our customer service department, eCare, in the second half of 2000.

    Product development.  Excluding stock-based expense, product development expenses increased 112% to $6.2 million for the six months ended June 30, 2001 as compared to $2.9 million in the same period of 2000. Increases in personnel and outside consulting services dedicated to our product development initiatives accounted for 89% of the increase.

    General and administrative.  General and administrative costs, excluding stock-based expense, increased to $12.2 million for the six months ended June 30, 2001 from $8.8 million for the same period in 2000, an increase of 39%. Increases in overhead charges, including bad debt expense, depreciation and equipment maintenance costs, accounted for 65% of the increase. An additional 27% of the increase was attributable to additional personnel costs.

    Stock-based expense.  Stock-based expense increased to $1.5 million in the six months ended June 30, 2001 from $540,000 in the same period of 2000. The increasing charges are primarily attributable to the write-off of all unamortized warrant charges associated with the termination of our operating agreement with GE Capital.

    Operating (loss).  Loss from operations was $16.1 million, for the six months ended June 30, 2001 compared to a loss of $9.7 million, for the same period of 2000. The increase in operating loss is primarily attributable to increased personnel costs, depreciation and amortization as well as outside consulting services.

    Loss from operations for our Internet applications and professional services segment was $6.0 million for the quarter ended June 30, 2001 compared to a loss of $5.8 million for the same period of 2000. The increased loss is primarily attributable to increased personnel costs related to supporting our internet application and professional services clients, partially offset by the increase in revenues.

    Income from operations for our data aggregation and extraction services segment was $23,000 for the quarter ended June 30, 2001 compared to $72,000 for the same period of 2000. This decrease is primarily attributable to customer attrition and the resulting decrease in revenues.

    Loss from operations for our wholesale vehicle exchange services segment was $2.2 million for the six months ended June 30, 2001. There was no loss in the corresponding period of 2000, as the launch of MotorPlace Auto Exchange took place in the second half of 2000. The majority of the operating loss is associated with start-up investments in personnel and outside consulting.

    Adjusted EBDA.  Adjusted EBDA is the primary metric used by the chief operating decision-makers to measure our ability to generate cash flow. We define EBDA as earnings, excluding other income, before depreciation and amortization charges, with adjustments to include deferrals resulting from our implementation of SAB 101 and amounts billed to DaimlerChrysler for services that are accounted for as equity subscriptions. Adjusted EBDA may not be consistent with the calculation of EBDA for other public companies. Investors should not view Adjusted EBDA as an alternative to generally accepted accounting principles, or to cash flows from operations, investing and financing activities as a measure of liquidity.

    Consolidated EBDA for the six months ended June 30, 2001 was a loss of $9.5 million, compared with a loss of $4.4 million for the same period of 2000. The decrease in Adjusted EBDA was a result of the launch of MotorPlace Auto Exchange as well as increased expenses related to the support of our increased client base and increased technology investments.

    For our Internet applications and professional services segment, Adjusted EBDA for the six months ended June 30, 2001 was a loss of $3.7 million compared with a loss of $4.1 million for the same period of 2000. The increase in Adjusted EBDA is primarily attributable to increased revenues, partially offset by increasing expenses related to product development as well as sales and marketing costs.

    For our data extraction and aggregation services segment, Adjusted EBDA for the six months ended June 30, 2001 was $2.7 million compared with $3.1 million for the same period of 2000. The decrease in Adjusted EBDA is primarily attributable to the decrease in revenue due to customer attrition.

    For our wholesale vehicle exchange services segment, Adjusted EBDA for the six months ended June 30, 2001 was a loss of $1.9 million. The vehicle exchange was launched in the third quarter of 2000, and as a result had no loss in the comparable period.

Comparison of the Years Ended December 31, 2000 and 1999

    Revenues.  Amounts billed to DaimlerChysler are reduced by amounts relating to the fair value of warrants and common stock issued in connection with our agreement with DaimlerChrysler. The fair value of the warrants and common stock of $14.6 million is being amortized over the initial term of the agreement, which expires December 31, 2002. Amounts billed to DaimlerChysler are reduced by this amortization to arrive at revenues. In the year ended December 31, 2000, the Company recognized $842,000 less in revenues than amounts billed. The remaining amount to be amortized was $13.7 million at December 31, 2000.

    Our revenues increased to $41.5 million in 2000 from $23.3 million in 1999. This increase is primarily attributable to the addition of approximately 3,300 dealer clients for our Internet applications and professional services, which accounted for $13.8 million, or 76% of the revenue increase. The increase in Internet applications and professional services revenue is primarily due to the acquisition of new clients pursuant to our agreement with DaimlerChrysler, and we do not expect to continue adding comparable numbers of new dealer clients in future periods. The increase in our client base is net of dealer client Web site attrition of 10.6% for the year ended December 31, 2000 compared with 6.7% for 1999. Attrition rates were determined based on total dealer Web site clients as of December 31, 2000 and 1999, respectively.

    Revenues from data extraction and aggregation services accounted for $5.2 million, or 29%, of the increase in revenues. The increase in these revenues is primarily due to the acquisitions of PartsVoice on April 30, 1999 and IntegraLink on January 14, 2000. The increases in Internet applications and professional services and data extraction and aggregation revenues were offset by a $786,000 decrease in other services, primarily attributable to reduced advertising placements as well as the additional $842,000 amortization related to the DaimlerChrysler stock and warrants issuance.

    In the fourth quarter of 2000 we implemented SAB 101. The effect of the change in accounting principle on revenues in the year ended December 31, 2000 was $2.5 million. Previously we recognized revenue on initial set-up fees and custom projects at the time of activation. After adopting SAB 101, we recognize set-up fees for Internet applications ratably over the estimated customer life of three years, and we recognize professional service fees for custom projects over an estimated life of two years.

    Cost of revenues.  Cost of revenues increased to $8.3 million in 2000 from $4.8 million in 1999. Costs related to additional staffing required to accommodate our increased client base accounted for $2.5 million, or 72% of the increase. An additional $780,000, or 23% of the change, is attributable to increased Internet hosting and server depreciation costs related to our client base and infrastructure improvements. Our gross margin percentage increased to 80.0% in 2000 from 79.3% in 1999. This change is primarily attributable to a decrease in lower-margin product sales, such as advertising, within the product mix.

    Sales and marketing.  Sales and marketing costs, excluding stock-based compensation, increased to $21.8 million in 2000 from $11.6 million in 1999. The increase is primarily due to the growth in the number of our sales and marketing personnel, including our new eCare department, which accounted for $8.3 million, or 81% of the increase.

    Product development.  Excluding stock-based compensation, product development costs increased to $7.7 million in 2000 from $3.2 million in 1999. Of the increase, $2.7 million, or 60% of the change, was due to additional personnel dedicated to product development initiatives, including the development of our new Web site technology platform. An additional $1.1 million, or 25% of the change, is attributable to outside consulting services used to assist in product development efforts, primarily our internally developed software related to our Web site technology platform. These charges do not include internally developed software costs capitalized in accordance with the SOP 98-1. In the year ended December 31, 2000, we capitalized $3.2 million in development costs related to the development of our Web site technology platform and MotorPlace Auto Exchange. With the exception of internally developed software and Web site development costs, we expense product development costs as they are incurred.

    General and administrative.  General and administrative costs, excluding stock-based compensation, increased to $19.8 million in 2000 from $13.2 million in 1999. Of this increase, $1.8 million, or 27% of the change, was due to increased staff and management personnel. An additional $1.3 million, or 19% of the change, is attributable to increased facilities costs associated with our new corporate headquarters, including one-time expenses related to moving our headquarters in the first quarter of 2000. Depreciation charges associated with increased capital investments accounted for $1.2 million, or 18% of the change. A further $1.1 million, or 17% of the change, is attributable to increased telephone, furniture and postage costs associated with the growth in the number of employees and our new corporate headquarters.

    Amortization of intangible assets.  Amortization of intangible assets increased to $5.8 million in 2000 from 3.7 million in 1999, an increase of 56%, due primarily to amortization of the intangible assets and goodwill related to the acquisition of PartsVoice on April 30, 1999. The remainder of the increase is attributable to amortization of intangible assets and goodwill related to the acquisition of IntegraLink on January 14, 2000.

    Intangible asset impairment charge.  On September 30, 2000, we recognized an impairment charge of $9.7 million related to the intangible assets of PartsVoice. This charge was allocated entirely to goodwill as required by the Statement of Financial Accounting Standards No. 121 "Accounting for Impairment of Long-Lived Assets." We have also reassessed the estimated useful life of the technology acquired in the PartsVoice transaction. At December 31, 2000, we reduced the remaining life of the technology to 12 months from 40 months.

    Stock-based compensation.  Stock-based compensation costs decreased to $909,000 in 2000 from $2.8 million in 1999. The decrease is due to the use of an accelerated method of amortizing deferred compensation and to cancellation of employee stock options in connection with employee terminations. We do not currently and do not in the future expect to grant options with exercise prices below fair market value. Because we are no longer granting options with exercise prices below fair value and because we use an accelerated method of amortizing deferred compensation expense we expect these charges to decrease in the future.

    Provision for income taxes.  We incurred operating losses from inception through December 31, 2000. We have recorded a valuation allowance for the full amount of our net deferred tax assets based on the available evidence.

    As of December 31, 2000, we had a net operating loss carryforward for federal tax purposes of approximately $44.0 million. These federal tax loss carry-forwards are available to reduce future taxable income and expire at various dates through fiscal year 2020. Under the provisions of the Internal Revenue Code of 1986, as amended, certain substantial changes in our ownership may limit the amount of net operating loss carry-forwards that could be utilized annually in the future to offset taxable income. We determined that such a change occurred in October 1998 and the utilization of loss carryforwards generated through that period will be limited.

Comparison of the Years Ended December 31, 1999 and 1998

    Revenues.  Our revenues increased to $23.3 million in 1999 from $6.2 million in 1998. This increase was due in part to a significant net increase in our client base as well as the sale of additional services to existing clients, which accounted for $9.0 million, or 53% of the increase. During 1999 we began offering parts locating services through PartsVoice which we acquired in April 1999. These services accounted for $7.3 million or 43% of the increase in revenues. The increase in our client base is net of dealer client Web site attrition of 6.7% for the year ended December 31, 1999 compared with an attrition rate of 8.0% for 1998. Attrition rates were determined based on total dealer Web site clients as of December 31, 1999 and 1998, respectively.

    Cost of revenues.  Cost of revenues increased to $4.8 million in 1999 from $1.2 million in 1998. Costs related to additional staffing required to accommodate our growing client base accounted for $1.8 million, or 50% of the increase. Service delivery costs, which include server costs and telephone charges, accounted for $908,000, or 25% of the increase. Costs related to sales of advertising and distribution of vehicle inventory data to third-party Web sites increased proportionally with sales and constituted $796,000 or 22% of the increase.

    Our gross margin percentage decreased to 79.3% in 1999 from 80.8% in 1998. We added a parts locating service to the product mix during 1999, which has a higher gross margin percentage than our other products. The impact of these higher margin revenues was offset by the increase in dealer service sales, which, due to an increase in personnel needed to service our manufacturer and dealer clients, have lower margins. Also during 1999, revenues from sale of third party products increased, which contributed to lower margins.

    Sales and marketing.  Sales and marketing costs increased to $11.6 million in 1999 from $4.0 million in 1998. The increase is primarily due to the growth in the number of our sales and marketing personnel and commissions on higher levels of revenue. These costs accounted for $5.3 million, or 70% of the increase. We also increased spending to promote our corporate brand by $1.5 million. Sales and marketing expenses as a percentage of revenues decreased to 49.8% in 1999 from 64.8% in 1998 due primarily to the significant increase in revenues during the same period.

    Product development.  Product development costs increased to $3.2 million in 1999 from $961,000 in 1998. The increase was due to the increase in the number of our product development personnel. During 1999 we increased our emphasis on product development initiatives. This was done in part by opening a product development office in Austin, Texas to take advantage of technology resources in that region.

    General and administrative.  General and administrative costs increased to $13.2 million in 1999 from $4.3 million in 1998. These expenses increased primarily due to the increase in the number of staff and management personnel. General and administrative spending not directly related to personnel increased in order to support our overall growth.

    Amortization of intangible assets.  Amortization of intangible assets increased to $3.7 million in 1999 from $299,000 in 1998 due to amortization of the intangible assets related to the PartsVoice acquisition.

    Stock-based compensation.  Stock-based compensation costs increased to $2.8 million in 1999 from $806,000 in 1998. The increase was due to an increase in the number of options that we granted to employees with exercise prices below the fair value of the underlying stock and to the vesting of previously issued options.

Quarterly Results of Operations

    The following table sets forth certain consolidated statements of operations data for our ten most recent quarters. We have derived this information from our unaudited consolidated financial statements. In management's opinion, we have prepared this unaudited information on the same basis as the audited annual consolidated financial statements, and this information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation for the quarters presented. You should read this information in conjunction with our Consolidated Financial Statements and Notes thereto included elsewhere in this proxy statement. The operating results for any quarter are not necessarily indicative of results for any future period.

	Three Months Ended			Three Months Ended				Three Months Ended
	June 30, 2001	Mar. 31, 2001	Dec. 31, 2000	Sept. 30, 2000	June 30, 2000	Mar. 31, 2000	Dec. 31, 1999	Sept. 30, 1999	June 30, 1999	Mar. 31, 1999
Net Revenues	12,555	12,283	11,596	10,776	10,195	8,914	8,375	7,049	5,409	2,453
Cost of Revenues	2,342	2,495	2,199	2,117	2,192	1,775	1,676	1,506	1,097	540

Gross Profit	10,213	9,788	9,397	8,659	8,003	7,139	6,699	5,543	4,312	1,913
[1]Sales and marketing, excluding stock-based expenses	6,985	6,963	6,291	6,093	5,172	4,276	3,815	3,675	2,449	1,650
[2]Product development, excluding stock-based expenses	3,051	3,169	2,507	2,248	1,682	1,254	1,333	834	601	401
[3]General and administrative, excluding stock-based expenses	6,148	6,067	5,539	5,494	5,020	3,783	4,816	3,893	3,609	1,809
Amortization of intangible assets	1,123	1,123	1,075	1,584	1,584	1,508	1,330	1,378		61
Intangible asset impairment charge	—	—	—	9,742	—	—	—	—	—	—
Stock-based expenses	121	1,393	157	212	250	290	424	1,051	995	335

Total operating expenses	17,428	18,715	15,569	25,373	13,708	11,111	11,718	10,831	7,654	4,256

Operating loss	(7,215)	(8,927)	(6,172)	(16,713)	(5,705)	(3.972)	(5,019)	(5,288)	(3,342)	(2,343)
Interest expense	(56)	(74)	(114)	(78)	(151)	(68)	—	(374)	(503)	(49)
Interest income	140	299	228	277	381	317	(67)	—	—	61
Gain on sale of YachtWorld		1,175	—	2,212	—	6,446	—	—	—	—
Other income	(19)	(12)	2	(15)	10	(64)	257	135	36	(4)

Net income (loss) before cumulative change in account principal	(7,150)	(7,539)	(6,057)	(14,317)	(5,465)	2,659	(4,829)	(5,527)	(3,809)	(2,335)
Cumulative effect- change in accounting principle						(2,164)

Net income (loss)	(7,150)	(7,539)	(6,057)	(14,317)	(5,465)	495	(4,830)	(5,527)	(3,809)	(2,335)

	Three Months Ended			Three Months Ended				Three Months Ended
	June 30, 2000	Mar. 31, 2000	Dec. 31, 2000	Sept. 30, 2000	June 30, 2000	Mar. 31, 2000	Dec. 31, 1999	Sept. 30, 1999	June 30, 1999	Mar. 31, 1999
Net revenues	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Cost of revenues	18.7%	20.3%	19.0%	19.6%	21.5%	19.9%	20.0%	21.4%	20.3%	22.0%

Gross profit	81.3%	79.7%	81.0%	80.4%	78.5%	80.1%	80.0%	78.6%	79.7%	78.0%
Sales and marketing, excluding stock-based expenses	55.6%	56.7%	54.3%	56.5%	50.7%	48.0%	45.6%	52.1%	45.3%	67.3%
Product development, excluding stock-based expenses	24.3%	25.8%	21.6%	20.9%	16.5%	14.1%	15.9%	11.8%	11.1%	16.3%
General and administrative, excluding stock-based expenses	49.0%	49.4%	47.8%	51.0%	49.2%	42.4%	57.5%	55.2%	66.7%	73.7%
Amortization of intangible assets	8.9%	9.1%	9.3%	14.7%	15.5%	16.9%	15.9%	19.5%	0.0%	2.5%
Intangible asset impairment charge	0.0%	0.0%	0.0%	90.4%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Stock-based expenses	1.0%	11.3%	1.4%	2.0%	2.5%	3.3%	5.1%	14.9%	18.4%	13.7%

Total operating expenses	138.8%	152.4%	134.3%	235.5%	134.5%	124.6%	139.9%	153.7%	141.5%	173.5%

Operating loss	(57.5)%	(72.7)%	(53.2)%	(155.1)%	(56.0)%	(44.6)%	(59.9)%	(75.0)%	(61.8)%	(95.5)%
Interest expense	(0.4)%	(0.6)%	(1.0)%	(0.7)%	(1.5)%	(0.8)%	0.0%	(5.3)%	(9.3)%	(2.0)%
Interest income	1.1%	2.4%	2.0%	2.6%	3.7%	3.6%	(0.8)%	0.0%	0.0%	2.5%
Gain on Sale of YachtWorld	0.0%	9.6%	0.0%	20.5%	0.0%	72.3%	0.0%	0.0%	0.0%	0.0%
Other income	(0.2)%	(0.1)%	0.0%	(0.1)%	0.1%	(0.7)%	3.1%	1.9%	0.7%	(0.2)%

Net income (loss)before cumulative change in account principal	(56.9)%	(61.4)%	(52.2)%	(132.9)%	(53.6)%	29.8%	(57.7)%	(78.4)%	(70.4)%	(95.2)%
Cumulative effect of change in accounting principle	0.0%	0.0%	0.0%	0.0%	0.0%	(24.3)%	0.0%	0.0%	0.0%	0.0%

Net income (loss)	(57)%	(61)%	(52)%	(133)%	(54)%	6%	(58)%	(78)%	(70)%	(95)%

1 Excluding stock-based expenses of $24, $1,252, $36, $44, $74, $68, $125, $324, $154 and $117, respectively

2 Excluding stock-based expenses of $29, $37, $37, $52, $42, $46, $109, $146, $149 and $95, respectively

3 Excluding stock-based expenses of $68, $104, $84, $116, $134, $176, $190, $581, $692 and $123, respectively

Our quarterly and annual revenue, expenses and operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, many of which are beyond our control. Because of these fluctuations, we believe that period-to-period comparisons are not a good indication of our future financial performance. We may not be able to sustain or increase our level of revenue or our rate of revenue growth on a quarterly or annual basis.

Liquidity and Capital Resources

    At June 30, 2001 our cash balance was $7.2 million, which reflects a decrease of $9.4 million from our cash balance at December 31, 2000.

    Net cash used in operating activities was $7.6 million for the six months ended June 30, 2001 compared to $4.0 million for the same period of 2000. The increase was primarily attributable to the increase in net loss, after adjustments for non-cash depreciation and amortization and payments on accounts payables and accrued expenses. Net cash used in investing activities was $3.1 million for the six months ended June 30, 2001 compared to cash provided by investing activities for the same period of 2000 of $1.3 million. The change was primarily attributable to the lower proceeds from the sale of YachtWorld received in 2001 compared to the prior year.

    Net cash provided by financing activities was $1.4 million for the six months ended June 30, 2001, compared to cash provided by financing activities for the same period of 2000 of $1.0 million. This increase is due primarily to proceeds from deferred equity subscriptions related to the DaimlerChrysler agreement, offset by increased payments on capital and software financing contracts.

    On March 8, 2001 we executed a loan and security agreement with Silicon Valley Bank Commercial Finance Division ("Silicon Valley Bank"). Under the agreement with Silicon Valley Bank, we could borrow amounts not to exceed the lesser of $10 million or 80% of eligible accounts receivable. The eligibility of receivables is limited based on agings of the accounts, appropriate reserves and a variety of covenants. On June 2, 2001, the Company defaulted on the terms of the loan facility contract by entering into an agreement and plan of merger with Warburg Pincus.

    Following the announcement of the merger agreement on June 4, 2001, three purported class action lawsuits were filed against Cobalt, Warburg Pincus and members of Cobalt's board of directors. On July 12, 2001, the defendants filed a Joint Motion to Consolidate the three purported class action shareholder lawsuits and, on July 24, 2001, that motion was granted. Pursuant to the Consolidation Order, the plaintiffs have been directed to file an amended and consolidated complaint, which they have not yet done. Accordingly, no responsive pleading is due. The plaintiffs' unconsolidated complaints had sought preliminary and permanent injunctions with respect to the consummation of the merger, rescission of the transaction and recissionary damages in the event the proposed transaction is consummated, disgorgement of any profits earned by the defendants and the reasonable fees and expenses of the plaintiff's attorneys. We anticipate that our insurance will fully cover any losses and we expect no cash impact of these lawsuits.

    We anticipate continued investment of substantial resources in developing technology that supports our Internet applications and professional services business. This investment will include staffing and consulting costs, in addition to capital purchases. As of June 30, 2001 we had invested an aggregate of $9.1 million in our current project to develop technology that supports our Internet applications business, consisting of $5.2 million in capitalized labor costs, $2.0 million in hardware and software purchases and another $1.9 million in labor and consulting expenses. As of June 30, 2001 we had invested an aggregate of $2.3 million in the MotorPlace Auto Exchange development effort, consisting of expensed and capitalized labor and consulting costs as well as capital asset purchases.

    As a strategic initiative or as a response to the competitive environment, we may from time to time make pricing, service, technology or marketing decisions or business or technology acquisitions that require near-term investment, including staff, management and infrastructure costs that may negatively affect near-term operating results. For example, our investment in MotorPlace Auto Exchange requires increased staffing and infrastructure to accommodate anticipated growth in our transaction volumes. We also anticipate that we will require increased infrastructure and staffing to support expanded service offerings.

    We do not currently generate sufficient cash to fully fund operations and our current cash reserves are not adequate to fund our operations through the end of the year. As a result of incurring continuing losses from operations and our inability to borrow under our credit facility with Silicon Valley Bank, substantial doubts have been raised about our ability to continue as a going concern. If the merger with Warburg is not completed, we will require additional equity or debt financing to meet future working capital needs. We cannot be certain that such additional financing will be available, or if available, that such financing can be obtained on satisfactory terms. If we are unable to obtain additional financing, we will be required to curtail our technology investment, delay or terminate roll-out of new products and significantly reduce our operations.

New Accounting Pronouncements

    In June 1998, Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. We adopted SFAS No. 133 in the quarter ending March 31, 2001. We have not engaged in significant hedging activities or invested in derivative instruments and do not expect the adoption of this standard to have a material impact on our financial position or results of operations.

    In September 2000, the FASB issued Statement of Financial Accounting Standards No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 140"). SFAS No. 140 replaces Statement of Financial Accounting Standards No. 125, revising the standards governing the accounting for securitizations and other transfers of financial assets and collateral. Adoption of SFAS No. 140 is required for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001. We are currently evaluating the impact of SFAS No. 140, if any, on current accounting policies regarding the service of assets and extinguishment of liabilities.

    In July 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141 (FAS 141), Business Combinations, and No. 142 (FAS 142), Goodwill and Other Intangible Assets. FAS 141 addresses financial accounting and reporting for business combinations and supercedes APB 16, Business Combinations. The provisions of FAS 141 require adoption by July 1, 2001. The most significant changes made by FAS 141 are: (1) requiring that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, (2) establishing specific criteria for the recognition of intangible assets separately from goodwill, and (3) requiring unallocated negative goodwill to be written off immediately as an extraordinary gain.

    FAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition and supercedes APB 17, Intangible Assets. The Company is required to adopt the provisions of FAS 142 as of January 1, 2002. The most significant changes made by FAS 142 are: (1) goodwill and indefinite lived intangible assets will no longer be amortized, (2) goodwill will be tested for impairment at least annually at the reporting unit level, (3) intangible assets deemed to have an indefinite life will be tested for impairment at least annually, and (4) the amortization period of intangible assets with finite lives will no longer be limited to forty years.

    The Company will adopt FAS 141 effective July 1, 2001 which will result in the Company accounting for any business combination consummated on or after that date under the purchase method of accounting. The company will also apply the non-amortization provisions of FAS 142 for any business combination consummated on or after July 1, 2001.

    The Company will adopt FAS 142 effective January 1, 2002, which will result in the Company no longer amortizing its existing goodwill as of that date. At June 30, 2001 net goodwill approximated $731,000. Goodwill amortization approximated $932,000 and $1.9 million for the three and six-months ended June 30, 2001, respectively. In addition, the company currently has $1.0 million in net workforce that will be transferred to goodwill effective January 1, 2002. Finally, as part of the transition provisions the Company will be required to measure goodwill for impairment effective January 1, 2002. Any impairment resulting from the adoption of this pronouncement will be recognized as the cumulative effect of a change in accounting principle. The Company will not be able to determine if impairment will be required until completion of this impairment test.

Quantitative and Qualitative Disclosures about Market Risk

    Substantially all of our cash equivalents and marketable securities are at fixed interest rates, and, as such, the fair value of these instruments is affected by changes in market interest rates. However, all of our cash equivalents and marketable securities mature within one year. As a result, we believe that the market risk arising from our holding of these financial instruments is minimal. In addition, all of our current clients pay in U.S. dollars and, consequently, our foreign currency exchange rate risk is immaterial. We do not engage in hedging transactions.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

    We have had no changes in or disagreements with our accountants on accounting and financial disclosure issues.

CONSIDERATIONS RELATING TO THE PROPOSED MERGER AND OUR BUSINESS

Risks Relating to the Merger

Failure to complete the merger could negatively impact the market price of Cobalt common stock.

    If the merger is not completed for any reason, Cobalt will be subject to a number of material risks, including:

  •
  the provision in the merger agreement that Cobalt could be required to pay termination fees;

  •
  the market price of Cobalt common stock may decline to the extent that the current market price of such shares reflects a market assumption that the merger will be completed;

  •
  costs related to the merger, such as legal and accounting fees and a portion of the investment banking fees, must be paid even if the merger is not completed;

  •
  benefits that Cobalt expects to realize from the merger would not be realized; and

  •
  the diversion of management attention from the day-to-day business of Cobalt, the scaling back of marketing and capital spending and the unavoidable disruption to its employees and its relationships with customers and suppliers, during the period before consummation of the merger, may make it difficult for Cobalt to regain its financial and market position if the merger does not occur.

    If the merger is terminated and our board of directors seeks another merger or business combination, shareholders cannot be certain that we will be able to find a partner willing to pay an equivalent or more better price than the price to be paid by Warburg Pincus in the merger.

During the pendency of the merger, Cobalt may not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement.

    Unless or until the merger agreement is terminated, subject to specified exceptions, Cobalt is restricted from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock or other similar transactions with any person or entity other than Warburg Pincus. As a result of these restrictions, Cobalt may not be able to enter into an alternative transaction at a more favorable price, if at all, without incurring potentially significant liability to Warburg Pincus.

Cobalt's officers and directors have conflicts of interest that may influence them to support or approve the merger.

    The directors and officers of Cobalt have interests in the merger that are different from, or in addition to, those of unaffiliated shareholders, which are set forth in "Interests of Cobalt Directors and Officers and Continuing Shareholders in the Merger" on page  . The directors and officers of Cobalt may therefore have been and may be more likely to vote to adopt and approve the merger agreement than if they did not have these interests. Shareholders should consider whether these interests may have influenced these directors and officers to support or recommend the approval of the merger.

Uncertainties associated with the merger may cause Cobalt to lose key personnel.

    Our current and prospective employees may experience uncertainty about their future roles and relationships with Cobalt following the completion of the merger. This uncertainty may adversely affect our ability to attract and retain key management, sales, marketing and technical personnel.

Risks Relating to Our Business

We do not currently generate sufficient cash to fully fund operations and our current cash reserves are not adequate to fund our operations through the end of the year.

    As a result of incurring continuing losses from operations and our inability to borrow under our credit facility with Silicon Valley Bank, substantial doubts have been raised about our ability to continue as a going concern. If the merger with Warburg is not completed, we will require additional equity or debt financing to meet future working capital needs. We cannot be certain that such additional financing will be available, or if available, that such financing can be obtained on satisfactory terms. If we are unable to obtain additional financing, we will be required to curtail our technology investment, delay or terminate roll-out of new products and significantly reduce our operations.

Our limited operating history and unproven, evolving business model make it difficult to evaluate our prospects.

    We began offering our services in March 1995. We must achieve broad market acceptance of our services and continue to expand our service offerings for our business to succeed. Although our client base represents a significant percentage of the total franchised automotive dealer community in the United States, many of our dealer clients have been clients for only a short time. Furthermore, several of our newest product offerings and strategic initiatives, particularly MotorPlace Auto Exchange, are not yet in full commercial release or have yet to be proven in the marketplace. We cannot assure you that our new and planned future offerings will be successful or that our broader business model, as it evolves, will succeed.

We have a history of losses and may never achieve or maintain profitability. If we continue to lose money, our operations will not be financially viable.

    We have incurred net losses each year since we began operations and we expect that we will not be profitable at least through 2001. We cannot guarantee that our business strategy will be successful or that we will ever achieve or maintain significant revenues or profitability. We had a net loss of $7.2 million for the quarter ended June 30, 2001. As of that date, we had an accumulated deficit of $81.4 million. We have not had operating profits on a quarterly or annual basis. We expect to continue to incur significant operating expenses and, as a result, we will need to generate significant revenue increases and control expenses to achieve and maintain profitability.

We have relied primarily on issuances of equity securities to finance our operations and will need to raise additional capital to fund our future operations. Any failure to obtain additional capital when needed or on satisfactory terms could damage our business and prospects.

    We do not generate sufficient cash to fully fund operations and our current cash reserves are not adequate to fund our operations through the end of the year. As a result of our continued operating losses, limited cash reserves, and inability to borrow under our credit facility with Silicon Valley Bank, substantial doubts have been raised about our ability to continue as a going concern. We will need to raise additional capital in the future to fund our ongoing operations. If we issue additional securities in connection with strategic relationships or to raise additional capital, the percentage ownership of our then-current shareholders will be reduced.

    Our future capital requirements depend on many factors, including the extent of our efforts to develop our new Internet application services technology platform, the rate at which we develop and deploy MotorPlace Auto Exchange, the extent to which we expand our other product and service offerings, the occurrence, timing, size and success of acquisitions, and the effect of competition on our performance. Any difficulty in obtaining additional capital when needed or on satisfactory terms could force us to curtail our operations significantly or prevent us from pursuing our growth strategy.

We expend considerable resources in the development of our technology infrastructure, our services and the pursuit of strategic opportunities. Development efforts that take longer than expected to complete or that are unsuccessful could negatively affect our results of operations and financial condition.

    We are engaged in the development of a new technology platform to support our Internet application services. In aggregate, we expect this project alone will cost approximately $11 million. The time, expense and effort associated with developing and implementing this new technology infrastructure, as well as our product and service offerings and strategic initiatives, may exceed our expectations. The length of the development cycle varies depending on the nature and complexity of the product, service or initiative, the availability of development, marketing and other internal resources, and the responsiveness of strategic or technology partners. Larger, more complex products, services or initiatives, such as the development of our technology infrastructure and the development of MotorPlace Auto Exchange, tend to have longer development cycles. Any delay or failure in developing or implementing these products, services or initiatives would have a negative effect on our results of operations and financial condition.

If we are unsuccessful in quickly and effectively integrating future acquisitions, our business and results of operations could suffer.

    A key element of our growth strategy is to pursue strategic acquisitions and business relationships. Integrating newly acquired businesses or technologies may be expensive and time-consuming. We may fail to manage these integration efforts successfully. The negotiation of potential acquisitions or strategic relationships as well as the integration of future acquired businesses, products or technologies could divert our management's time and resources. We may not be able to operate any acquired businesses profitably or otherwise implement our growth strategy successfully. If we are unable to integrate any newly acquired entities or technologies effectively, our business and results of operations could suffer. Acquisitions may cause us to incur contingent liabilities and to amortize expenses related to goodwill and other intangible assets, which could adversely affect our results of operations. In addition, acquisitions may result in dilution to our shareholders.

Any failure to build strong relationships with current and prospective automotive dealer and manufacturer clients could limit our growth prospects and adversely affect our business.

    For our business to succeed, we must continue to develop relationships with franchised automotive dealers. We derive most of our revenues from fees paid by our automotive dealer clients and our future growth depends in part on expanding our base of dealer clients. We also must maintain close working relationships with automotive manufacturers. While we have established relationships with a number of manufacturers, these relationships are relatively new and we have little experience in maintaining them. In addition, manufacturers may elect to implement their own Internet strategies, which could reduce our potential client base. For example, during 2000 General Motors Corporation announced its intent to create a subsidiary focused solely on providing technology solutions, including e-business services such as dealer Web sites, to franchised General Motors dealers.

Excessive turnover of our dealer clients could increase our costs, damage our reputation and slow our growth.

    Our service agreements with dealers generally are short-term and cancelable on 30 days' notice. To be successful, we will need to maintain low dealer client turnover. During the quarter ended June 30, 2001, approximately 627 Web sites, or 7% of our total Web sites as of quarter-end, were terminated. Our rate of dealer client turnover may fluctuate from period to period, and may exceed recent levels. A material decrease in the number of dealers purchasing our services could have a material adverse effect on our business, results of operations, and financial condition.

We will face intense competition and, if we are unable to compete successfully, our business will be seriously harmed.

    Our Internet applications and professional services compete with services offered by large enterprise software providers such as The Reynolds and Reynolds Company ("Reynolds") and Automated Data Processing Corporation ("ADP") as well as local and regional Web site development firms and application providers. We may also be perceived by some dealers as competitors of automobile sales lead generation services such as Autobytel, Inc., Microsoft CarPoint and Autoweb.com, Inc. if these dealers maintain a distinct Internet marketing budget. Our data extraction and aggregation services compete with services provided by Reynolds, ADP and Digital Motorworks, Inc. In 2000, established industry participants announced the formation of two new businesses to provide parts e-commerce services to the automotive industry. ChoiceParts, LLC was formed by Reynolds, ADP and CCC Information Services Corporation and OEConnect, LLC was formed by Ford Motor Company, General Motors, DaimlerChyrsler and Bell and Howell Co. If implemented, these businesses could adversely affect usage of the PartsVoice parts locator service and significantly impair the growth of our data extraction and aggregation services. We anticipate that competition in the market for automotive industry Internet services will increase significantly over time. Barriers to entry on the Internet are relatively low, and we expect to face competitive pressures from numerous companies, particularly those with data aggregation capabilities that may be readily integrated with Internet services. Furthermore, our existing and potential competitors may develop offerings that equal or exceed the quality of our offerings or achieve greater market acceptance than ours. Many of our current and future competitors have and will continue to have substantially greater capital, resources and access to additional financing than we do or will. We cannot assure you that we will be able to compete successfully against our current and future competitors or that competition will not have a material adverse effect on our business, results of operations or financial condition.

If automotive manufacturers decide to provide Internet applications or data extraction and aggregation services directly to their dealer networks our revenues and growth prospects will be severely impaired.

    It is possible that some, or all, automotive manufacturers may attempt to provide services comparable to those that we provide to our clients. If this occurs, our ability to maintain or expand our client base and revenues will be impaired. In 1997, DaimlerChrysler announced an internal initiative to bring elements of our parts locator service in-house. We believe that this initiative will significantly reduce our contract revenues from parts data services that we currently provide to DaimlerChrysler dealers. Manufacturers may choose to provide competitive services directly or through affiliation. For example, if OEConnect is implemented, it may result in a significant reduction in the data extraction and aggregation services we provide to dealers affiliated with the major domestic automotive manufacturers.

Any failure to manage our growth effectively will adversely affect our business and results of operations.

    We are experiencing rapid growth that places significant strain upon our management and operational systems and resources. Failure to manage our growth effectively would have a material adverse effect upon our business, results of operations and financial condition. Our ability to compete effectively as a provider of Internet applications and professional services to the automotive industry and to manage future growth will require us to continue to improve our operational systems, product development organization and our financial and management controls, reporting systems and procedures. We may fail to make these improvements effectively. Additionally, our efforts to make these improvements may divert the focus of our personnel.

    Our relationships with clients and strategic partners are frequently informal and are subject to frequent change. These changes are also often informal. A practice of entering into verbal agreements and of modifying or terminating past agreements by verbal agreement has resulted in the past, and may result in the future, in disputes regarding the existence, interpretation and circumstances regarding modification or termination of commercial contracts. If our relationships with clients or strategic partners evolve in an adverse manner, if we get into contractual disputes with clients or strategic partners or if any agreements with such persons are terminated, our business could suffer.

    We must integrate our key executives into a cohesive management team and at the same time increase the total number of employees and train and manage our employee work force in a timely and effective manner to expand our business. We cannot guarantee that we will be able to do so successfully. To manage the expected growth of our operations and personnel, we must continue improving or replacing existing operational, accounting and information systems, procedures and controls. We will also need to expand, train and manage our growing employee base, particularly our finance, administrative and operations staff. Further, we must manage effectively our relationships with our dealer, dealer group and manufacturer clients and other third parties necessary to our business. If we are unable to manage growth effectively, our business could suffer.

Our quarterly results likely will fluctuate, which may subject the market price of our common stock to rapid and unpredictable change.

    As our business grows and the market for Internet applications and professional services matures, we expect that our quarterly operating results will fluctuate. Factors that we expect to lead to such period-to-period changes include:

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  the level of demand in the automotive industry for Internet applications, professional services and data extraction and aggregation services;

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  the amount and timing of increased expenditures for expansion of our operations, including the hiring of new employees, capital expenditures and related costs;

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  the rate and volume of additions to our client base;

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  our ability to continue to enhance, maintain and support our technology;

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  the amount and timing of expenditures by clients for our services;

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  the introduction of new products or services by us or our competitors;

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  our ability to attract and retain personnel with the necessary technical, sales, marketing and creative skills required to develop our services and to service our clients effectively;

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  technical difficulties with respect to the Internet or infrastructure; and

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  economic conditions generally and those specific to the automotive industry.

    We expect our business to experience seasonality, reflecting seasonal fluctuations in the automotive industry, Internet and commercial online service usage and advertising expenditures. In addition, because we only began operations in March 1995, and because the market for automotive e-business services such as ours is still evolving, it is very difficult to predict future financial results. Due partly to our investments in our technology infrastructure and to our development of MotorPlace Auto Exchange, we plan to significantly increase our technology and development, sales and marketing, as well as general and administrative expenses during the remainder of the year 2001. Our expenses are relatively fixed in the short term and are based in part on our expectations of future revenues, which may vary significantly. If we do not achieve expected revenue targets, we may be unable to adjust our spending quickly enough to offset any revenue shortfall. If this were to occur, our results of operations would be significantly affected.

We may fail to retain our key executives and to attract and retain technical personnel, which would adversely affect our business and prospects.

    The loss of the services of one or more of our executive officers could have a material adverse effect on the development of our business and, accordingly, on our operating results and financial condition. We generally do not enter into employment agreements with our key executive officers and cannot guarantee that we will be able to retain them. Qualified technical personnel are in great demand throughout the Internet industry. Our future growth will depend in large part upon our ability to attract and retain highly skilled technical and engineering personnel. Our failure to attract and retain the technical personnel that are integral to our expanding development needs may limit the rate at which we can develop new products and services, which could have a material adverse effect on our business, results of operations and financial condition.

If we become unable to extract data from our clients' internal management systems, the value of our services would decrease dramatically.

    A significant component of our business and revenues depends on our ability to extract various data types from our clients' internal management systems. Most dealer information management systems have been developed and sold by Reynolds and ADP and our ability to access these systems is essential to the success of our data extraction and aggregation service offerings. It is possible that new products, services or information management systems installed by dealers could limit or otherwise impair our ability to collect data from dealers. This could have a material adverse effect on our business, results of operations and financial condition.

We are vulnerable to disruptions in our computer systems and network infrastructure. System or network failures would adversely affect our operations.

    We depend on the continued performance of our systems and network infrastructure. Any system or network failure that causes interruption or slower response time for our services could result in less traffic to our clients' Web sites and, if sustained or repeated, could reduce the attractiveness of our services to clients. An increase in the volume of Internet traffic to sites hosted by us could strain the capacity of our technical infrastructure, which could lead to slower response times or system failures. Any failure of our servers and networking systems to handle current or future volumes of traffic would have a material adverse effect on our business and reputation. In addition, our operations depend upon our ability to maintain and protect our computer systems, which are located at facilities in Seattle, Washington, Portland, Oregon, Austin, Texas, and Columbus, Ohio. Our systems are vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures and similar events. Although we maintain back-up systems and capabilities and also maintain insurance against fires and general business interruptions, our back-up systems and our insurance coverages may not be adequate in any particular case. The occurrence of a catastrophic event could have a material adverse effect on our business, results of operations and financial condition.

Unknown software defects could cause service interruptions, which could damage our reputation and adversely affect our business.

    Our product and service offerings depend on complex software, both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are created. Although we conduct extensive testing, we may not discover software defects that affect our new or current products and services or enhancements until after they are deployed. These defects could cause service interruptions, which could damage our reputation or increase our service costs. They also could cause us to lose revenue and divert our development resources.

Economic trends that negatively affect the automotive retailing industry may adversely affect our business by decreasing the number of automotive dealers purchasing our products and services, decreasing the amount our clients spend on our products and services, or both.

    Purchases of new vehicles are typically discretionary for consumers and may be particularly affected by negative trends in the economy. The success of our business will depend upon a number of factors influencing the spending patterns of automotive dealers and manufacturers for marketing and advertising services. These patterns are in part influenced by factors relating to discretionary consumer spending for automotive purchases, including economic conditions affecting disposable consumer income, such as employment, wages and salaries, business conditions, interest rates and availability of credit for the economy as a whole and in regional and local markets. Because the purchase of a vehicle is often a significant investment, any reduction in disposable income and the impact such reduction may have on our clients may affect us more significantly than businesses serving other industries or segments of the economy.

Our business depends on the protection of our intellectual property and proprietary rights and such protection is costly and may be inadequate. The loss of any of these rights or property would seriously harm our business.

    Legal standards relating to the validity, enforceability and scope of protection of proprietary rights in Internet-related businesses are uncertain and still evolving, and we cannot predict the future viability or value of any of our proprietary rights. We also cannot assure you that the steps that we have taken to protect our intellectual property rights and confidential information will prevent unauthorized disclosure, misappropriation or infringement of these valuable assets. In addition, our business activities may infringe upon the intellectual property rights of others and other parties may assert infringement claims against us. Any litigation to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others might result in substantial costs and diversion of resources and management attention. Moreover, if we infringe upon the rights of others, we may be required to pay substantial amounts and may be required to either license the infringed intellectual property or to develop alternative technologies independently. We may not be able to obtain suitable substitutes for the infringed technology on acceptable terms or in a timely manner, which could adversely affect our business, results of operations and financial condition.

We could face liability for information retrieved from or transmitted over the Internet and liability for products sold over the Internet.

    We could be exposed to liability with respect to third-party information that is accessible through Web sites we create. These claims might assert that, by directly or indirectly providing links to Web sites operated by third parties, we should be liable for copyright or trademark infringement or other wrongful actions by third parties through these sites. It is also possible that if any information provided on our clients' Web sites contains errors, consumers and our clients could make claims against us for losses incurred in relying on this information. We access the systems and databases of our clients and, despite precautions, we may adversely affect these systems. Even if these claims do not result in liability to us, we could incur significant costs in investigating and defending against these claims and our reputation could suffer dramatically. While we believe our insurance is adequate, our general liability insurance and contractual indemnity and disclaimer provisions may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, results of operations and financial condition.

Increasing government regulation could limit the market for Internet services, which could seriously harm our business.

    Due to concerns arising from the increasing use of the Internet, a number of laws and regulations have been and may be adopted covering issues such as user privacy, pricing, acceptable content, taxation and quality of products and services. Failure by our clients or us to comply with such laws and regulations could subject us to legal action, including fines, and could cause us to expend management and other resources. In addition, such legislation could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium. Further, due to the global nature of the Internet, it is possible that multiple federal, state or foreign jurisdictions might attempt to regulate Internet transmissions or levy sales or other taxes relating to Internet-based activities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. We cannot assess the impact of any future regulation of the Internet on our business.

Our principal shareholder and its affiliates will continue to influence matters affecting us, which could conflict with your interests.

    As of June 30, 2001, Warburg Pincus beneficially owned approximately 45.8% of our issued and outstanding common stock and is able to exercise significant influence over us, including on matters submitted to our shareholders for a vote, such as:

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  the election of our board of directors;

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  the removal of any of our directors;

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  the amendment of our articles of incorporation or bylaws; and

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  the adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

    Actions taken by Warburg Pincus could conflict with interests of other shareholders. As a result of Warburg Pincus's significant shareholdings, a potential acquirer could be discouraged from attempting to obtain control of us, which could have a material adverse effect on the market price of our common stock.

Our stock price may be volatile, which could result in substantial losses for individual shareholders and would increase the likelihood that we will be subject to securities class action litigation.

    The market price of our common stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of new products or services by us or our competitors, market conditions in the automotive industry, changes in financial estimates by securities analysts or other events or factors, many of which are beyond our control. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many technology and services companies and that often have been unrelated to the operating performance of these companies.

    In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources, and could cause our stock price to decline.

RECENT DEVELOPMENTS

    By entering into the merger agreement without the prior consent of Silicon Valley Bank Commercial Finance Division ("SVB"), Cobalt failed to comply with certain covenants under the Loan and Security Agreement (the "Loan Agreement"), dated March 8, 2001, between Cobalt and SVB. As a result, Cobalt is not able to borrow funds under the Loan Agreement.

MARKETS AND MARKET PRICE

    Shares of Cobalt common stock are listed and principally traded on Nasdaq under the symbol "CBLT" and began trading on August 5, 1999. The following table shows, for the periods indicated, the reported high and low sale prices per share on Nasdaq for Cobalt common stock.

	High	Low
YEAR ENDED DECEMBER 31, 1999
Third Quarter	$18.50	$7.31
Fourth Quarter	10.50	5.50
YEAR ENDED DECEMBER 31, 2000
First Quarter	34.00	8.50
Second Quarter	12.75	5.31
Third Quarter	7.25	3.44
Fourth Quarter	4.13	0.88
YEAR ENDING DECEMBER 31, 2001
First Quarter	4.75	1.125
Second Quarter	3.43	1.50
Third Quarter (through August , 2001)

    On June 1, 2001, the last full trading day before the public announcement of the merger agreement, the high and low sale prices for Cobalt common stock as reported on Nasdaq were $2.05 and $1.95 per share, respectively, and the closing sale price on that date was $1.95 per share. On            , 2001, the last trading day for which information was available prior to the date of the first mailing of this proxy statement, the high and low sale prices for Cobalt common stock as reported on Nasdaq were $         and $         per share, respectively, and the closing sale price on that date was $         . Shareholders should obtain a current market quotation for Cobalt common stock before making any decision with respect to the merger. On            , 2001, there were approximately            holders of record of Cobalt common stock.

    In August 1999, Cobalt completed an initial underwritten public offering of 4,500,000 shares of common stock (including the underwriters' exercise of the over-allotment option). The offering price per share was $11.00 and Cobalt received net proceeds of approximately $46.0 million.

    Cobalt has never declared or paid cash dividends on its common stock and does not plan to pay any cash dividends in the foreseeable future. Cobalt's current credit agreement limits its ability to pay dividends on its common stock. In addition, under the merger agreement, Cobalt has agreed not to pay any cash dividends on its common stock before the closing of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table shows as of June 1, 2001, to the best of Cobalt's knowledge, the number of shares of Cobalt common stock beneficially owned by all persons we know to be beneficial owners of at least 5% of Cobalt's common stock, Cobalt's directors, and all current directors and executive officers as a group.

Name and Address of Beneficial Owner	Number of Shares(l)	Percentage of Common Stock
Warburg, Pincus Equity Partners, L.P.(2) 466 Lexington Avenue New York, NY 10017	9,808,624	47%
Entities affiliated with First Analysis Corporation(3) The Sears Tower, Suite 9500 233 South Wacker Drive Chicago, IL 60606	1,781,759	9%
General Electric Capital Assurance Company(4) 601 Union Street, Suite 1400 Seattle, WA 98101	1,113,065	5%
Joseph P. Landy(2)(5)	9,808,624	47%
Mark T. Koulogeorge(3)(6)	1,948,499	10%
John W.P. Holt(7)	719,006	4%
Geoffrey T. Barker(8)	560,851	3%
Howard A. Tullman(9)	54,666	*
Ernest H. Pomerantz(10)	45,166	*
J.D. Power, III(11)	13,000	*
Rajan Krishnamurty(12)	72,752	*
David S. Snyder(13)	73,375	*
Terrence E. Smail(14)	37,500	*
Michael D. Bell(15)	19,750	*
All directors and executive officers as a group (12 people)(16)	13,414,088	62%

*
Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants that are currently exercisable or convertible or may be exercised or converted within sixty days are deemed to be outstanding and to be beneficially owned by the person holding these options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of the person or entity holding these securities, but are not outstanding for the purpose of computing the percentage ownership of any other person or entity. Percentage of beneficial ownership is based on [20,303,137] shares of common stock outstanding as of June 1, 2001.

(2)
The sole general partner of Warburg Pincus is WP, a New York general partnership. Warburg Pincus LLC ("WP LLC") manages Warburg Pincus. Mr. Landy is an Executive Managing Director and member of WP LLC. Includes 416,390 shares Warburg Pincus has the right to acquire pursuant to warrants exercisable within 60 days of June 1, 2001. Mr. Landy disclaims beneficial ownership of such shares. Lionel L. Pincus is the managing partner of WP and the managing member of WP LLC and may be deemed to control both entities. Lionel L. Pincus does not own any shares of common stock individually and disclaims beneficial ownership of all shares owned by

  Warburg Pincus or any of its affiliates. Excludes shares over which Warburg Pincus may exercise voting rights with respect to the merger pursuant to the Voting Agreement described above.

(3)
Includes 138,797 shares First Analysis Corporation has the right to acquire pursuant to warrants exercisable within 60 days of June 1, 2001. Also includes 1,642,962 shares held of record by Riverside Partnership ("Riverside"), whose General Partner is Riverside LLC, whose managing member is First Analysis Management Company III, LLC ("FAMC"). Bret R. Maxwell may be deemed to have voting control over all of these shares because of the positions he holds, as described below.

Environmental
Private Equity Fund II, L.P., ("EPEF II" and whose general partner is Environmental Private Equity Management II, L.P., whose ultimate coordinating partner is Bret R. Maxwell) by virtue of its status as a general partner of Riverside, may be deemed to be the beneficial owner of 951,111 shares owned of record by Riverside, which shares relate to EPEF II's participating percentage in Riverside.

The
Productivity Fund III, L.P. ("PF III" and whose general partner is First Analysis Management Company III, LLC ("FAMC"), whose managing member is Bret R. Maxwell) by virtue of its status as a general partner of Riverside, may be deemed to be the beneficial owner of 691,851 shares owned of record by Riverside, which shares relate to PF III's participating percentage in Riverside.

Mr.
Koulogeorge is a member of FAMC and an executive officer of First Analysis Corporation, a general partner of the limited partnership that controls EPEF II. Accordingly, Mr. Koulogeorge may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by PF III and EPEF II. Mr. Koulogeorge disclaims beneficial ownership of such shares.

(4)
Includes 258,520 shares held by General Electric Capital Auto Financial Services Corporation ("GEAFS") and 400,000 shares GEAFS has the right to acquire pursuant to warrants exercisable within 60 days of June 1, 2001.

(5)
Includes 15,000 shares Mr. Landy has the right to acquire pursuant to options exercisable within 60 days of June 1, 2001.

(6)
Includes 10,000 shares Mr. Koulogeorge has the right to acquire pursuant to options exercisable within 60 days of June 1, 2001.

(7)
Includes 143,749 shares Mr. Holt has the right to acquire pursuant to options exercisable within 60 days of June 1, 2001.

(8)
Includes 40,000 shares held in trust for Mr. Barker's heirs and 133,192 shares Mr. Barker has the right to acquire pursuant to options exercisable within 60 days of June 1, 2001.

(9)
Includes 2,000 shares held in trust for Mr. Tullman's heirs and 18,083 shares Mr. Tullman has the right to acquire pursuant to options exercisable within 60 days of June 1, 2001.

(10)
Includes 15,000 shares Mr. Pomerantz has the right to acquire pursuant to options exercisable within 60 days of June 1, 2001.

(11)
Includes 12,000 shares Mr. Power has the right to acquire pursuant to options exercisable within 60 days of June 1, 2001.

(12)
Includes 67,707 shares Mr. Krishnamurty has the right to acquire pursuant to options exercisable within 60 days of June 1, 2001.

(13)
Includes 66,250 shares Mr. Snyder has the right to acquire pursuant to options exercisable within 60 days of June 1, 2001.

(14)
Includes 35,000 shares Mr. Smail has the right to acquire pursuant to options exercisable within 60 days of June 1, 2001.

(15)
Includes 11,666 shares Mr. Bell has the right to acquire pursuant to options exercisable within 60 days of June 1, 2001.

(16)
Includes an aggregate of 535,875 shares that directors and officers as a group have a right to acquire pursuant to options exercisable and 555,187 shares that affiliates of the directors have a right to acquire pursuant to warrants exercisable within 60 days of June 1, 2001.

INDEPENDENT ACCOUNTANTS

    Cobalt's audited consolidated financial statements included with this proxy statement, have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

    If the merger is completed, there will be no public participation in any future meetings of shareholders of Cobalt. However, if the merger is not completed, Cobalt shareholders will continue to be entitled to attend and participate in Cobalt shareholders' meetings. If the merger is not completed, Cobalt will inform its shareholders, by press release or other means determined reasonable by Cobalt, of the date by which shareholder proposals must be received by Cobalt for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the Commission then in effect.

WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

    Cobalt files annual, quarterly and special reports, proxy statements and other information with the Commission. In addition, because the merger is a "going private" transaction, Cobalt, Warburg Pincus and others have filed a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, the exhibits to the Schedule 13E-3 and such reports, proxy statements and other information contain additional information about Cobalt. Exhibits (d)(1) through (d)(3) of the Schedule 13E-3 will be made available for inspection and copying at Cobalt's executive offices during regular business hours by any Cobalt shareholder or a representative of a shareholder as so designated in writing.

    Cobalt shareholders may read and copy the Schedule 13E-3 and any reports, statements or other information filed by Cobalt at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Cobalt's filings with the Commission are also available to the public from commercial document retrieval services and at the website maintained by the Commission located at: "http://www.sec.gov."

    The Commission allows Cobalt to "incorporate by reference" information into this proxy statement. This means that Cobalt can disclose important information by referring to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Cobalt files later with the Commission may update and supersede the information incorporated by reference. Similarly, the information that Cobalt later files with the Commission may update and supersede the information in this proxy statement. Cobalt incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. Cobalt also incorporates by reference into this proxy statement the following documents filed by it with the Commission under the Exchange Act:

  •
  Cobalt's Annual Report on Form 10-K for the year ended December 31, 2000;

  •
  Cobalt's Definitive Proxy Statement for the 2001 Annual Meeting of Shareholders, dated April 24, 2001;

  •
  Cobalt's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001 and June 30, 2001;

  •
  Cobalt's Current Report on Form 8-K for the event of June 2, 2001, filed on June 5, 2001;

  •
  Cobalt's Current Report on Form 8-K filed with the SEC on June 28, 2001;

    Cobalt undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. Requests for copies should be directed to The Cobalt Group, Inc., 2200 First Avenue South, Suite 400, Seattle, Washington 98134, Attention: Lee J. Brunz (telephone number: (206) 269-6363).

    Document requests from Cobalt should be made by            , 2001 in order to receive them before the special meeting.

    The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Cobalt since the date of this proxy statement or that the information herein is correct as of any later date.

    Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Cobalt has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated            , 2001. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement will not create any implication to the contrary.

F–1

Report of Independent Accountants

     To the Board of Directors and Shareholders
of The Cobalt Group, Inc.

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of The Cobalt Group, Inc. and its subsidiaries at December 31, 2000 and December 31, 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statements schedule listed under Item 14(a)(2) of the Company's Annual Report on Form 10-K for the year ended December 31, 2000 presents fairly, in all material respects the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred continuing losses from operations and as a result of entering into the Agreement and Plan of Merger discussed in Note 19, is unable to borrow under its existing credit facility. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington
January 25, 2001, except for paragraphs two and three of Note 19, which are as of March 9, 2001 and except for paragraph three of Note 1 and paragraphs four and five of Note 19, which are as of June 2, 2001.

F–2

The Cobalt Group, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31, 2000	December 31, 1999
Assets
Current assets
Cash and cash equivalents	$16,577	$14,224
Accounts receivable, net of allowances for doubtful accounts of $944 and $497, respectively	8,892	4,581
Other current assets	1,673	2,225
	27,142	21,030
Capital assets, net	14,256	4,636
Intangible assets, net	15,569	27,330
Other assets	959	1,036
Total assets	$57,926	$54,032

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$4,696	$2,020
Accrued liabilities	2,187	1,520
Deferred revenue, current portion	4,668	2,456
Notes payable	270	—
Software financing contract, current portion	1,054	362
Capital lease obligations, current portion	900	844
	13,775	7,202
Non-current liabilities
Deferred revenue, non-current portion	1,348	—
Software financing contract, non-current portion	279	28
Capital lease obligations, non-current portion	269	1,217
	1,896	1,245
Commitments and Contingencies	—	—
Shareholders' equity
Preferred stock; $0.01 par value per share; 100,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock; $0.01 par value per share; 200,000,000 shares authorized; 20,140,376 and 16,855,431 issued and outstanding, respectively	201	169
Additional paid-in capital	124,021	89,957
Deferred equity subscriptions	(12,951)	—
Deferred equity expenses	(2,167)	(3,036)
Notes receivable from shareholders	(144)	(144)
Accumulated deficit	(66,705)	(41,361)
	42,255	45,585
Total liabilities and shareholders' equity	$57,926	$54,032

See accompanying notes to consolidated financial statements.

F–3

The Cobalt Group, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2000	1999	1998
Revenues
Internet applications and professional services	$27,282	$13,511	$6,011
Data extraction and aggregation services	12,546	7,336	—
Other services	1,653	2,439	234
Total revenues	41,481	23,286	6,245
Cost of revenues	8,283	4,819	1,199
Gross profit	33,198	18,467	5,046
Operating expenses
Sales and marketing, excluding stock-based compensation of $130, $737 and $247, respectively	21,832	11,591	4,048
Product development, excluding stock-based compensation of $173, $498 and $90, respectively	7,691	3,168	961
General and administrative, excluding stock-based compensation of $545, $1,457 and $441, respectively	19,836	13,199	4,328
Amortization of intangible assets	5,751	3,696	299
Intangible asset impairment charge	9,742	—	—
Stock-based compensation	909	2,806	806
Total operating expenses	65,761	34,460	10,442
Loss from operations	(32,563)	(15,993)	(5,396)
Interest expense	(411)	(993)	(93)
Interest income	1,203	475	142
Gain on sale of HomeScout	—	—	1,626
Gain on sale of YachtWorld	8,658	—	—
Common and preferred stock repurchase premium	—	—	(1,384)
Other income, net	(67)	10	—
Net loss before cumulative change in accounting principle	$(23,180)	$(16,501)	(5,105)
Cumulative effect for change in accounting principle	(2,164)	—	—
Net loss available to common shareholders	$(25,344)	$(18,028)	(13,930)

Basic and diluted net loss per share, before change in accounting principle	(1.29)	—	—
Cumulative effect of change in accounting principle	(0.12)	—	—
Basic and diluted net loss per share	$(1.41)	$(2.26)	$(4.74)

Weighted-average shares outstanding	17,926,335	7,971,443	2,938,460
Pro forma net loss available to common shareholders (unaudited)	(23,180)	(19,395)	(14,586)

Pro forma basic and diluted net loss per share (unaudited)	(1.29)	(2.43)	(4.96)
Pro forma weighted-average shares outstanding (unaudited)	17,926,335	7,941,443	2,938,460

See accompanying notes to consolidated financial statements.

F–4

The Cobalt Group, Inc.

Consolidated Statements of Changes in Shareholders' Equity (Deficit)

(in thousands, except share amounts)

	Common stock					Notes receivable from shareholders
			Additional paid-in capital	Deferred equity expenses	Deferred equity subscriptions		Accumulated deficit
	Shares	Par Value						Total
Balances at December 31, 1997	3,406,597	34	1,268	(147)	—	(144)	(3,908)	(2,897)
Net loss							(5,105)	(5,105)
Issuance of stock options to employees			2,244	(2,244)				—
Amortization of deferred compensation				532				532
Forfeitures of employee stock options			(173)	173				—
Proceeds from exercise of stock options	110,507	1	26					27
Accretion of mandatorily redeemable convertible preferred stock			(14)					(14)
Repurchase of mandatorily redeemable convertible preferred stock							(8,262)	(8,262)
Repurchase of common stock	(2,173,206)	(22)	(367)				(7,585)	(7,974)
Dividends on mandatorily redeemable convertible preferred stock			(549)					(549)
Balances at December 31, 1998	1,343,898	13	2,435	(1,686)	—	(144)	(24,860)	(24,242)
Net loss							(16,501)	(16,501)
Issuance of stock options to employees			5,510	(5,510)				—
Issuance of PartsVoice warrants			381					381
Proceeds from initial public offering, net	4,500,000	45	44,731					44,776
Sale of common stock	454,545	5	4,995					5,000
Conversion of preferred shares	9,666,402	97	34,635					34,732
Amortization of deferred compensation				2,806				2,806
Forfeitures of employee stock options			(1,354)	1,354				—
Issuance of warrant shares	35,108							—
Proceeds from exercise of stock options	855,478	9	151					160
Accretion of mandatorily redeemable convertible preferred stock			(17)					(17)
Dividends on mandatorily redeemable convertible preferred stock			(1,510)					(1,510)
Balances at December 31, 1999	16,855,431	$169	$89,957	$(3,036)	$—	$(144)	$(41,361)	$45,585
Net loss							(25,344)	(25,344)
Issuance of stock related to operating agreements	516,684	5	4,097		(2,859)			1,243
Issuance of stock related to acquisition of IntegraLink	85,000	1	1,869					1,870
Issuance of warrants related to operating agreements			13,053	(1,349)	(11,704)			—
Amortization of deferred equity expenses and subscriptions				885	1,612			2,497
Issuance of warrants related to put option			3,521					3,521
Proceeds from exercise of put option	2,210,830	22	11,457					11,479
Employee stock purchase plan	70,683		455					455
Proceeds from exercise of stock options	401,748	4	510					514
Acceleration of stock options			435					435
Forfeitures of employee stock options			(1,333)	1,333				—
Balances at December 31, 2000	20,140,376	$201	$124,021	$(2,167)	$(12,951)	$(144)	$(66,705)	$42,255

See accompanying notes to consolidated financial statements.

F–5

The Cobalt Group, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Fiscal year ended December 31,
	2000	1999	1998
Cash Flows from Operating Activities
Net income (loss)	$(25,344)	$(16,501)	$(5,105)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred equity expenses	993	2,806	806
Depreciation and amortization	8,905	4,988	614
Intangible asset impairment charge	9,742	—	—
Gain on sale of YachtWorld	(8,658)	—	—
Common stock repurchase premium	—	—	1,384
Net (gain) loss on disposition of assets	87	7	(1,617)
Changes in:
Accounts receivable	(3,337)	(3,331)	(791)
Other assets	748	(3,120)	(109)
Accounts payable and accrued liabilities	4,240	2,573	612
Deferred revenues	3,775	1,166	393
Net cash used in operating activities	(8,849)	(11,412)	(3,813)
Cash Flows from Investing Activities
Acquisition of capital assets	(11,148)	(1,885)	(472)
Proceeds from sale of fixed assets	24	—	5
Investment in PartsVoice	—	(3,281)	—
Investment in IntegraLink	(1,614)	—	—
Short term investments	—	983	(983)
Proceeds from sale of HomeScout	—	—	1,626
Proceeds from sale of YachtWorld	8,886	—	—
Net cash provided by (used in) investing activities	(3,852)	(4,183)	176
Cash Flows from Financing Activities
Proceeds from initial public offering and direct sale, net of costs	—	49,776	—
Proceeds from sale of common stock	15,000	—	—
Proceeds from sale of preferred stock	—	100	29,193
Proceeds from exercise of stock options	514	160	27
Proceeds from employee stock purchase plan	455	—	—
Proceeds from lease financing transactions	1,170	—	—
Repurchase of common stock and mandatorily redeemable convertible preferred stock	—	—	(19,227)
Payment of DealerNet acquisition liability	—	—	(500)
Payment of equity subscriptions	524
Payment of dividends on preferred stock	—	(2,059)	—
Payment of notes payable	—	(26,600)	(1,200)
Proceeds from notes payable	—	3,600	1,000
Payment of capital lease obligations and software financing contract	(2,609)	(914)	(141)
Net cash provided by financing activities	15,054	24,063	9,152
Net Change In Cash	2,353	8,468	5,515
Cash, Beginning of Period	14,224	5,756	241
Cash, End of Period	$16,577	$14,224	$5,756

See accompanying notes to consolidated financial statements.

F–6

The Cobalt Group, Inc.

Notes to Consolidated Financial Statements

1. The Company and Its Significant Accounting Policies

Nature of the Business

    The Cobalt Group, Inc. (the "Company") is a provider of e-business services to automotive dealers and manufacturers in North America. The Company's current service offerings include: comprehensive Internet applications and professional services; data extraction, aggregation and management services; and other services such as dealer training, placement of advertisements and an online wholesale vehicle exchange.

    Prior to January 2000, the Company owned and operated YachtWorld.com, a marine Web site, which contained photo listings of yachts for sale, as well as other marine-related information. On January 25, 2000 the Company sold the assets related to YachtWorld.com.

    The Company has experienced significant net operating losses from inception. In fiscal year 2000, the Company incurred operating losses of $32.6 million and used $8.8 million of cash in its operating activities. The Company expects that operating losses and negative cash flows will continue at least through fiscal year 2001 as the Company continues to develop its product offerings and customer base. If the Company fails to develop revenues from sales of new products and to expand its customer base to generate adequate funding from operations, it will be required to reduce its operating expenses and/or seek additional debt or equity financing. Such financing may not be available on acceptable terms or at all. As a result of entering into the Agreement and Plan of Merger discussed in Note 19, the Company became unable to borrow under its March 2001 Loan and Security Agreement with Silicon Valley Bank Commercial Finance Division. The inability to borrow under this Loan and Security Agreement creates substantial doubt about whether the Company will have sufficient financial resources to fund operations through December 31, 2001 and continue as a going concern.

Principles of Consolidation

    The Company's consolidated financial statements include the assets, liabilities and results of operations of majority-owned subsidiaries. Under the Company's agreement with General Electric Capital Auto Financial Services ("GE Capital") to operate MotorPlace Auto Exchange, revenues and expenses are shared equally therefore, the financial statements include the Company's share of all income statement items, while all assets and liabilities are consolidated at 100%. The agreement with GE Capital specifies that the Company wholly owns the assets and liabilities of MotorPlace Auto Exchange. The Company anticipates the agreement with GE Capital will dissolve effective during the first quarter of 2001. At that juncture, the Company will begin consolidating 100% of revenues and expenses, as well as assets and liabilities. All significant intercompany accounts and transactions have been eliminated.

Use of estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Due to technology investments of approximately $2.0 million which the Company anticipates will be made prior to December 31, 2002 in order to maintain the current parts locator revenue stream, the

F–7

Company changed the remaining estimated life of the technology associated with the purchase of PartsVoice from 40 months to 12 months.

Cash and cash equivalents

    The Company considers all short-term highly liquid instruments purchased within three months of their maturity date to be cash equivalents. The Company maintains its cash accounts with four financial institutions that are insured by the Federal Deposit Insurance Corporation up to $100,000.

Fair value of financial instruments

    The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, notes payable and deferred revenue. The carrying amounts of financial instruments approximate fair value due to their short maturities.

Concentration of credit risk

    Financial instruments that potentially subject the Company to concentrations of credit risk are primarily accounts receivable and cash equivalents. Substantially all of the Company's clients are in the automotive industry. The Company does not require collateral from its clients. Individual dealer balances are generally small and clients are required to pay for Web site service in advance. However, manufacturer client balances may be substantial and the Company does not require prepayment from these clients. DaimlerChrysler, including Mercedes-Benz, accounted for 31% and 19% of trade accounts receivable before allowances as of December 31, 2000 and 1999, respectively and 20% and 16% of revenues for the year ended December 31, 2000 and 1999, respectively. No other customer accounted for more than 10% of accounts receivable as of December 31, 2000 or 1999 or 10% of revenues for the years ended December 31, 2000 and 1999. No individual client accounted for more than 10% of accounts receivable as of December 31, 1998, or 10% of revenues for the year ended December 31, 1998. The Company maintains an allowance for doubtful accounts receivable based upon its historical experience and the expected collectibility of accounts receivable. Credit losses to date have been within the Company's estimates. The Company has a cash investment policy, which restricts investments to ensure preservation of principal and maintenance of liquidity.

Revenue recognition

    The Company derives its revenues from fees charged to its automotive, dealer and manufacturer clients for Internet applications and professional services, data extraction and aggregation services and other services such as dealer training and placement of advertisements. Internet applications and professional services, and data extraction and aggregation service revenue is recognized ratably over the service period. Revenue on initial design and construction fees and professional services projects was previously recognized at the time of Web site activation. After the application of Staff Accounting Bulletin No. 101 ("SAB 101") in January 2000, the Company recognizes set-up fees for Internet applications and professional services over the estimated life of the customer or project. The Company's obligations for Internet advertising services typically include guarantees of minimum number of "impressions," or times that an advertisement is viewed. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until the remaining guaranteed impression levels are achieved.

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    The majority of the Company's services are sold to clients under short-term service agreements with an initial term of three to twelve months and month-to-month thereafter. Revenues are recognized net of promotional discounts. Revenue is not recognized until the end of any applicable free trial period and until the client has agreed to continue services. Prepayments received for sites not yet activated and services not yet provided are reported as deferred revenue.

    Amounts billed are reduced by amounts relating to the fair value of warrants and common stock issued in connection with the agreement with DaimlerChrysler Corporation. The fair value of the warrants and common stock of $14.6 million is being amortized ratably with revenues over the initial term of the agreement, which expires December 31, 2002 as amounts are billed under the contract. Amounts billed to DaimlerChrysler are reduced by this amortization to arrive at revenues. In the year ended December 31, 2000, the Company recognized $842,000 less in revenues than amounts billed. The remaining amount to be amortized is $13.7 million at December 31, 2000.

Cost of revenues

    The Company's cost of revenues consists of production, maintenance and delivery costs associated with the Company's services. These costs include production and design personnel costs, communication expenses related to data transfer, fees payable to third parties for distribution of vehicle inventory data to other Web sites, banner advertising purchased from third party Web sites and resold to clients and site content licensing fees. These costs also include software and hardware costs to host and serve data.

Product development

    Product development costs represent research and development expenses, which are charged to operations as incurred, unless they are capitalized as software or Web site development costs under the American Institute of Certified Public Accountants Statement of Position 98-1("SOP 98-1") or Emerging Issues Task Force Issues Summary 00-02, "Accounting for Web Site Development Costs" ("EITF 00-02").

Capital assets

    Capital assets consist of computer equipment, furniture and other equipment, purchased software and leasehold improvements, which are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets or the term of the lease, whichever is shorter. The useful lives of capital assets range from three to five years. Maintenance and repairs, which neither materially add to the value of an asset nor prolong its life, are charged to expense as incurred.

Internally developed software

    In the second quarter of 2000, the Company commenced a project to make significant investments in internally developed software related to the development of its core Web site technology platform. Portions of these costs are being capitalized in accordance with SOP 98-1. SOP 98-1 provides that certain costs associated with the development of software for internal use should be capitalized, including both internal and external costs in the installation, coding and testing phases. However, costs related to the research and definition of project parameters, as well as the transfer of data to new

F–9

software are not capitalized and are expensed as incurred. We anticipate the capitalized portion of the project will be amortized over a three-year period, beginning in the second quarter of 2001.

Web site development costs

    Costs incurred in developing the Company's Web sites are accounted for in accordance with EITF 00-02. As such, the Company expenses all costs incurred that relate to the planning and post implementation phases of development. Costs incurred in the development phase are capitalized and recognized over the Web site's estimated useful life if the Web site is expected to have a useful life beyond one year. Costs capitalized are included in fixed assets and are amortized over three years. Costs associated with repair or maintenance of existing sites or the development of Web site content are expensed as incurred.

Impairment of long-lived assets

    The Company periodically evaluates the carrying value of long-lived assets to be held and used, including but not limited to, capital assets and intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

Advertising costs

    Advertising costs include costs of print and Internet banner advertising. The Company expenses advertising costs when the advertising takes place. Advertising costs for the years ended December 31, 2000, 1999 and 1998 were $984,000, $985,000, and $276,000, respectively.

Stock-based compensation

    The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations, and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force, Issue 96-18.

Income taxes

    The Company provides for income taxes using the liability method. This method requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities and for tax loss and credit carryforwards. If it is more likely than not that some portion of a deferred tax asset will not be realized, a valuation allowance is recorded.

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Net loss per share and unaudited pro forma net loss per share

    Basic net loss per share represents net loss available to common shareholders divided by the weighted-average number of shares outstanding during the period. Diluted net loss per share represents net loss available to common shareholders divided by the weighted-average number of shares outstanding including the potentially dilutive impact of common stock options and warrants. Basic and diluted net loss per share are equal for the periods presented because the impact of potential common stock equivalents is anti-dilutive. Potentially dilutive securities totaling 7,164,126, 1,273,082, and 11,259,342 shares for the years ended December 31, 2000, 1999, and 1998, respectively, were excluded from diluted net loss per share due to their anti-dilutive effect. Common stock options and warrants are converted using the treasury stock method. Mandatorily redeemable convertible preferred stock is converted using the if-converted method.

    In accordance with Emerging Issues Task Force Topic D-53, the Company's 1998 net loss available to common shareholders is increased by $8,262,000 which represents the excess of the fair value over the carrying value of Series A preferred shares which were repurchased by the Company during October 1998.

    Unaudited pro forma net loss per share is computed based on retroactive application of SAB 101 to January 1, 1997.

    The following table sets forth the computation of the numerators and denominators in the basic and diluted net loss per share calculations for the periods indicated:

	2000	1999	1998
	(in thousands, except share amounts)
Numerator:
Net loss	$(25,344)	$(16,501)	$(5,105)
Dividends on mandatorily redeemable convertible preferred stock	—	(1,510)	(549)
Excess consideration for redemption of Series A mandatorily redeemable convertible preferred stock	—	—	(8,262)
Accretion of mandatorily redeemable convertible preferred stock	—	(17)	(14)
Net loss available to common shareholders	(25,344)	(18,028)	$(13,930)
Effect of change in accounting principle	2,164	(1,367)	(656)
Pro forma net loss available to common shareholders	$(23,180)	$(19,395)	$(14,586)

Denominator:
Basic and diluted weighted-average shares outstanding	17,926,335	7,971,443	2,938,460

Segment Information

    Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131") establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services, and geographic areas.

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Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions about how to allocate resources and assess performance. The Company's chief decision maker, as defined under SFAS No. 131, is the Chief Executive Officer.

    During the 2001 budget preparation process, the Company began to report information for separate business units to the chief decision maker. As a result of this and other changes in management structure and focus, the Company will begin presenting segment reporting as established in SFAS No. 131 for the quarter ending March 31, 2001. The anticipated reportable segments are as follows:

Internet applications and professional services

    The Company's core businesses are Internet applications and professional services, which consist primarily of pre-packaged Web site designs for dealerships and manufacturers and the customization of these Web sites. The professional services organization supports the Internet application group with custom design and development of customer Web sites on a project basis.

Data extraction and aggregation services

    The Company's data extraction and aggregation services extract data from automotive dealer computer systems, aggregate the data and distribute the data for a variety of purposes, including analysis of vehicle sales and parts location for customers. These services consist of IntegraLink data collection services and PartsVoice business-to-business services.

New accounting pronouncements

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133") establishing accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company adopted SFAS No. 133 for quarter ending March 31, 2000. The Company has not engaged in significant hedging activities or invested in derivative instruments and does not expect the adoption of this standard to have a material impact on the Company's financial position or results of operations.

    In September 2000, the FASB issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 140"). SFAS No. 140 replaces Statement of Financial Accounting Standards No. 125, revising the standards governing the accounting for securitizations and other transfers of financial assets and collateral. Adoption of SFAS No. 140 is required for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001. The Company is currently evaluating the impact of SFAS No. 140, if any, on current accounting policies regarding the service of assets and extinguishment of liabilities.

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The Cobalt Group, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Cumulative Effect of Change in Accounting Principle

    In the fourth quarter of 2000, the Company implemented SAB 101 retroactive to January 1, 2000. Previously, the Company recognized revenue on initial set-up fees and custom projects at the time of activation. After adoption of SAB 101, the Company recognizes set-up fees for Internet applications ratably over the estimated customer life of three years and fees for professional services projects over the estimated project life of two years. The cumulative effect of the change in accounting principle resulted in an increase to net loss of $2.2 million. The effect of the change on the year ended December 31, 2000 was to decrease net loss by $2.5 million. The pro forma amounts presented in the income statement were calculated assuming the accounting change was made retroactively to prior periods. For the year ended December 31, 2000, the Company recognized $1.3 million in revenue that was included in the cumulative effect adjustment on January 1, 2000.

    The following table illustrates the effect of the change in accounting principle, by quarter, for the year ended December 31, 2000.

	First Quarter Ended 31-Mar-00		Second Quarter Ended 30-Jun-00		Third Quarter Ended 30-Sep-00
	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated	Fourth Quarter Ended 2/31/00
	(In thousands, except per share data)
Revenue	$9,284	$8,914	$10,974	$10,195	$11,104	$10,776	$11,596
Gross profit	7,509	7,139	8,782	8,003	8,987	8,659	9,397
Income (loss) before cumulative effect of change in accounting principle	3,027	2,659	(4,686)	(5,465)	(13,990)	(14,317)	(6,057)
Cumulative effect of change in accounting principle	0	(2,164)	0	0	0	0	0
Net income (loss)	3,027	495	(4,686)	(5,465)	(13,990)	(14,317)	(6,057)
Amounts per common share:
Income (loss) before cumulative effect of change in accounting principle(1)	0.18	0.16	(0.27)	(0.31)	(0.79)	(0.81)	(0.31)
Cumulative effect of change in accounting principle(1)	—	(0.13)	—	—	—	—	—
Net income (loss)	$0.18	$0.03	$(0.27)	$(0.31)	$(0.79)	$(0.81)	$(0.31)

(1)
For the three months ended March 31, 2000 diluted net income per share before the cumulative effect of the change in accounting principle was $0.14 as restated compared to previously reported at $0.16.

    SAB 101 also provides for the deferral of any separately identifiable expenses associated with revenues deferred in accordance with SAB 101. The Company has not specifically identified any expenses related to these deferred revenues and has not, therefore, deferred any related expenses.

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3. Acquisition of IntegraLink

    On January 14, 2000 the Company acquired IntegraLink Corporation, whose principal business is automotive data extraction and reporting services. At closing, the Company paid aggregate purchase consideration of (i) $1.5 million in cash; (ii) promissory notes in the principal amount of $250,000 bearing interest at 8% due January 14, 2001; (iii) 85,000 shares of the Company's common stock valued at $22.00 per share; and (iv) expenses related to the acquisition in the amount of $125,000.

    The Company accounted for the IntegraLink acquisition using the purchase method of accounting. The aggregate purchase price of $3.7 million, including acquisition costs, was allocated to the net assets acquired of $11,000, based on their respective fair market values. The excess of the purchase price of $3.7 million over the fair market value of the assets acquired was allocated to intangible assets as follows:

	Useful Lives	Intangible Asset
	(years)	(in thousands)
Goodwill	4	$624
Customer Lists	3	390
Existing Technology	5	2,060
Workforce	3	660
		$3,734

    The historical operations of IntegraLink are not material to the Company's financial position or results of operations and, therefore, consolidated pro forma financial consolidated statements have not been presented.

4. Sale of YachtWorld.com

    In January 2000, the Company sold the assets of its YachtWorld.com operation to Boats.com, Inc. The assets were sold for cash proceeds of $3.5 million and a promissory note in the amount of $10.5 million. The Company also received warrants to purchase 473,455 shares of Boats.com common stock. No value was attributed to the warrants. The total expected gain on the sale of YachtWorld.com was $13.5 million. However, due to the risk associated with collection of the sales proceeds, the Company recognizes the gain associated with the sale of YachtWorld.com as payments are received.

    The first note installment of $3.5 million was paid on March 27, 2000. A second payment, in the amount of $2.5 million, was received on September 29, 2000. As of December 31, 2000 the Company had recognized a gain on the sale of YachtWorld.com of $8.7 million, which represents the cash paid, net of transaction expenses. On September 29, 2000 the Company and Boats.com entered into a note modification agreement. Under the note modification agreement, the $4.8 million balance of the note receivable was re-negotiated to extend the final payment date to March 31, 2001, from December 31, 2000 and the interest rate was increased to 12.0% per annum. The Company received additional consideration, including a re-pricing of the Boats.com warrants and additional anti-dilution provisions. Boats.com also agreed to the imposition of affirmative and negative covenants relating to actions that Boats.com may take with regard to the YachtWorld.com assets.

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5. Acquisition of PartsVoice

    On April 30, 1999, the Company acquired all of the equity interests in PartsVoice, LLC whose principle business is vehicle parts data acquisition and management services. The Company paid aggregate purchase consideration for the PartsVoice equity of (i) $26.0 million in cash; (ii) 500,000 shares of Series C convertible preferred stock at $8.00 per share; and (iii) warrants to purchase 160,000 shares of the Company's common stock at $6.00 per share. The warrants were valued at $381,000 using the Black-Scholes option-pricing model with the following assumptions: fair value of common stock of $7.20 per share, expected life of six months, risk free interest rate of 4.66%, volatility of 90% and dividend yield of 0%.

    The PartsVoice acquisition was accounted for using the purchase method of accounting. The aggregate purchase price was allocated to the net assets acquired, based upon their respective fair market values. The excess of the purchase price, including acquisition costs, over the fair market value of the assets acquired was allocated to intangible assets as follows:

	Useful Lives	Intangible Asset
	(years)	(in thousands)
Goodwill	6	$13,247
Customer Lists	6	13,800
Existing Technology	5	1,100
Name	6	1,200
Workforce	5	1,200
		$30,547

    The following summarizes the unaudited pro forma results of operations for the years ended December 31, 1999, and 1998 on a combined basis, as if the Company's acquisition of PartsVoice occurred at the beginning of each of the periods presented, after including the impact of certain adjustments, such as amortization of goodwill, intangible asset impairment charge and interest on acquisition indebtedness:

	Years ended December 31,
	1999	1998
	(in thousands, except per share amounts)
	(unaudited)
Net revenues	$26,721	$15,773
Net loss	(17,212)	(7,592)
Basic and diluted net loss per share	$(2.35)	$(5.67)

    The unaudited pro forma results are not necessarily indicative of the results of operations that would have been reported had the acquisition occurred prior to the beginning of the periods presented. In addition, they are not intended to be indicative of future results.

    At the time of acquisition, the Company anticipated significant revenue growth from PartsVoice. However, higher than projected client attrition rates and weaker than anticipated new sales resulted in a net decrease in subscribers and a net decrease in revenues for the three months ended September 30, 2000 as compared to the three months ended June 30, 2000. In addition, the Company anticipates the

F–15

need to make technology investments in excess of $2.0 million prior to December 31, 2001 in order to maintain the current revenue stream.

    Due to these business changes, the Company evaluated the carrying amounts of the intangible assets related to PartsVoice and determined that based on the gross expected cash flows from the PartsVoice operations, the intangible assets were impaired. In the quarter ended September 30, 2000, the Company recognized an impairment charge of $9.7 million related to the long-lived assets of PartsVoice. In computing the impairment charge, the Company assumed average annual revenue growth of 3.5%, an average expense growth of 8%, investment in technology as well as ongoing capital acquisition costs, a tax rate commensurate with the subsidiary's profitability, a terminal value at the end of a five-year period and a discount rate of 16.5%. This charge was allocated entirely to goodwill as required by Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121").

6. Agreement with GE Capital to operate MotorPlace Auto Exchange

    On August 18, 2000, the Company entered into an agreement with GE Capital to develop and operate MotorPlace Auto Exchange, an Internet-based wholesale automobile listing and purchasing system for use by automobile dealers and lessors. In conjunction with the agreement, the Company purchased a software license from GE Capital in exchange for 258,520 shares of the Company's common stock valued at $4.81 per share, resulting in an aggregate purchase price of $1.2 million. The purchase price for the software license will be amortized on a straight-line basis to cost of revenues over the three-year term of the license.

    Consideration for the agreement included 400,000 warrants to purchase the Company's common stock at an exercise price of $6.50 per share as incentive for GE Capital to enter into the agreement with the Company. The warrants were valued at $1.3 million using the Black-Scholes option-pricing model with the following assumptions: fair value of common stock of $4.81 per share, expected life of five and one third years, risk free interest rate of 6.11%, volatility of 93% and dividend yield of 0%. The value of these warrants will be amortized on a straight-line basis to cost of revenues over the life of the agreement, which expires December 31, 2005.

    The agreement between GE Capital and the Company specifies that revenues and expenses will be shared between GE Capital and the Company. These revenues and expenses are shared on a cash basis and settled monthly between the parties. In accordance with the agreement, the percentage of revenues and expenses shared by the parties may be changed on a semi-annual basis. However, the Company anticipates termination of the agreement with GE Capital effective in the first quarter of 2001. At the time of termination, the Company will be responsible for all expenses, as well as assets and liabilities and the Company will recognize all revenues from MotorPlace Auto Exchange. As a result of termination, the Company will expense all unamortized warrant charges related to this agreement, which currently total approximately $1.2 million.

7. DaimlerChrysler Services Agreement

    On May 1, 2000 the Company entered into an agreement with DaimlerChrysler Corporation to provide Web site design, hosting and maintenance services to its Chrysler, Dodge and Jeep Five-Star dealers. The initial term of the agreement is through December 31, 2002, with an option to renew through December 31, 2005. DaimlerChrysler is obligated to pay minimum annual amounts to the

F–16

Company during the initial term of the agreement. In connection with the agreement, the Company issued 258,164 shares of its common stock to DaimlerChrysler. The Company also issued warrants to purchase 688,437 and 516,328 shares of its common stock at $10.03 and $12.53 per share, respectively. A third warrant to purchase 249,559 shares at $15.04 per share is contingent upon DaimlerChrysler's exercise of its option to renew the agreement. The three warrants are fully vested and become exercisable on May 1 of 2003, 2004 and 2005, respectively.

    The value of the common stock and warrants issued in connection with the DaimlerChrysler agreement totals $14.6 million. Of the total value, $6.7 million was attributed to the warrant to purchase 688,437 shares, which expires on May 1, 2008. The valuation was determined using the Black-Scholes option-pricing model with the following assumptions: 88% volatility, expected life of eight years, risk free rate of return of 6.55% and a fair market value of $11.44. The second warrant of 516,328 shares, expiring on May 1, 2009, was valued at $5.0 million, also using the Black-Scholes option-pricing model. The assumptions used were as follows: 88% volatility, expected life of nine years, risk free rate of return of 6.29% and a fair market value of $11.44. The remaining $2.9 million in value was attributable to 258,164 shares of common stock issued to DaimlerChrysler. This valuation does not attribute value to the third warrant because issuance will be contingent upon DaimlerChrysler's exercise of its renewal option. Upon renewal, non-cash charges attributable to the third warrant will be calculated and amortized over the three-year renewal period. This warrant expires on May 1, 2010.

    The proceeds for the shares and warrants will be received over the three-year term of the DaimlerChrysler agreement as the Company receives payments for services rendered under the agreement. The proceeds for the shares and warrants are presented as deferred equity subscriptions. The fair value of the warrants and common stock of $14.6 million is being amortized over the initial term of the agreement, which expires December 31, 2002. Amounts billed to DaimlerChrysler are reduced by this amortization to arrive at revenues. In the year ended December 31, 2000, the Company recognized $842,000 less in revenues than amounts billed. The remaining amount to be amortized is $13.7 million at December 31, 2000.

8. Capital Assets

    A summary of capital assets follows:

	December 31,
	2000	1999
	(in thousands)
Computer equipment	$8,306	$3,840
Furniture and other equipment	1,703	874
Software	8,293	1,421
Leasehold improvements	639	208
	18,941	6,343
Less: Accumulated depreciation and amortization	(4,685)	(1,707)
	$14,256	$4,636

    Equipment held under capital leases is included in capital assets. The cost of the leased equipment is $2.9 million, $2.9 million and $1.1 million at December 31, 2000, 1999 and 1998, respectively. The

F–17

accumulated amortization for these items is $1.5 million, $857,000 and $173,000 at December 31, 2000, 1999 and 1998, respectively.

9. Intangible assets

    A summary of intangible assets follows:

		December 31,
	Useful lives
		2000	1999
	(years)	(in thousands)
Goodwill	4-6	$4,129	$13,247
Trademarks/trade name	6	1,200	1,200
Customer lists	3-6	14,990	14,600
Existing technology	2.5-5	3,159	1,100
Workforce	3-5	1,859	1,200
		$25,337	31,347
Less: Accumulated amortization		$(9,768)	(4,017)
		$15,569	$27,330

    These assets are amortized using the straight-line method over their respective estimated useful lives. Beginning in the fourth quarter of 2000, the Company undertook a project to significantly upgrade the PartsVoice technology infrastructure, thereby reducing the useful life of existing technology purchased in the acquisition of PartsVoice. In December 2000, the Company changed the estimated remaining useful life of the technology related to PartsVoice assets from 40 months to 12 months.

10. Accrued Liabilities

    A summary of accrued liabilities follows:

	December 31,
	2000	1999
	(in thousands)
Accrued payroll and related benefits	$1,692	$1,183
Accrued professional fees	65	—
Accrued taxes payable	87	141
Other	343	196
	$2,187	$1,520

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The Cobalt Group, Inc.

Notes to Consolidated Financial Statements (Continued)

11. Income Taxes

    From inception through February 28, 1997 the Company was organized as an S corporation for income tax reporting purposes and, as such, the tax effects were passed directly to the shareholders. Effective February 28, 1997, the Company became a C corporation. No current provision for income taxes has been recorded for the years ended December 31, 1999 or 1998, due to losses incurred during the periods. A valuation allowance has been recorded for deferred tax assets because the available objective evidence creates sufficient uncertainty regarding the ability to realize the deferred tax asset.

    For the periods in which the Company was a C corporation, a reconciliation of taxes on income at the federal statutory rate to actual tax expense is as follows:

	December 31,
	2000	1999	1998
	(in thousands)
Tax benefit at statutory rate	$(8,617)	$(5,610)	$(1,736)
Nondeductible items	233	—	564
Loss attributed to S corporation	—	—	—
Change in valuation allowance	8,374	5,529	1,249
Other	10	81	(77)
	$—	$—	$—

    Temporary differences that give rise to the Company's deferred tax assets and liabilities comprise the following:

	December 31,
	2000	1999	1998
	(in thousands)
Net operating loss carry-forwards	$15,057	$5,988	$1,672
Depreciation and amortization	482	773	77
Compensation expense related to stock options	(564)	629	336
Allowance for doubtful accounts	321	169	29
Accrued liabilities	193	121	37
Deferred revenue	565	—	—
Valuation allowance	(16,054)	(7,680)	(2,151)
	$—	$—	$—

    At December 31, 2000, the Company had net operating loss carry-forwards of approximately $44 million, which will expire beginning in the year 2010, if not previously utilized. Should certain changes in the Company's ownership occur, there could be a limitation on the utilization of its net operating losses. The Company has determined that such a change occurred in October 1998 and the utilization of loss carryforwards generated through that period will be limited.

12. Equity Transactions

Initial public offering

    On August 10, 1999, the Company completed an initial public offering in which proceeds, net of underwriting discounts, commissions and expenses, of approximately $44.8 million were raised. An additional $5.0 million was raised in a direct sale of 454,545 shares of common stock to General

F–19

Electric Capital Assurance Company. A portion of the proceeds was used to retire notes payable of $26.6 million and pay all accumulated dividends of $2.1 million on mandatorily redeemable convertible preferred stock.

    Upon completion of the initial public offering, all outstanding shares of the Company's mandatorily redeemable convertible preferred stock were converted to shares of common stock. One share of common stock was exchanged for each share of preferred stock, resulting in an increase in shareholder equity of $34.7 million.

Securities purchase agreement

    On June 26, 2000, the Company entered into a securities purchase agreement with private investors affiliated with Warburg, Pincus & Co., LLC, First Analysis Corporation and Third Point Management, LLC. The agreement provided the Company an option to sell an aggregate of 2,187,289 shares of common stock at a per share price of $6.86 between September 14, 2000 and November 13, 2000. As consideration for the option, the Company issued to the investors warrants to purchase 693,983 shares of its common stock at an exercise price of $6.86 per share. The warrants are fully vested and expire on June 26, 2005. The Company exercised this option on October 31, 2000, receiving $15.0 million in cash, net of expenses.

Stock repurchase

    On October 7, 1998, the Company used a portion of the proceeds from the issuance of the Series B preferred stock to repurchase and retire 2,173,206 shares of common stock and 2,404,652 shares of Series A preferred stock at $4.20 per share. The number of shares redeemed was sufficient to provide the Series B investor with a 62% ownership position, on a fully diluted basis, as of the investment date. The repurchase price of both the Series A preferred stock and common stock was in excess of the $3.99 and $3.78, respectively, per share fair values of the stock at the date of repurchase. In accordance with Emerging Issues Task Force Topic D-53, the Company recognized expense of $505,000, which represents the excess of the repurchase price over the fair value of the repurchased preferred shares. In accordance with FASB Technical Bulletin 85-6, the Company recognized expense of $879,000, which represents the excess of the repurchase price over the fair value of all common shares repurchased, with the exception of 76,382 repurchased shares which resulted from employee stock option exercises immediately preceding the repurchase. For these shares, $274,000 in expense was recognized for the excess of the repurchase price over the employees' cost basis in the shares.

Warrants

    On April 30, 1999, the Company issued warrants in connection with the acquisition of PartsVoice. See Note 2. On May 1, 2000, the Company issued warrants in connection with the DaimlerChrysler service agreement. See Note 6. On August 18, 2000, the Company issued warrants in connection with the MotorPlace Auto Exchange agreement. See Note 5. On June 26, 2000, the Company issued affiliates of Warburg, Pincus & Co, LLC, First Analysis Corporation and Third Point Management, LLC warrants to purchase a total of 693,984 shares of common stock at an exercise price of $6.8578 per share. The warrants expire on June 26, 2005. The Black-Scholes value of the warrants was approximately $3.5 million

F–20

13. Stock Purchase and Option Plans

Stock purchase plan

    The Company's Board of Directors adopted the Employee Stock Purchase Plan (the "Purchase Plan") on August 12, 1999 under which 300,000 shares have been reserved for issuance. Under the Purchase Plan, eligible employees may purchase common stock in an amount not to exceed 15% of the employees' cash compensation. The purchase price per share will be 85% of the common stock fair value at the lower of certain plan-defined dates. Pursuant to the Purchase Plan, 70,683 shares were issued at a weighted average price of $6.43 per share for the year ended December 31, 2000, and no shares were issued for the years ended December 31, 1999 and December 31, 1998.

Stock option plans

    The Company has two stock option plans, each of which allows The Company to grant options to purchase its common stock to employees, directors, consultants and independent contractors. The Company has reserved for issuance under the 1995 Stock Option Plan 4,501,000 shares of its common stock. The Company has reserved 1,500,000 shares of common stock for issuance under the 2000 Stock Incentive Plan, subject to shareholder approval. Pursuant to the stock option plans, the Board of Directors has granted nonqualified stock options and incentive stock options. The vesting period, exercise price and expiration period of options are established at the discretion of the Board of Directors. While some options were vested when granted, options generally vest over a four-year period and expire ten years from the date of grant.

    The Company uses the intrinsic value method of accounting for its employee stock-based compensation plans. Accordingly, no compensation cost is recognized for any of its stock options when the exercise price of the option equals or exceeds the fair value of the underlying common stock as of the grant date. With respect to the stock options granted since inception through July 1999, the Company has recorded deferred stock-based compensation of $8.4 million for the difference between the exercise price and the fair value of the common stock. This amount is being amortized, in accordance with FASB Interpretation No. 28, over the vesting period of the options. Compensation expense relating to these grants of $641,000, $2,749,000, and $532,000 was amortized in 2000, 1999 and 1998, respectively. In addition, in 2000 the company recognized $138,000 in stock-based compensation expense related to the acceleration of vesting of certain employee stock options.

Stock option plan—grants to non-employees

    During the years ended December 31, 2000, 1999 and 1998 0, 45,500 and 0 options, respectively, were granted to third parties, excluding directors, under the Company's 1995 stock option plan. Compensation expense relating to these grants of $130,000, $57,000 and $0 was recognized in 2000, 1999 and 1998, respectively. The fair value of the options granted in 1999 was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: exercise prices of $1.85 to $7.20, fair value of $6.00 to $9.24, expected lives of three to six months, weighted average risk free interest rate of 5.59%, volatility of 90% and dividend yield of 0%.

F–21

Stock option plan activity and summary

    The following table summarizes the activity under the stock option plans:

	Year ended December 31,
	2000			1999			1998
	Shares	Weighted- average exercise price	Weighted- average FMV of options granted	Shares	Weighted- average exercise price	Weighted- average FMV of options granted	Shares	Weighted- average exercise price	Weighted- average FMV of options granted
Outstanding at beginning of period	2,327,875	$2.71		2,043,940	$0.39		1,647,754	$0.20
Granted	3,154,973	6.28		1,496,628	4.28		655,100	0.80
Exercised	(401,748)	1.28		(855,478)	0.19		(110,507)	0.27
Forfeited	(625,281)	4.82		(357,215)	2.04		(148,407)	0.37
Outstanding at end of period	4,455,819	5.07		2,327,875	$2.71		2,043,940	$0.39

Exercisable at the end of period	926,222	2.34		789,261	$1.04		1,115,651	$0.16

Options granted during the period at market	3,154,973	$6.28	6.28	301,600	$8.97	$8.97	—	$—	$—

Options granted during the period at less than market	—	$—	—	1,195,028	$3.09	$8.18	655,100	$0.80	$3.02

    At December 31, 2000, 245,809 shares remained reserved and available for grant under the stock option plans.

    The following table summarizes the information about stock options outstanding as of December 31, 2000:

		Outstanding Weighted- average remaining contractual life (years)
				Exercisable
Range of exercise prices	Number of shares		Weighted- average exercise price	Number of shares	Weighted- average exercise price
$0.10-0.75	553,057	6.68	$0.41	455,520	$0.35
1.85-1.88	706,437	8.62	1.86	314,621	1.85
2.56-3.69	1,563,023	9.83	2.72	—	—
4.13-6.56	338,590	9.52	5.58	17,035	6.00
7.20-8.00	201,938	8.58	7.27	81,761	7.27
10.38-11.44	686,805	9.25	10.58	40,754	10.71
13.88-19.50	405,969	9.17	15.20	16,531	17.98
	4,455,819	9.01	$5.07	926,222	$2.34

F–22

Fair value disclosures

    Had the Company determined compensation expense based on the fair value of the option at the grant date for its stock options issued to employees in accordance with SFAS No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

	Years ended December 31,
	2000	1999	1998
	(in thousands except per share amounts)
Net loss
As reported	$(25,344)	$(16,501)	$(5,105)
Pro forma	(32,006)	(16,758)	(5,649)
Basic and diluted net loss per share
As reported	$(1.41)	$(2.26)	$(4.74)
Pro forma	(1.79)	(2.30)	(4.93)

    For all grants that were granted prior to the Company's initial public offering in August 1999, the fair value of these options was determined using the minimum value method, which assumes no volatility except for non-employees. The fair value for the options granted subsequent to the Company's initial public offering was estimated at the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for employee stock option grants in 2000, 1999 and 1998: risk free interest rate at grant date of 5.98%, 5.48% and 5.11%, respectively, no dividends, volatility of 103% in 2000, 118% subsequent to the company's initial public offering in 1999, no volatility from January to July in 1999,or 1998 and expected lives of five years in each year.

    Pro forma net loss amounts reported above reflect only options granted in 1995 through December 31, 2000. The full impact of calculating compensation expense for stock options based on fair value at the grant date is not reflected in the pro forma net loss amounts because compensation expense is reflected over the options' vesting period of four years.

14. Retirement Savings Plan

    On August 1, 1997, the Company established a retirement savings plan that qualifies under Section 401(k) of the Internal Revenue Code of 1986, as amended. The plan covers all qualified employees. Contributions to this plan by the Company are made at the discretion of the Board of Directors. The Company has not contributed to the plan.

15. Commitments and Contingencies

    The Company leases office space for its corporate headquarters in Seattle, Washington, under a lease that expires on December 31, 2005. The lease includes an option to extend the lease for two additional five-year terms. The Company also leases office space in Portland, Oregon, Troy, Michigan, Columbus, Ohio and Austin, Texas.

    The Company leases various equipment under master capital lease agreements with one of its shareholders. The leases expire at various dates between 2001 and 2005.

F–23

    Future minimum lease payments at December 31, 2000 for these leases are as follows:

	Operating	Capital
	(in thousands)
Years ending December 31,
2001	$2,083	$1,029
2002	2,149	333
2003	2,183	22
2004	2,265	21
2005	2,302	3
Thereafter	121	—
Total minimum lease payments	$11,103	1,408

Less: Portion representing interest		(239)
Present value of capital lease obligations		1,169
Less: Current portion		(900)
Capital lease obligations, non-current portion		$269

    The Company records operating lease expense using the straight-line method. Rental expense under operating leases was approximately $2.0 million, $883,000, and $349,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

16. Supplemental Disclosures of Cash Flow Information

    Cash paid for interest during 2000, 1999 and 1998 was $411,000, $993,000, and $93,000, respectively.

    Changes in accounts receivable include $1.1 million in amortization of equity subscriptions in excess of payments received.

    The Company purchased capital assets under capital leases of $0, $2.5 million, and $959,000 during the years ended December 31, 2000, 1999 and 1998, respectively. During the year ended December 31, 2000, the Company purchased Oracle software licenses through non-cash financing in the amount of $600,000.

17. Sale of HomeScout

    On March 4, 1998 the Company sold substantially all of the assets related to its HomeScout operations to Homeshark, Inc. for $1,626,000. Revenues for HomeScout were $19,000 for the year ended December 31, 1998.

F–24

The Cobalt Group, Inc.

Notes to Consolidated Financial Statements (Continued)

18. Selected quarterly financial data

    The following table sets forth quarterly financial data for the years ended December 31, 1999 and 2000. The operating results for any given quarter are not indicative of results for any future period. Unaudited pro forma net loss per share is computed based on retroactive application of SAB 101 to January 1, 1997.

	Consolidated Statement of Operations (unaudited) (in thousands, except per share amounts) Three Months Ended
	Mar. 31, 1999	June 30, 1999	Sept. 30, 1999	Dec. 31, 1999	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31,
Revenues	2,453	5,409	7,049	8,375	8,914	10,195	10,776	11,596
Gross profit	1,913	4,312	5,543	6,699	7,139	8,003	8,659	9,397
Loss from operations	(2,343)	(3,342)	(5,288)	(5,020)	(3,972)	(5,705)	(16,713)	(6,172)
Net loss before cumulative effect of change in accounting principle	(2,335)	(3,809)	(5,527)	(4,830)	2,659	(5,465)	(14,317)	(6,057)
Cumulative effect of change in accounting principle	—	—	—	—	(2,164)	—	—	—
Net loss available to common shareholders	(2,926)	(4,457)	(5,830)	(4,816)	495	(5,465)	(14,317)	(6,057)
Basic and diluted net loss per share, before change in accounting principle(1)	$(1.97)	$(2.32)	$(0.52)	$(0.29)	0.16	(0.27)	(0.79)	(0.31)
Cumulative effect of change in accounting principle	—	—	—	—	(0.13)	—	—	—
Basic and diluted net loss per share	$(1.97)	$(2.32)	$(0.52)	$(0.29)	$0.03	$(0.27)	$(0.79)	$(0.31)
Weighted average shares outstanding(1)	1,488,681	1,920,262	11,286,321	16,850,441	17,082,768	17,430,769	17,777,662	19,406,069
Pro forma net loss available to common shareholders	(3,098)	(4,794)	(6,137)	(5,367)	2,659	(5,465)	(14,317)	(6,057)
Pro forma basic and diluted net loss per share(1)	(2.08)	(2.50)	(0.54)	(0.32)	0.16	(0.31)	(0.81)	(0.31)
Pro forma weighted-average shares outstanding(1)	1,488,681	1,920,262	11,286,321	16,850,441	17,082,768	17,430,769	17,777,662	19,406,069

(1)
For the three months ended March 31, 2000 diluted weighted average shares outstanding were 18,587,055 on an actual and pro forma basis. Diluted net income per share before the cumulative effect of the change in accounting principle was $0.14. Diluted pro forma net income per share was also $0.14.

F–25

    Changes in the presentation of revenue for 2000 are due to the reduction in amounts billed relating to the fair market value of warrants and common stock issued in connection with the agreement with DaimlerChrysler Corporation, as well as the implementation of SAB 101, retroactive to January 1, 2000. A reconciliation of previously reported 2000 revenues to currently stated revenue follows:

	Revenue Reconciliation (unaudited) (in thousands) Three months ended
	Mar. 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000
Previously reported gross revenues	9,284	10,988	11,306	12,304
Amortization of stock	—	(14)	(202)	(708)
Adjustment of stock amortization per SAB 101	—	—	84	—
SAB 101 adjustment	(370)	(779)	(412)	—
Revenue	8,914	10,195	10,776	11,596

19. Subsequent Events

    Effective January 1, 2001, 860,000 shares of common stock were added to the 1995 Stock Option Plan. The addition of shares is part of an action approved by the shareholders at the Company's May 2000 annual meeting of shareholders, providing an "evergreen" increase in the number of shares reserved for issuance under the plan on the first day of each year to equal the lesser of 5% of the Company's outstanding shares of common stock or 860,000.

    On March 9, 2001 the Company executed a loan agreement with Silicon Valley Bank Commercial Finance Division. This line of credit gives the Company the ability to borrow up to $10 million against eligible accounts receivable balances, which are limited based on age and other factors within the agreement. The Company is also subject to a variety of covenants, including an obligation to maintain a minimum tangible net worth throughout the term of the agreement.

    In March 2001, the Company reached agreement in principle with GE Capital for termination of the MotorPlace Auto Exchange agreement. As a result of termination, all unamortized warrant charges, of approximately $1.2 million, will be written off.

    On June 2, 2001, the Company entered into an Agreement and Plan of Merger with Cobalt Acquisition Corporation, a wholly-owned subsidiary of its largest shareholder, to purchase, for $3.50 per share, substantially all of the outstanding shares of common stock not already held by the shareholder and certain other continuing shareholders. By entering into the Agreement and Plan of Merger, the Company violated certain covenants under the Loan and Security Agreement between the Company and Silicon Valley Bank Commercial Finance Division. As a consequence, the Company is unable to borrow under the Loan and Security Agreement.

    Following the Company's announcement of the execution of the Agreement and Plan of Merger, three purported class action lawsuits were filed against the Company, the continuing shareholders and members of the Company's board of directors. No responsive pleading is yet due. The purported class consists of the named plaintiff shareholder(s) and all other similarly situated owners of the Company's common stock. While the complaints in each of the cases differ, they generally allege that the members

F–26

of the Company's board of directors and the continuing shareholders breached their fiduciary duties, that the price per share to be paid to the shareholders (other than the continuing shareholders) is inadequate and that the proposed merger served no legitimate business purpose. Although varying, the complaints generally seek injunctive relief, including enjoining the merger, money damages and other relief. In addition, in the ordinary course of business the Company is subject to litigation and claims. Although the outcome of litigation and claims arising in the ordinary course of business cannot be predicted with certainty, in the opinion of management, these matters are not expected to involve any judgements or settlements which would be material to the Company's financial position, results of operations or cash flows.

F–27

INDEX TO INTERIM FINANCIAL STATEMENTS

Consolidated Balance Sheets as of June 30, 2001 and December 31, 2000	I-2
Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2001 and 2000	I-4
Consolidated Statements of Cash Flows for the Three and Six Months Ended June 30, 2001 and 2000	I-5
Condensed Notes to Consolidated Financial Statements	I-6

I–1

The Cobalt Group, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)
(unaudited)

	June 30, 2001	December 31, 2000
Assets
Current assets
Cash and cash equivalents	$7,227	$16,577
Accounts receivable, net of allowance for doubtful accounts of $1,466 and $944, respectively	8,205	8,892
Other current assets	1,633	1,673
	17,065	27,142
Capital assets, net	15,992	14,256
Intangible assets, net	13,323	15,569
Other assets	1,228	959
Total assets	$47,608	$57,926
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$2,961	$4,696
Accrued liabilities	3,614	2,187
Deferred revenues, current portion	6,091	4,668
Notes payable	—	270
Software financing contract, current portion	569	1,054
Capital lease obligations, current portion	624	900
	13,859	13,775
Non-current liabilities
Deferred revenues, non-current portion	1,350	1,348
Software financing contract, non-current portion	—	279
Capital lease obligations, non-current portion	—	269
	1,350	1,896
Shareholders' equity
Preferred stock; $0.01 par value per share; 100,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock; $0.01 par value per share; 200,000,000 shares authorized; 20,443,354 and 20,140,376 issued and outstanding, respectively	204	201
Additional paid-in capital	124,194	124,021
Deferred equity subscriptions	(9,938)	(12,951)
Deferred equity expenses	(523)	(2,167)
Notes receivable from shareholders	(144)	(144)
Accumulated deficit	(81,394)	(66,705)
	32,399	42,255
Total liabilities and shareholders' equity	$47,608	$57,926

See accompanying notes to consolidated financial statements.

I–2

The Cobalt Group, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2001	2000	2001	2000
Revenues
Internet applications and professional services	$8,978	$6,580	$17,691	$12,002
Data extraction and aggregation services	2,891	3,139	6,007	6,171
Wholesale vehicle exchange services	6	—	12	—
Other services	680	476	1,128	938
Total revenues	12,555	10,195	24,838	19,111
Cost of revenues	2,342	2,192	4,837	3,967
Gross profit	10,213	8,003	20,001	15,144
Operating expenses
Sales and marketing, excluding stock-based expense of $24, $74, $1,276 and $142 respectively	6,985	5,172	13,948	9,448
Product development, excluding stock-based expense of $29, $42, $66 and $88 respectively	3,051	1,682	6,220	2,936
General and administrative, excluding stock-based expense of $68, $134, $172 and $310 respectively	6,148	5,020	12,216	8,803
Amortization of intangible assets	1,123	1,584	2,246	3,092
Stock-based expenses	121	250	1,514	540
Total operating expenses	17,428	13,708	36,144	24,819
Loss from operations	(7,215)	(5,705)	(16,143)	(9,675)
Interest expense	(56)	(151)	(130)	(219)
Interest income	140	381	439	698
Gain on sale of YachtWorld	—	—	1,176	6,446
Other income, net	(19)	10	(31)	(56)
Net loss prior to change in accounting principle	$(7,150)	$(5,465)	$(14,689)	$(2,806)
Cumulative effect of change in accounting principle	$—	$—	$—	$(2,163)
Net loss	$(7,150)	$(5,465)	$(14,689)	$(4,969)
Basic and diluted net loss per share	$(0.35)	$(0.31)	$(0.72)	$(0.29)
Weighted-average shares outstanding- basic and diluted	20,362,685	17,430,769	20,324,382	17,254,883

See accompanying notes to consolidated financial statements.

I–3

The Cobalt Group, Inc.

Consolidated Statements of Cash Flows

(in thousands)
(unaudited)

	Six months ended June 30,
	2001	2000
Cash Flows from Operating Activities
Net Income (Loss)	$(14,689)	$(4,969)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred equity expenses	1,580	554
Depreciation and amortization	4,808	4,294
Gain on sale of YachtWorld	(1,176)	(6,446)
Changes in:
Accounts receivable	949	(3,399)
Other assets	(229)	865
Accounts payable and accrued liabilities	(308)	878
Deferred revenues	1,425	4,264
Net cash used in operating activities	(7,640)	(3,959)
Cash Flows from Investing Activities
Acquisition of capital assets	(4,298)	(3,824)
Proceeds from sale of YachtWorld	1,176	6,674
Investment in IntegraLink	—	(1,614)
Proceeds from sale of capital assets	—	24
Net cash provided by (used in) investing activities	(3,122)	1,260
Cash Flows from Financing Activities
Proceeds from exercise of stock options	105	431
Proceeds from employee stock purchase plan	135	175
Proceeds from lease financing transactions	—	1,170
Proceeds from deferred equity subscriptions	2,751	—
Payment of note payable	(270)	—
Payment of capital lease obligations and software financing contract	(1,309)	(771)
Net cash provided by financing activities	1,412	1,005
Net change in cash	(9,350)	(1,694)
Cash, beginning of period	16,577	14,224
Cash, end of period	$7,227	$12,530

See accompanying notes to consolidated financial statements.

I–4

The Cobalt Group, Inc.

Condensed Notes to Consolidated Financial Statements

(unaudited)

1. Nature of the Business

    The Cobalt Group, Inc. (the "Company") is a provider of e-business services to automotive dealers and manufacturers in North America. The Company's current service offerings include: comprehensive Internet applications and professional services; data extraction, aggregation and management services; an online wholesale vehicle exchange; and other services such as dealer training and placement of advertisements.

    The accompanying unaudited financial statements include all adjustments, consisting only of normal recurring adjustments that, in the opinion of management, are necessary to present fairly the financial information set forth therein. Certain information and note disclosures normally included in financial statements, prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC").

    These interim statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto for the fiscal year ended December 31, 2000 included in the Company's annual report on Form 10-K, SEC File No. 000-26623.

Basis of presentation

    The Company's consolidated financial statements include the assets, liabilities and results of operations of majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Due to anticipated technology investments in order to maintain the current parts locator revenue stream, the Company changed the remaining estimated life of the technology associated with the purchase of PartsVoice from 40 months to 12 months in December, 2000. This change in estimated life increased amortization by $132,000 for the three months ended June 30, 2001.

2. Industry segment and geographic information

Industry Segments

    The Company has identified three reportable segments. These segments are defined by our chief decision-makers as follows:

  •
  The Internet applications and professional services segment consists primarily of hosting, maintenance and template-based customization of pre-packaged Web sites, software applications that integrate with those Web sites, and professional services projects focused on substantial customization of those Web sites.

I–5

  •
  The data extraction and aggregation segment consists of the collection, aggregation, distribution and analysis of data from automotive dealer computer systems.

  •
  The wholesale vehicle exchange services segment consists of an Internet-based wholesale automobile listing and purchasing system for use by automobile dealers and asset owners.

    In addition, we have included other portions of our business that do not meet quantitative thresholds in a category labeled "All Other". This category includes placements of advertising and Dealer Advisory Services, our e-business training and consulting services for manufacturers and dealers.

    The Company's operating segments are strategic business units that offer unique products and services. Separate and discrete financial information is produced for each segment, and is made available to the chief operating decision makers for consideration in determining how to allocate resources and assess performance. During the 2001 budget preparation process, the Company began to report information for separate business units to the chief decision-makers. As a result of this and other changes in management structure and focus, the Company is reporting segment information as required by Statement of Financial Accounting Standards No. 131 ("SFAS No. 131") for the three and six months ended June 30, 2001 and 2000.

    For management purposes, revenues are reported before the reduction of amounts billed to DaimlerChrysler Corporation ("DaimlerChrysler"), which are accounted for as equity subscriptions, and before the deferral of revenues in accordance with Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 requires the Company to recognize set-up fees for Internet applications ratably over the estimated customer life of three years and fees for professional services projects over the estimated project life of two years. For management purposes, revenues from professional services projects are recognized on a percentage of completion basis.

    In addition, for each separate business unit, management measures earnings before depreciation and amortization, with adjustments to include deferrals resulting from the company's implementation of SAB 101 and amounts billed to DaimlerChrysler for services that are accounted for as equity subscriptions ("Adjusted EBDA"). Evaluation of segment results of operations excludes assets, certain general and administrative expenses, and certain one time charges, such as the $1.2 million warrant charge taken in the six months ended June 30, 2001 (See Note 4). At this time, all revenues are substantially attributable to customers within the United States; therefore, no geographic information is presented. There are no material inter-segment transactions.

I–6

    The table below presents information about reported segments for the three and six months ended June 30, 2001 and June 30, 2000:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2001	2000	2001	2000
	(in thousands) (unaudited)
Gross revenues
Internet applications and professional services	11,193	7,373	22,220	13,163
Data extraction and aggregation services	2,891	3,139	6,007	6,171
Wholesale vehicle exchange services	6	—	12	—
All other	680	476	1,128	938
Total gross revenues, by segment	14,770	10,988	29,367	20,272
Operating income (loss)
Internet applications and professional services	(2,881)	(3,343)	(5,955)	(5,775)
Data extraction and aggregation services	20	163	23	72
Wholesale vehicle exchange services	(1,194)	—	(2,177)	—
All other	323	112	412	324
Operating loss, by segment	(3,732)	(3,068)	(7,697)	(5,379)
Adjusted EBDA
Internet applications and professional services	(1,768)	(2,321)	(3,682)	(4,055)
Data extraction and aggregation services	1,327	1,587	2,663	3,122
Wholesale vehicle exchange services	(1,084)	—	(1,944)	—
All other	343	321	450	538
Total Adjusted EBDA, by segment	(1,182)	(413)	(2,513)	(395)
Depreciation and amortization expense
Internet applications and professional services	995	607	1,966	1,081
Data extraction and aggregation services	1,305	1,643	2,639	3,204
Wholesale vehicle exchange services	110	—	171	—
All other	19	5	33	5
Depreciation and amortization expense, by segment	2,429	2,255	4,809	4,294

I–7

    The following table provides reconciliation of the totals reported for the operating segments to the applicable line items in the condensed consolidated financial statements for the three and six months ended June 30, 2001 and June 30, 2000:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2001	2000	2001	2000
	(in thousands) (unaudited)
Total gross revenues, by segment	14,770	10,988	29,367	20,272
DaimlerChrysler equity subscriptions	(1,401)	(14)	(2,723)	(14)
SAB 101 revenue deferrals	(814)	(779)	(1,806)	(1,147)
Reported revenues	12,555	10,195	24,838	19,111
Total operating income (loss), by segment	(3,732)	(3,068)	(7,697)	(5,379)
Unallocated expenses, including corporate, finance, legal, business development, executive and the one-time warrant charge of $1.2 million in the first quarter of 2001	(1,271)	(1,844)	(3,919)	(3,135)
Adjustments from gross revenue, above	(2,212)	(793)	(4,527)	(1,161)
Reported operating loss	(7,215)	(5,705)	(16,143)	(9,675)
Total Adjusted EBDA, by segment	(1,182)	(413)	(2,513)	(395)
Unallocated expenses	(1,275)	(1,946)	(3,921)	(3,237)
Non-cash portion of unallocated expenses	—	—	1,206	—
Non-operating income	69	240	278	424
Adjustments to revenues	(2,212)	(793)	(4,527)	(1,161)
EBDA	(4,600)	(2,912)	(9,477)	(4,369)

    Adjusted EBDA and EBDA may not be consistent with the calculations of EBDA for other public companies. Investors should not view Adjusted EBDA as an alternative to generally accepted accounting principles, or to cash flows from operations, investing and financing activities as a measure of liquidity.

    The table below presents reportable segments asset information, net of accumulated depreciation, as of June 30, 2001 and December 31, 2000:

	2001	2000
	(in thousands) (unaudited)
Internet applications and professional services	13,665	13,320
Data extraction and aggregation services	14,081	16,169
Wholesale vehicle exchange services	1,569	337
All other	—	—

    For segment reporting purposes, depreciation and amortization expenses are allocated to each reportable segment with other operating expenses creating an allocation of assets and depreciation that

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is not proportional. Assets are not a measure of segment profitability for management at this time and are not allocated as such.

    For the quarter ending June 30, 2001, DaimlerChrysler represented 24% of the Company's Internet applications and professional services segment revenues and 40% of the data extraction and aggregation services segment revenues. For the quarter ending March 31, 2001, DaimlerChrysler represented 19% of the Company's Internet applications and professional services segment revenues and 45% of the data extraction and aggregation services segment revenues. On a consolidated basis, DaimlerChrysler represented 31% of the Company's reported revenues in the quarter ended June 30, 2001 and 29% of the Company's reported revenues in the quarter ended March 31, 2001.

3. Sale of YachtWorld.com

    In January 2000, the Company sold the assets of its YachtWorld.com operation to Boats.com, Inc. ("Boats.com"). The assets were sold for cash proceeds of $3.5 million and a promissory note in the amount of $10.5 million. The Company also received a warrant to purchase 473,455 shares of Boats.com common stock. No value was attributed to the warrant. The total expected gain on the sale of YachtWorld.com was $13.5 million. However, due to the risk associated with collection of the sales proceeds, the Company recognized the gain associated with the sale of YachtWorld.com as payments were received.

    On September 29, 2000 the Company and Boats.com entered into a note modification agreement. Under the note modification agreement, the $4.8 million balance of the note receivable was re-negotiated to extend the final payment date to March 31, 2001 from December 31, 2000, and the interest rate was increased to 12.0% per annum. On March 28, 2001, a final payment was received in the amount of $1.2 million from Boats.com. At the time of this payment, the Company agreed to forgive the remaining $3.6 million of the note receivable balance. As a result, no further payments or gains are expected on the sale of YachtWorld.com assets.

4. Termination of agreement with GE Capital to operate MotorPlace Auto Exchange

    On August 18, 2000, the Company entered into an agreement with General Electric Capital Auto Financial Services Corporation ("GE Capital") to develop and operate MotorPlace Auto Exchange, an Internet-based wholesale automobile listing and purchasing system for use by automobile dealers and lessors. Consideration for the agreement included a warrant to purchase 400,000 shares of the Company's common stock. The warrant was valued at $1.3 million using the Black-Scholes option-pricing model with the following assumptions: fair value of common stock of $4.81 per share, expected life of five and one third years, risk free interest rate of 6.11%, volatility of 93% and dividend yield of 0%. The value of the warrant was initially amortized on a straight-line basis to cost of revenues over the life of the agreement, which originally expired December 31, 2005.

    In the first quarter of 2001, the Company reached an agreement in principle with GE Capital to terminate the operating agreement relating to MotorPlace Auto Exchange. The agreement in principle was due in part to the dissolution of the after-market auto finance and leasing operations of GE Capital. As a result of the agreement in principle, the Company expensed all unamortized warrant charges related to the operating agreement, which totaled approximately $1.2 million in the quarter

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ended March 31, 2001, and assumed full control over the operations and development of MotorPlace Auto Exchange.

5. Loan Facility

    On March 8, 2001 the Company executed a loan and security agreement with Silicon Valley Bank Commercial Finance Division ("Silicon Valley Bank"). Under the agreement with Silicon Valley Bank, the Company could borrow amounts not to exceed the lesser of $10 million or 80% of eligible accounts receivable. The eligibility of receivables is limited based on agings of the accounts, appropriate reserves and other factors. The Company is also subject to a variety of covenants, including an obligation to maintain a minimum tangible net worth throughout the term of the agreement.

    On June 2, 2001, the Company defaulted on the terms of the loan facility contract by entering into an agreement and plan of merger with Warburg, Pincus Equity Partners, L.P.

6. Net loss per share

    Basic net loss per share represents net loss available to common shareholders divided by the weighted-average number of shares outstanding during the period. Diluted net loss per share represents net loss available to common shareholders divided by the weighted-average number of shares outstanding including the potentially dilutive impact of common stock options and warrants. Common stock options and warrants are converted using the treasury stock method. Basic and diluted net loss per share are equal for the three and six months ended June 30, 2001 because the impact of potential common stock equivalents is anti-dilutive. A total of 7,058,175 and 5,058,781 common stock options and warrants were outstanding at June 30, 2001 and 2000, respectively.

    The following table sets forth the computation of the numerators and denominators in the basic and diluted net loss per share calculations for the periods indicated.

	Three months ended June 30,		Six months ended June 30,
	2001	2000	2001	2000
	(in thousands, except share amounts)
Numerator:
Previously reported net income	$(7,150)	$(5,465)	$(14,689)	$(2,806)
Cumulative change in accounting principle	—	—	—	(2,163)
Net loss available to common shareholders	$(7,150)	$(5,465)	$(14,689)	$(4,969)
Denominator:
Weighted-average shares outstanding—basic and diluted	20,362,685	17,430,769	20,324,382	17,254,883

7. New Accounting Pronouncements

    The Company adopted SFAS No. 133 "Accounting for Derivatives and Hedging Activities" (SFAS No. 133) in the quarter ended March 31, 2001. The adoption of this standard did not have a material impact on our financial positions, results of operations or cash flows.

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    In July 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141 (FAS 141), Business Combinations, and No. 142 (FAS 142), Goodwill and Other Intangible Assets. FAS 141 addresses financial accounting and reporting for business combinations and supercedes APB 16, Business Combinations. The provisions of FAS 141 require adoption by July 1, 2001. The most significant changes made by FAS 141 are: (1) requiring that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, (2) establishing specific criteria for the recognition of intangible assets separately from goodwill, and (3) requiring unallocated negative goodwill to be written off immediately as an extraordinary gain.

    FAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition and supercedes APB 17, Intangible Assets. The Company is required to adopt the provisions of FAS 142 as of January 1, 2002. The most significant changes made by FAS 142 are: (1) goodwill and indefinite lived intangible assets will no longer be amortized, (2) goodwill will be tested for impairment at least annually at the reporting unit level, (3) intangible assets deemed to have an indefinite life will be tested for impairment at least annually, and (4) the amortization period of intangible assets with finite lives will no longer be limited to forty years.

    The Company will adopt FAS 141 effective July 1, 2001 which will result in the Company accounting for any business combination consummated on or after that date under the purchase method of accounting. The company will also apply the non-amortization provisions of FAS 142 for any business combination consummated on or after July 1, 2001.

    The Company will adopt FAS 142 effective January 1, 2002, which will result in the Company no longer amortizing its existing goodwill as of that date. At June 30, 2001 net goodwill approximated $731,000. Goodwill amortization approximated $932,000 and $1.9 million for the three and six-months ended June 30, 2001, respectively. In addition, the company currently has $1.0 million in net workforce that will be transferred to goodwill effective January 1, 2002. Finally, as part of the transition provisions the Company will be required to measure goodwill for impairment effective January 1, 2002. Any impairment resulting from the adoption of this pronouncement will be recognized as the cumulative effect of a change in accounting principle. The Company will not be able to determine if impairment will be required until completion of this impairment test.

8. Agreement and plan of merger with Warburg, Pincus Equity Partners, L.P.

    On June 2, 2001, the Company entered into an Agreement and Plan of Merger, dated as of June 2, 2001 (the "Merger Agreement"), with Cobalt Acquisition Corporation ("Merger Sub"), a Washington corporation that is wholly-owned by Warburg, Pincus Equity Partners, L.P. ("Warburg"), a private equity firm and the Company's largest shareholder. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company as the surviving corporation (the "Merger").

    At the effective time of the Merger, each outstanding share of common stock of the Company, par value $0.01 per share, except for those shares owned by (i) Warburg, John W.P. Holt, a director and the chief executive officer of the Company, Ernest Pomerantz, a director of the Company, and certain other of the Company's senior management, directors, officers, and other shareholders to be determined (the "Participating Shareholders") and (ii) shareholders who exercise their dissenters' rights

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under Washington law, would be converted into the right to receive $3.50 in cash. Following completion of the Merger, Warburg and the Participating Shareholders would privately hold the Company.

    The Board of Directors of the Company unanimously approved the Merger after receiving the unanimous recommendation of a special committee of independent directors that was established to evaluate and negotiate the Merger on behalf of the Company's Board of Directors.

    Following Cobalt's announcement of the execution of the merger agreement on June 4, 2001, three purported class action lawsuits were filed against Cobalt, Warburg, and members of Cobalt's board of directors. On July 12, 2001, the defendants filed a Joint Motion to Consolidate the three purported class action shareholder lawsuits and, on July 24, 2001, that motion was granted. Pursuant to the Consolidation Order, the plaintiffs have been directed to file an amended and consolidated complaint, which they have not yet done. The plaintiff's unconsolidated complaints had sought preliminary and permanent injunctions with respect to the consummation of the merger, rescission of the transaction and recissionary damages in the event the proposed transaction is consummated, disgorgement of any profits earned by the defendants and the reasonable fees and expenses of the plaintiff's attorneys.

    Completion of the Merger is subject to the satisfaction of customary closing conditions set forth in the Merger Agreement, including the approval of shareholders holding a majority of the Company's outstanding shares of common stock and receipt of regulatory and other approvals. Warburg and John W.P. Holt, the Company's President and Chief Executive Officer, who collectively own approximately 49% of the outstanding common stock of the Company, have entered into a voting agreement pursuant to which they have agreed to vote their shares of common stock to approve the Merger and against any competing proposal to acquire the Company or any other action that could reasonably be expected to impede, interfere with, delay, postpone, or materially adversely affect the transactions contemplated by the Merger Agreement. The Company currently expects that the Merger will be consummated in October 2001.

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APPENDIX A
EXECUTION COPY

THE COBALT GROUP, INC.

and

COBALT ACQUISITION CORPORATION

AGREEMENT AND PLAN OF MERGER

Dated as of June 2, 2001

i

ii

AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of June 2, 2001 (the "Agreement"), by and between The Cobalt Group, Inc., a Washington corporation (the "Company") and Cobalt Acquisition Corporation, a Washington corporation ("Merger Sub").

W I T N E S S E T H:

    WHEREAS, the board of directors of the Company (the "Board of Directors") and the board of directors of Merger Sub have each determined that it is in the best interests of their respective shareholders for Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein;

    WHEREAS, in furtherance of such acquisition, the boards of directors of the Company and Merger Sub have each approved the merger of Merger Sub with and into the Company (the "Merger") in accordance with the Washington Business Corporation Act, Title 23B of the Revised Code of Washington (the "Washington Act") and upon the terms of and subject to the conditions set forth herein;

    WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes and as such, certain shareholders of the Company, including but not limited to the shareholders set forth on Schedule A (the "Purchasing Shareholders"), intend to retain a specified number of their shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), as set forth on Schedule A;

    WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement for Merger Sub to enter into this Agreement, the Purchasing Shareholders have entered into a Voting Agreement (the "Voting Agreement"), pursuant to which each such Purchasing Shareholder has, among other things, agreed to vote in favor of this Agreement and the Merger, upon the terms and subject to the conditions set forth in the Voting Agreement; and

    WHEREAS, the Board of Directors, based on the recommendation of a special committee (the "Special Committee") of the Board of Directors comprised solely of directors unaffiliated with the Purchasing Shareholders, has approved this Agreement and the Voting Agreement and has determined that the consideration to be paid for each share of Company Common Stock (excluding the shares owned by the Purchasing Shareholders (the "Rollover Shares") and the Dissenting Shares (as defined in Section 1.7)) upon consummation of the Merger is fair to the holders of such shares and has recommended that the holders of Company Common Stock approve this Agreement and the transactions contemplated hereby.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Merger Sub hereby agree as follows:

ARTICLE I.

THE MERGER

    SECTION 1.1.  The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the Washington Act, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation."

    SECTION 1.2.  Effective Time.  As promptly as practicable, and in any event no more than three business days after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger, in accordance with Section 23B.11.050 of the Washington Act, with the Secretary of State of the State of Washington, in such form as required by, and executed in accordance with the relevant provisions of, the Washington Act (the time of such filing being the "Effective Time").

    SECTION 1.3.  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Washington Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.4.  Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

    SECTION 1.5.  Articles of Incorporation; By-Laws; Directors and Officers.

    (a) Unless otherwise determined by Merger Sub before the Effective Time, at the Effective Time the Amended and Restated Articles of Incorporation of the Company, as in effect immediately before the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

    (b) Unless otherwise determined by Merger Sub before the Effective Time, the By-Laws of the Company, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

    (c) The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation, and except as Merger Sub may otherwise notify the Company in writing prior to the Effective Time, the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the board of directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

    SECTION 1.6.  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any of the following securities:

    (a) Each share of Company Common Stock issued and outstanding immediately before the Effective Time (other than the Rollover Shares and any Dissenting Shares (as defined in Section 1.7(a)) (such shares of Company Common Stock, excluding the Rollover Shares and the Dissenting Shares are hereinafter referred to as the "Shares") shall be canceled and extinguished and shall be converted into the right to receive $3.50 (the "Per Share Amount") in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such Share. Each holder of a certificate or certificates representing any such Shares shall cease to have any rights with respect

2

thereto, except the right to receive the Per Share Amount, without interest, upon the surrender of such certificate in accordance with Section 1.8.

    (b) Each Rollover Share issued and outstanding immediately before the Effective Time shall thereafter remain outstanding and shall represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

    (c) Each share of Company Common Stock held in the treasury of the Company immediately before the Effective Time shall automatically be cancelled and extinguished and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

    (d) Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately before the Effective Time shall automatically be cancelled and extinguished and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange thereof.

    SECTION 1.7.  Dissenting Shares.

    (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any shareholder to whom the Company has delivered a written dissenters' notice in accordance with Section 23B.13.200 of the Washington Act and who, in response to such notice, has delivered to the Company a notice of such shareholder's intent to demand payment and has complied with the other requirements of Section 23B.13.210 and who, after furnishing the Company with such notice, provides the Company with a demand for payment in accordance with Section 23B.13.230 (collectively, the "Dissenting Shares") shall not be converted into the right to receive cash pursuant to Section 1.6(a), but the holders of such Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Chapter 23B.13 of the Washington Act; provided, however, that if such shareholder shall waive such shareholder's right to demand and obtain payment and receives written consent from the Company allowing such waiver under Section 23B.13.020 of the Washington Act or a court of competent jurisdiction shall determine, pursuant to Section 23B.13.300, that such shareholder is not entitled to the relief provided by said Section 23B.13.020, then the right of such holder of Dissenting Shares to be paid the fair value of such shareholders Dissenting Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Per Share Amount pursuant to Section 1.6(a), without any interest thereon, upon surrender of the certificate or certificates representing such shares.

    (b) The Company shall give Merger Sub (i) prompt notice of any demand or other instruments received by the Company pursuant to Sections 23B.13.210 and 23B.13.230 of the Washington Act and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment for Dissenting Shares. The Company shall not voluntarily offer to make or make any payment with respect to any demands for payment for Dissenting Shares and shall not, except with the prior written consent of Merger Sub, settle or offer to settle any such demands.

    (c) Dissenting Shares, if any, shall be cancelled in accordance with the provisions of the Washington Act.

    SECTION 1.8.  Surrender of Shares; Stock Transfer Books.

    (a) Before the Effective Time, the Company shall designate a bank or trust company to act as agent for the holders of Shares (the "Exchange Agent") to receive the funds necessary to make the payments contemplated by Section 1.6(a). The Surviving Corporation shall, from time to time, deposit, or cause to be deposited, in trust with the Exchange Agent for the benefit of holders of Shares, funds in amounts and at times necessary for the payments under Section 1.8(b) to which such holders shall be

3

entitled at the Effective Time pursuant to Section 1.6(a). Such funds shall be invested by the Exchange Agent as directed by the Surviving Corporation. Any net profits resulting from, or interest or income produced by, such investments shall be payable as directed by the Surviving Corporation.

    (b) Each holder of a certificate or certificates representing any Shares canceled upon the Merger pursuant to Section 1.6(a) may thereafter surrender such certificate or certificates to the Exchange Agent, as agent for such holder, to effect the surrender of such certificate or certificates on such holder's behalf for a period ending six months after the Effective Time. The Surviving Corporation agrees that promptly after the Effective Time it shall cause the distribution to holders of record of Shares as of the Effective Time of appropriate materials to facilitate such surrender. Upon the surrender of certificates representing the Shares, the Surviving Corporation shall cause the Exchange Agent to pay the holder of such certificates in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of Shares represented by such certificate or certificates. Until so surrendered, each such certificate (other than certificates representing shares of Company Common Stock in the treasury of the Company) shall represent solely the right to receive the aggregate Per Share Amount relating thereto.

    (c) If payment of cash in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such tax either has been paid or is not payable.

    (d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, certificates for Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in Section 1.6(a). No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates which immediately before the Effective Time represented outstanding Shares.

    (e) Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate representing Shares may surrender such certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration thereof the aggregate Per Share Amount relating thereto, without any interest or dividends thereon.

    (f)  None of the Company, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or affiliate thereof, shall be liable to any Person in respect of cash delivered by the Exchange Agent to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (g) All cash paid upon the surrender for exchange of a certificate or certificates representing Shares in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares exchanged for cash theretofore represented by such certificate or certificates.

    (h) The Per Share Amount paid in the Merger shall be net to the holder of Shares in cash, subject to reduction only for any applicable Federal back-up withholding or, as set forth in Section 1.8(c), stock transfer taxes payable by such holder.

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    SECTION 1.9.  Stock Plans and Warrant Agreements.

    (a) The Company shall take all actions necessary to provide that, prior to or upon consummation of the Merger, each then outstanding warrant to purchase shares of Company Common Stock (the "Warrants") granted under any of the warrant agreements identified on Schedule 1.9, shall be canceled and shall be of no further force or effect; provided, however, that with respect to Warrants as to which the Per Share Amount exceeds the applicable per share exercise price, the Company shall use commercially reasonable efforts to obtain the agreement of holders of such Warrants to the termination of such Warrants on the condition that the Surviving Corporation promptly following the Effective Time pay (or cause to be paid) to the holders of such Warrants an amount in cash, with respect to each such Warrant, equal to the product of (1) the amount by which (x) the Per Share Amount exceeds (y) the applicable per share exercise price, and (2) the number of shares subject to such Warrant at the time of such cancellation. Such amount shall be subject to reduction by applicable tax withholding.

    (b) The Company shall take all actions necessary to provide that, during the 30-day period prior to the consummation of the Merger, each outstanding vested option to purchase shares of the Company Common Stock (the "Options") granted under the Company's 1995 Stock Option Plan or the Company's 2000 Stock Incentive Plan (together the "Option Plans") shall be exercisable to the extent such Options are then vested, and upon the expiration of such 30-day period, all unvested Options and all unexercised vested Options shall be cancelled and be of no further force or effect. To the extent permitted under the terms of the Option Plans, optionees who elect to exercise outstanding vested Options during the period described in this Section 1.9(b), may further elect, prior to delivering the exercise price for such outstanding vested Options to the Company in cash or bank certified or cashier's check in exchange for the shares of Company Common Stock being purchased, in lieu of such exercise, with respect to each such outstanding vested Option as to which the Per Share Amount exceeds the applicable per share exercise price, to receive an amount in cash equal to the product of (1) the amount by which (x) the Per Share Amount exceeds (y) the applicable per share exercise price, and (2) the number of shares subject to such outstanding vested Option that otherwise would be exercised, such amount to be paid to the Option holder promptly by the Surviving Corporation (or the Surviving Corporation shall cause such amount to be paid) following the Effective Time. Such amount shall be subject to reduction by applicable tax withholding

    (c) Except as provided herein or as set forth in Schedule 1.9, the Company shall cause the Option Plans to terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant by the Company or any of its Subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted as of the Effective Time. The Company's 1999 Employee Stock Purchase Plan shall terminate automatically pursuant to its terms following the current "period of participation" which shall end on June 30, 2001.

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ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

    Merger Sub hereby represents and warrants to the Company as follows:

    SECTION 2.1.  Corporate Organization.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

    SECTION 2.2.  Ownership of Merger Sub.  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share. All of the issued and outstanding shares of Merger Sub are owned by Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership ("WP").

    SECTION 2.3.  Authority Relative to this Agreement.  Merger Sub has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub and no other corporate proceeding is necessary for the execution and delivery of this Agreement by Merger Sub, the performance by Merger Sub of its obligations hereunder and the consummation by Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and constitutes a legal, valid and binding obligation of such corporation, enforceable against it in accordance with its terms.

    SECTION 2.4.  No Conflict; Required Filings and Consents.

    (a) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement and the transactions contemplated hereby by Merger Sub will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to Merger Sub or by which any of its property is bound or affected, (ii) violate or conflict with the Articles of Incorporation or By-Laws or other organizational documents of Merger Sub, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Merger Sub pursuant to, any contract, instrument, permit, license or franchise to which Merger Sub is a party or by which Merger Sub or any of its property is bound or affected, except for, in the case of clauses (i) and (iii), conflicts, violations, breaches or defaults which, individually or in the aggregate, would not prevent or materially delay the consummation of any transactions contemplated by this Agreement.

    (b) Except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iii) the filing and recordation of appropriate merger documents as required by the Washington Act, Merger Sub is not required to submit any notice, report or other filing with any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Entity, is required to be obtained or made by Merger Sub in connection with its execution, delivery or performance of this Agreement, except where the failure to obtain such waiver, consent, approval or authorization would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

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    SECTION 2.5.  Financing Arrangements.  WP has delivered to the Company a written commitment to execute and deliver a subscription agreement (the "Subscription Agreement"), pursuant to which WP and its affiliates will purchase from the Company and the Company shall issue to WP and its affiliates shares of a new class of preferred stock for an amount in cash sufficient to pay the Per Share Amount to holders of Shares upon consummation of the Merger and to pay all of the fees and expenses WP, Merger Sub and the Company will incur in connection therewith. WP and its affiliates have or will have available to them funds sufficient to satisfy their obligations under the Subscription Agreement.

    SECTION 2.6.  No Prior Activities.  Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

    SECTION 2.7.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Merger Sub.

    SECTION 2.8.  Disclosure.  No representation or warranty by Merger Sub in this Agreement, and no statement contained in any document (including, without limitation, the Schedules hereto), certificate, or other writing furnished or to be furnished by Merger Sub to the Company pursuant to the provisions hereof or in connection with the transactions contemplated hereby, taken as a whole, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Merger Sub as follows:

    SECTION 3.1.  Organization and Qualification; Subsidiaries.  (a) Each of the Company and its Subsidiaries (as defined in Section 3.1(c)) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite corporate power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensing necessary, except for such failure which, when taken together with all other such failures to be so qualified or licensed, would not have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means any change in or effect on the business of the Company or any of the Subsidiaries that is or is reasonably likely to be materially adverse to the business, operations, properties (including intangible properties and leased or owned properties), condition (financial or otherwise), prospects, assets or liabilities of the Company and the Subsidiaries, taken as a whole; provided, however, that a Material Adverse Effect shall not include a general change in economic conditions, a change in the trading price of Company Common Stock or changes that affect the internet industry generally.

    (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary, the jurisdictions in which each Subsidiary is licensed or qualified to do business and the percentage of each Subsidiary's outstanding capital stock or other equity interests owned by the Company or another Subsidiary, is set forth in Schedule 3.1 hereto.

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    (c) For purposes of this Agreement, "Subsidiary" means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, (ii) in the case of a limited liability company or a partnership, serves as managing member or general partner, as the case may be, or owns a majority of the equity interests or (iii) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

    SECTION 3.2.  Capitalization.  (a) The authorized capital stock of the Company consists of: (i) 200,000,000 shares of Company Common Stock and (ii) 100,000,000 shares of preferred stock, $0.01 par value per share (the "Company Preferred Stock"). As of the date hereof, (A) 20,357,472 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, (B) no shares of Company Preferred Stock are issued and outstanding, (C) 300,000 shares of Company Common Stock are reserved for issuance under Company's 1999 Employee Stock Purchase Plan, (D) 5,361,000 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Options under the Company's 1995 Stock Option Plan, (E) 1,500,000 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Options under the Company's 2000 Stock Incentive Plan and (F) 2,708,308 shares of Company Common Stock are reserved for issuance pursuant to the warrant agreements set forth in Schedule 3.2(a) (collectively, the "Warrant Agreements"). Except as set forth in Schedule 3.2(a) or in this Section 3.2(a), (x) there are no other options, calls, warrants or rights, agreements, arrangements or commitments of any character obligating the Company or any of its Subsidiaries to issue, deliver or sell any shares of capital stock of or other equity interests in the Company or any of the Subsidiaries; (y) there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote; and (z) there are no shareholders agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting, registration or disposition of any shares of the capital stock of the Company (including any such agreements or understandings that may limit in any way the solicitation of proxies by or on behalf of the Company or the casting of votes by the shareholders of the Company with respect to the Merger) or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Board of Directors. Except as set forth in Schedule 3.2(a), there are no programs in place or outstanding contractual obligations of the Company or any of the Subsidiaries (1) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (2) to vote or to dispose of any shares of the capital stock of any of the Subsidiaries.

    (b) All the outstanding capital stock or other equity interests of the Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights and, except as set forth in Schedule 3.1, are owned by the Company or a Subsidiary free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever. There are no existing options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other equity interests or securities of any Subsidiary. Except for the Subsidiaries and except as set forth in Schedule 3.2(b), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in any other corporation, partnership, joint venture or other business association or entity. Except as set forth in Schedule 3.2(b), neither the Company nor any Subsidiary is under any current or prospective obligation to make a capital contribution or investment in or loan to, or to assume any liability or obligation of, any corporation, partnership, joint venture or business association or entity.

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    SECTION 3.3.  Authority Relative to this Agreement.  The Company has the necessary corporate power and corporate authority to enter into this Agreement and, subject to obtaining any necessary shareholder approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company (including without limitation the unanimous approval of the Special Committee), subject to the approval of the Merger by the Company's shareholders in accordance with the Washington Act. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as to the effect, if any, of (i) applicable bankruptcy or other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (iii) the enforceability of provisions regarding indemnification in connection with the sale or issuance of securities. The affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

    SECTION 3.4.  No Conflict; Required Filings and Consents.

    (a) Except as set forth in Schedule 3.4, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the transactions contemplated hereby by the Company will not, (i) to the Company's knowledge, conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or any of the Subsidiaries or by which its or any of their property is bound or affected, (ii) violate or conflict with the Company's Amended and Restated Articles of Incorporation (the "Restated Articles") or By-Laws or equivalent organizational documents of any Subsidiary, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in any, or give rise to any rights of termination, cancellation or acceleration of any obligations or any loss of any material benefit under or, result in the creation of a lien or encumbrance on any of the properties or assets (whether owned or leased) of the Company or any of the Subsidiaries pursuant to, any agreement, contract, instrument, permit, license or franchise to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or its or any of their property (whether owned or leased) is bound or affected, except for, in the case of clauses (i) and (iii), conflicts, violations, breaches or defaults which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

    (b) Except for (i) applicable requirements, if any, of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act, and (iii) the filing and recordation of appropriate merger or other documents as required by the Washington Act, to the Company's knowledge, the Company and each of the Subsidiaries are not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Entity, is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain such waiver, consent, approval or authorization would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

    SECTION 3.5.  SEC Filings; Financial Statements.

    (a) The Company has filed all forms, reports and documents (including all exhibits thereto) required to be filed with the SEC since the date of the Company's initial public offering (collectively, the "SEC Reports"). The SEC Reports (i) at the time filed, complied in all material respects with the

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requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any statements or reports with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

    (b) The consolidated financial statements contained in the SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Company and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments (which in the aggregate are not material in amount).

    SECTION 3.6.  Absence of Certain Changes or Events.  Except as expressly permitted by this Agreement or as set forth in Schedule 3.6 hereto, since December 31, 2000, the business of the Company and the Subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been any Material Adverse Effect.

    SECTION 3.7.  Litigation.  Except as disclosed in the SEC Reports filed prior to the date hereof, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any Governmental Entity or arbitrator which are reasonably likely to have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries nor any of their property is subject to any order, judgment, injunction or decree.

    SECTION 3.8.  Employee Benefit Plans.

    (a) Schedule 3.8(a) sets forth a list of all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit or executive compensation arrangements, perquisite programs or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any Subsidiary or any entity within the same "controlled group" as the Company or Subsidiary, within the meaning of Section 4001(a)(14) of ERISA (a "Company ERISA Affiliate") or to which the Company, any Subsidiary or Company ERISA Affiliate is obligated to contribute thereunder for current or former employees of the Company, any Subsidiary or Company ERISA Affiliate (the "Company Employee Benefit Plans").

    (b) Neither the Company, any Subsidiary or any Company ERISA Affiliate has an obligation to contribute to any "multiemployer plan", as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA (the "Company Multiemployer Plan"). Neither the Company, any Subsidiary nor any Company ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Company Multiemployer Plan, nor have any of them incurred any liability due to the termination or reorganization of a Company Multiemployer Plan.

    (c) Except as set forth on Schedule 3.8(c), none of the Company Employee Benefit Plans is a "single employer plan", as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA. Neither the Company, any Subsidiary nor any Company ERISA Affiliate has incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a

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trustee appointed under Section 4042 of ERISA. Neither the Company, any Subsidiary nor any Company ERISA Affiliate has engaged in any transaction described in Section 4069 of ERISA. Except as set forth on Schedule 3.8(c), neither the Company nor any Subsidiary maintains, or is required, either currently or in the future, to provide medical benefits to employees, former employees or retirees after their termination of employment, other than pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985.

    (d) Each Company Employee Benefit Plan that is intended to qualify under Section 401 of Internal Revenue Code of 1986, as amended (the "Code"), and each trust maintained pursuant thereto, has been determined to be exempt from Federal income taxation under Section 501 of the Code by the IRS, and, to the Company's knowledge, nothing has occurred with respect to the operation of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

    (e) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof.

    (f)  Except as set forth on Schedule 3.8(f), there has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Company Employee Benefit Plans.

    (g) None of the Company, the Subsidiaries, nor to the Company's knowledge, the officers of the Company or any of the Subsidiaries or the Company Employee Benefits Plans which are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that is reasonably likely to subject the Company, any of the Subsidiaries or any officer of the Company or any of the Subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or (1) of ERISA.

    (h) Except as set forth on Schedule 3.8(h), the Company does not currently have in force any Company-owned life insurance policies.

    (i)  Except as set forth on Schedule 3.8(i), neither the Company nor any of the Subsidiaries is a party to any contract, agreement or other arrangement which could result in the payment of amounts that could be nondeductible by reason of Section 162(m) or Section 280G of the Code.

    (j)  There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Company's knowledge, threatened, against the Company Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

    (k) Except as set forth on Schedule 3.8(k), all Company Employee Benefit Plans subject to ERISA or the Code have been maintained and administered, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code, respectively, (including rules and regulations thereunder) and other applicable Federal and state laws and regulations and all employees required to be included as participants by the terms of such plans have been properly included.

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    SECTION 3.9.  Properties.

    (a) Except as set forth in Schedule 3.9(a), the Company and each of the Subsidiaries has good and marketable title to, or a valid leasehold interest in, all its properties and assets, free and clear of all liens and other encumbrances. The Company owns no real property. All tangible personal property, fixtures and equipment which comprise the assets of the Company and the Subsidiaries, or are otherwise used in connection with its respective businesses, are in a good state of repair (ordinary wear and tear excepted) and operating condition.

    (b) There are no violations of any law, ordinance or regulation (including, without limitation, any building, planning or zoning law, ordinance or regulation) relating to any of the real property or interests in real property leased by the Company or any Subsidiary, as lessee or lessor (the "Leased Real Property"), except where such violations would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any Subsidiary has assigned its interest under any Company Material Lease (as defined below), or subleased all or any part of the space demised thereby, to any third party.

    (c) With respect to each lease or sublease relating to Leased Real Property that involves annual expenditures by the Company or any Subsidiary of $100,000 or more (each, a "Company Material Lease") (i) such lease or sublease is legal, valid, binding, enforceable and in full force and effect, (ii) such lease or sublease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement nor will the consummation of such transactions constitute a breach or default under such lease or sublease or otherwise give the landlord a right to terminate such lease or sublease and (iii) neither the Company nor any Subsidiary knows of, or has given or received notice of, any violation or default thereunder (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default thereunder), except with respect to clause (iii) where such defaults would not, individually or in the aggregate, have a Material Adverse Effect.

    (d) All improvements on real property constructed by or on behalf of the Company or any Subsidiary, to the best knowledge of the Company, were constructed in compliance with applicable laws, ordinances and regulations (including, but not limited to, any building or zoning laws, ordinances and regulations) affecting the Leased Real Property.

    SECTION 3.10.  Intellectual Property.

    (a) The Company and the Subsidiaries own or have the valid right to use all intellectual property used by them in connection with their business, including: (i) trademarks and service marks (registered or unregistered) and trade names, and all goodwill associated therewith; (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, processes and computer programs, software and databases (including source code); (iii) trade secrets and the right to limit the use or disclosure thereof; (iv) copyrights in all works, including software programs and mask works; and (v) domain names (collectively the "Intellectual Property"), except where the failure to so own or have the valid right to use the Intellectual Property would not have a Material Adverse Effect.

    (b) All grants, registrations and applications for Intellectual Property that are used in and are material to the conduct of the businesses of the Company and its Subsidiaries as currently conducted (i) are valid, subsisting, in proper form and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and (ii) have not lapsed, expired or been abandoned.

    (c) To the Company's knowledge, (i) there are no material conflicts with or infringements of any Intellectual Property by any third party and (ii) the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not conflict with or infringe any proprietary right of any third

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party, in each case, except where such conflict or infringement would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. There is no claim, suit, action or proceeding pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries (i) alleging any such conflict or infringement with any third party's proprietary rights, or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

    (d) Except as set forth in Schedule 3.10(d), all consents, filings and authorizations by or with third parties necessary with respect to the consummation of the transactions contemplated hereby as they may affect the Intellectual Property have been obtained, except where the failure to obtain such consent or authorization or to make such filings would not, individually or in the aggregate, have a Material Adverse Effect.

    (e) The Company and its Subsidiaries are not, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property, except where such breach would not have a Material Adverse Effect.

    (f)  No former or present employees, officers or directors of the Company or any of its Subsidiaries hold any right, title or interest directly or indirectly, in whole or in part, in or to any Intellectual Property.

    SECTION 3.11.  Insurance.  All insurance policies carried by or covering the Company and the Subsidiaries with respect to their business, assets and properties are in full force and effect, and no notice of cancellation has been given with respect to any such policy. All premiums due on such policies have been paid in a timely manner and the Company and the Subsidiaries have complied in all material respects with the terms and provisions of such policies.

    SECTION 3.12.  Environmental.

    (a) The Company and the Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability.

    (b) Neither the Company nor any of the Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company's or any of the Subsidiaries' properties (whether owned or leased) or any other properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (ii) any knowledge or reason to know of the presence or threat of release of any Hazardous Substances on, under or at any of the Company's or any of the Subsidiaries' properties or any other property but arising from the Company's or any of the Subsidiaries' current or former properties or operations, other than in a manner that could not reasonably be expected to result in a Material Adverse Effect, or (iii) received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of the Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require material expenditures or to result in material liability or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of the Subsidiaries' current or former properties or operations or any other properties;

    (c) No Environmental Law imposes any obligation upon the Company or the Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement

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to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No lien or other encumbrance has been placed upon any of the Company's or the Subsidiaries' properties (whether owned or leased) under any Environmental Law;

    (d) As used in this Agreement, the following terms have the meanings set forth below:

       (i) "Environmental Law" means any law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

      (ii) "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

      (iii) "Hazardous Substances" means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (b) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

    SECTION 3.13.  Material Contracts.

    (a) Except as filed as an exhibit to the SEC Reports filed prior to the date hereof, neither the Company nor any of the Subsidiaries is a party to or bound by:

       (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

      (ii) any contract, agreement or instrument relating to or evidencing indebtedness for borrowed money of the Company or any Subsidiary;

      (iii) except as set forth in Schedule 3.13(a)(iii), any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of the Company or the Subsidiaries may be conducted; or

      (iv) any voting or other agreement governing how any Shares shall be voted.

The foregoing contracts and agreements to which the Company or any Subsidiary are parties or are bound are collectively referred to herein as "Company Material Contracts."

    (b) Each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary is a party, such Subsidiary) and is in full force and effect, and the Company and each Subsidiary have performed, in all respects, all obligations required to be performed by them to date under each Company Material Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect. The Company has, or has caused to be, delivered to Merger Sub or its counsel true and complete copies of the Company Material Contracts and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments and waivers), to the extent that such documents were not filed as an exhibit to the SEC Reports prior to the date hereof. Except as set forth in Schedule 3.13(b), each Company Material Contract will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of such transactions constitute a breach or default under such Company Material Contract or otherwise give any third party a right to terminate such Company Material Contract. Except as set forth in Schedule 3.13(b), neither the Company nor any Subsidiary knows of, or has given or received notice of, any violation or default under (nor, to the knowledge of the Company, does

14

there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract, except where such defaults would not, individually or in the aggregate, have a Material Adverse Effect.

    (c) Except as disclosed in SEC Reports filed prior to the date hereof or as expressly provided for in this Agreement, neither the Company nor any of the Subsidiaries is a party to any oral or written (i) employment or consulting agreement that cannot be terminated on thirty days' or less notice, (ii) agreement with respect to any officer or other key employee of the Company or any of the Subsidiaries providing any term of employment or compensation guarantee.

    SECTION 3.14.  Conduct of Business.

    (a) The business and operations of the Company and the Subsidiaries are not being conducted in default or violation of any term, condition or provision of (i) their respective Articles of Incorporation or By-Laws or similar organizational documents, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which the Company or any of the Subsidiaries is now a party or by which the Company or any of the Subsidiaries or any of their respective properties or assets may be bound, except, with respect to the foregoing clause (ii), defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

    (b) The business and operations of the Company and the Subsidiaries have been, and are being, conducted in compliance with all Federal, state, local and foreign statutes, laws, ordinances, rules, regulations, judgments, decrees, orders, concessions, grants, franchises, permits, licenses and other governmental authorizations and approvals applicable to the Company or any of the Subsidiaries, except for failures to so comply that would not, individually or in the aggregate, have a Material Adverse Effect.

    (c) The Company and the Subsidiaries have in effect all franchises, permits, licenses, and other governmental authorizations and approvals (collectively, the "Company Permits") necessary to own, lease or operate their properties and assets and to carry on their businesses, except where the failure to have any such Company Permits would not, individually or in the aggregate, have a Material Adverse Effect and no proceedings are pending or, to the knowledge of the Company, threatened, to revoke or limit any such Company Permit.

    SECTION 3.15.  Taxes.

    (a) All Tax Returns (as defined below) by or on behalf of the Company or any Subsidiary or any affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member have been duly filed with the appropriate taxing authorities and have paid to the appropriate taxing authority on its behalf all Taxes shown as due thereon.

    (b) The Company and each Subsidiary have established on its books and records adequate reserves for the payment of all Taxes which have been proposed, assessed or asserted against them.

    (c) The Company and each Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes for which it is liable (including, without limitation, withholding of such Taxes pursuant to sections 1441 and 1442 of the Code or similar provisions under any state, local or foreign laws), and has, within the time and in the manner prescribed by law, withheld and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over under all applicable domestic and foreign laws.

    (d) Except as set forth in Schedule 3.15(d), neither the Company nor any Subsidiary has requested any extension of time within which to file any Tax Return in respect of any taxable year, which Tax Return has not since been filed.

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    (e) There are no outstanding waivers or comparable consents that have been given by the Company or any Subsidiary or with respect to any Tax Return of the Company or any Subsidiary regarding the application of any statute of limitations with respect to any Taxes or Tax Returns of the Company or any such Subsidiary.

    (f)  Except as set forth in Schedule 3.15(f), no United States Federal, state, local or foreign audits, investigations, other administrative proceedings or court proceedings are presently pending against the Company or any Subsidiary that could materially affect the liability for Taxes of the Company or any Subsidiary or against the Company or any Subsidiary with regard to any Taxes or Tax Returns of the Company or any Subsidiary and no notification has been received by the Company or any Subsidiary that such an audit, investigation or other proceeding is pending or threatened.

    (g) The Company and each Subsidiary (i) are members of an affiliated group of corporations within the meaning of section 1504(a) of the Code; and such affiliated group filed a consolidated return with respect to United States Federal income taxes and (ii) neither the Company nor any Subsidiary has liability for the Taxes of any person (other than members of the affiliated group described in clause (i) of this Section 3.15(g)) under Treasury Regulations section 1.1502-6 (or a similar or corresponding provision of state, local, or foreign law);

    (h) There are no encumbrances for Taxes upon the assets or properties of the Company or any Subsidiary except for statutory encumbrances for Taxes not yet due.

    (i)  Neither the Company nor any Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment.

    (j)  Neither the Company nor any Subsidiary is a party to any agreement, plan, contract or arrangement that would result, individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code or similar provision or other law.

    (k) No jurisdiction where the Company or any Subsidiary has not filed a Tax Return has notified the Company of a claim that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

    (l)  For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, severance, stamp, occupation, real and personal property, social security, estimated, recording, gift, value assessed, windfall profits or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed by any taxing authority (domestic or foreign). For purposes of this Agreement, "Tax Return" shall mean any return, declaration, report, estimate, information or other document (including any documents, statements or schedules attached thereto) required to be filed with any Federal, state, local or foreign tax authority with respect to Taxes.

    SECTION 3.16.  Labor Relations.  (a) each of the Company and the Subsidiaries is, and has at all times been, in material compliance with all applicable laws, rules, regulations and orders respecting employment and employment practices, terms and conditions of employment, wages, hours or work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law; (b) there is no labor grievance, arbitration, strike, slowdown, stoppage or lockout pending, or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries; (c) neither the Company nor any of its

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Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any union or other labor organization or is engaged in any labor negotiations with any labor union; (d) there are no proceedings pending between the Company and any of the Subsidiaries or any of their respective employees before any Federal or state agency; and (e) except as set forth in Schedule 3.16(e), to the best knowledge of the Company, there are no activities or proceedings of any labor union to organize any non-union employees of the Company or any of the Subsidiaries.

    SECTION 3.17.  Transactions with Affiliates.  Except as disclosed in the SEC Reports filed prior to the date hereof, no present or former affiliate of the Company has, or since December 31, 1999 has had, (i) any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to any of the businesses of the Company or any of the Subsidiaries, (ii) has had business dealings or a material financial interest in any transaction with the Company or any of the Subsidiaries (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or any of the Subsidiaries) or (iii) an equity interest or any other financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with the Company or any of the Subsidiaries.

    SECTION 3.18.  Proxy Statement.  (a) The proxy statement to be sent to the shareholders of the Company in connection with the meeting of the Company's shareholders to consider the Merger (the "Company Shareholders' Meeting") (such proxy statement is herein referred to as the "Proxy Statement"), will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is being made by the Company with respect to the Merger Sub Information (as hereinafter defined).

    SECTION 3.19.  Brokers.  No broker, finder or investment banker (other than SG Cowen Securities Corporation ("SG Cowen")) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

    SECTION 3.20.  Board Action.  The Board of Directors, at a meeting duly called and held, at which all of the directors were present, duly and unanimously (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; (ii) recommended that the shareholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger; and (iii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the shareholders of the Company.

    SECTION 3.21.  Opinion of Financial Advisor.  SG Cowen has rendered to the Special Committee a written opinion, dated as of the date of this Agreement, to the effect that, subject to the assumptions and limitations set forth therein, the Per Share Amount to be received by the shareholders of the Company, is fair to such holders from a financial point of view.

    SECTION 3.22.  Disclosure.  No representation or warranty by the Company in this Agreement and no statement contained in any document (including, without limitation, the Schedules hereto), certificate, or other writing furnished or to be furnished by the Company to Merger Sub pursuant to the provisions hereof or in connection with the transactions contemplated hereby, taken as a whole, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

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ARTICLE IV.

CONDUCT OF BUSINESS PENDING THE MERGER

    SECTION 4.1.  Conduct of Business by the Company Pending the Closing.  From the date of this Agreement to the Effective Time, except as may be required to satisfy the Company's obligations under this Agreement or as Merger Sub may otherwise agree in writing, the Company shall, and shall cause each of the Subsidiaries, to (i) carry on its respective businesses in the ordinary course, (ii) use all reasonable best efforts to preserve intact its current business organizations and keep available the services of its current officers and key employees, (iii) use all reasonable best efforts to preserve its relationships with customers, suppliers, third party payors and other Persons with which it has business dealings, (iv) comply in all material respects with all laws and regulations applicable to it or any of its properties, assets or business and (v) maintain in full force and effect all Company Permits or related approvals necessary for such business. Any action taken or failure to take action by the Company, which action or failure to take action was specifically approved by the affirmative vote of at least seventy five percent of the Members of the Company's entire Board of Directors shall be deemed to constitute the prior written consent of Merger Sub under this Section 4.1. Without limiting the generality of the foregoing, except as may be required to satisfy the Company's obligations under this Agreement or as Merger Sub may otherwise agree in writing, the Company shall not, and shall cause each of the Subsidiaries not to:

    (a) amend its Articles of Incorporation or By-Laws or similar organizational documents or change the number of directors constituting its entire board of directors;

    (b) (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock or other equity interests, except that a wholly owned Subsidiary may declare and pay a dividend or make advances to the Company or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities; (ii) issue, sell, pledge, dispose of or encumber any (A) additional shares of its capital stock or other equity interests, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or other equity interests, or (C) of its other securities, other than shares of Company Common Stock issued pursuant to the Company's 1999 Employee Stock Purchase Plan or upon the exercise of the Options or the Warrants outstanding on the date hereof in accordance with the Option Plans or the Warrant Agreements as in effect on the date hereof; or (iii) split, combine or reclassify any of its outstanding capital stock or other equity interests;

    (c) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (including entities which are Subsidiaries) or (B) any assets, including real estate, except purchases in the ordinary course of business consistent with past practice;

    (d) except in the ordinary course of business, amend or terminate any Company Material Contract or waive, release or assign any material rights or claims;

    (e) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any property or assets other than in the ordinary course of business consistent with past practice;

    (f)  enter into any employment or severance agreement with or, except in accordance with the existing policies of the Company, grant any severance or termination pay to any officer, director or key employee of the Company or any Subsidiary;

    (g) except as required to comply with applicable law, (A) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Company Employee Benefit Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the

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compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, other than in the ordinary course of business consistent with past practice (C) pay any benefit not provided for under any Benefit Plan, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Employee Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Employee Benefit Plans or agreements or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Employee Benefit Plan, except in accordance with the terms of any Company Employee Benefit Plan in existence as of the date of this Agreement;

    (h) (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness; (ii) incur or modify any material indebtedness or material liability except in the ordinary course of business consistent with past practice; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries or customary loans or advances to employees in accordance with past practice); or (v) settle any claims other than in the ordinary course of business, in accordance with past practice, and without admission of liability;

    (i)  make, revoke or change the accounting methods, including accounting methods with respect to Taxes, used by it unless required by generally accepted accounting principles;

    (j)  (i) settle or compromise any claim, litigation or other legal proceeding, other than in the ordinary course of business consistent with past practice or (ii) pay, discharge or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (A) any such other claims, liabilities or obligations, in the ordinary course of business consistent with past practice, or (B) of any such other claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

    (k) except in the ordinary course of business consistent with past practice, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Subsidiary is a party;

    (l)  permit any insurance policy naming the Company or any Subsidiary as a beneficiary or a loss payable payee to be canceled or terminated without notice to Merger Sub, except in the ordinary course of business consistent with past practice;

    (m) take or omit to take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect as of the date when made if such action had then been taken or omitted, or would result in any of the conditions set forth in Article VI not being satisfied; or

    (n) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    SECTION 4.2.  No Solicitation.  (a) The Company shall not, and it shall cause the Subsidiaries and the officers, directors, employees, agents and representatives of the Company or any of the Subsidiaries (collectively, the "Company Representatives") not to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. Upon execution of this Agreement, the Company shall, and it shall cause the Company Representatives to, immediately

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cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the date of the Company Shareholders' Meeting, the Company may furnish information concerning its business, properties or assets to any Person or group pursuant to a customary confidentiality agreement (provided that such confidentiality agreement(s) may not include any provision granting any such Person or group an exclusive right to negotiate with the Company), and may negotiate and participate in discussions and negotiations with such Person or group concerning a Takeover Proposal if: (x) such Person or group has submitted a bona fide written proposal to the Board of Directors relating to any such transaction which the Board of Directors determines in good faith is reasonably likely to represent a Superior Proposal; and (y) the Board of Directors determines in good faith, based upon advice of outside counsel, that such action is required to discharge the Board's fiduciary duties to the Company's shareholders under the Washington Act. The Company shall not release any third party from, or waive any provision of, any such confidentiality agreement or any other confidentiality or standstill agreement to which the Company is a party.

    The Company will promptly notify Merger Sub of the existence of any Takeover Proposal received by the Company, and the Company will immediately communicate to Merger Sub the terms of any Takeover Proposal which it may receive (and will promptly provide to Merger Sub copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry, including any amendments or proposed amendments to such proposal) and the identity of the Person making such Takeover Proposal or engaging in such discussion or negotiation. The Company will promptly provide to Merger Sub any non-public information concerning the Company provided to any other Person which was not previously provided to Merger Sub.

    As used in this Agreement, the following terms have the meanings set forth below:

    "Superior Proposal" means an unsolicited Takeover Proposal which the Board of Directors determines in its good faith judgment to be more favorable to the Company's shareholders than the transactions contemplated in this Agreement. In making such good faith determination, the Board of Directors shall consider, among other things, the extent to which the third party making such Superior Proposal has the requisite financing necessary to consummate such proposed transaction and whether the terms of the Takeover Proposal are subject to more conditions than are set forth herein.

    "Takeover Proposal" means any proposal or offer, whether in writing or otherwise, pursuant to which a Third Party acquires or would acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company or any of its Subsidiaries or 10% or more of any class of equity securities of the Company or any of the Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of the Subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of any material portion of the assets of, or 10% or more of the equity interest in any of the Company or its Subsidiaries.

    "Third Party" means any Person or group other than Merger Sub or any of its affiliates.

    (b) Neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Merger Sub, the approval or recommendation by the Board of Directors or any such committee of this Agreement or the transactions contemplated hereby, including the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, subject to the third sentence of Section 4.2(a), prior to the Company Shareholders' Meeting, the Company or the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, approve or recommend a Superior Proposal or enter into an agreement with respect to a Superior

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Proposal (provided that such agreement does not purport to terminate this Agreement), in each case at any time after the fifth business day following Merger Sub's receipt of written notice from the Company advising Merger Sub that the Board of Directors has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal, but only if the Company shall have caused its financial and legal advisors to negotiate in good faith with Merger Sub to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms. Notwithstanding anything contained in this Section 4.2(b), in the event the Company receives a Superior Proposal and the Board of Directors determines to withdraw or modify its approval or recommendation of this Agreement and the transactions contemplated hereby, including the Merger, the Company shall still be required to call and hold the Company Shareholders' Meeting in accordance with Section 5.2 for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby, including the Merger.

    (c) Nothing contained in this Section 4.2 or any other provision hereof shall prohibit the Company or the Board of Directors from (i) taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making such disclosure to the Company's shareholders as, in the good faith judgment of the Board of Directors, after receiving advice from outside counsel, is required under applicable law.

ARTICLE V.

ADDITIONAL AGREEMENTS

    SECTION 5.1.  Proxy Statement.  (a) As promptly as practicable after the date of this Agreement, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to shareholders, the Proxy Statement. The Company and Merger Sub each will promptly and timely provide all information relating to its respective business or operations necessary for inclusion in the Proxy Statement to satisfy all requirements of applicable state and federal securities laws. The Company and Merger Sub each shall be solely responsible for any statement, information or omission in the Proxy Statement relating to it or its affiliates based upon written information furnished by it for inclusion in the Proxy Statement. The Proxy Statement shall contain the recommendation of the Board of Directors that the Company's shareholders approve this Agreement and the Merger, subject to the right of the Board of Directors to withdraw its recommendation in compliance with Section 4.2(b), including the obligation of the Board of Directors to submit this Agreement and the transactions contemplated hereby, including the Merger, to a shareholder vote in accordance with Section 5.2.

    (b) The Company agrees that the Proxy Statement will not, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or first sent to shareholders, at the time of the Company Shareholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that this provisions shall not apply to Merger Sub Information (as defined below).

    (c) Merger Sub agrees that none of the information supplied by Merger Sub, its officers, directors, representatives, agents or employees (the "Merger Sub Information"), for inclusion in the Proxy Statement, or in any amendments thereof or supplements thereto, will, on the date the Proxy Statement is first mailed to shareholders, at the time of the Company Shareholders' Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the

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Company Shareholders' Meeting which has become false or misleading. Notwithstanding the foregoing, Merger Sub does not make any representation or warranty with respect to any information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents.

    SECTION 5.2.  Meeting of Shareholders of the Company.  The Company shall promptly take all action necessary in accordance with the Washington Act and its Restated Articles and By-Laws to convene the Company Shareholders' Meeting. The shareholder vote required for approval of the Merger will be no greater than that set forth in the Washington Act and the Restated Articles. The Company shall use its best efforts to solicit from shareholders of the Company proxies in favor of the Merger and shall take all other action necessary to secure any vote of shareholders required by the Washington Act and the Restated Articles to effect the Merger. The Company shall call and hold the Company Shareholders' Meeting whether or not the Board of Directors at any time subsequent to the date hereof determines that this Agreement or the transactions contemplated hereby, including the Merger, is no longer advisable, recommends the rejection thereof by the Company's shareholders, or otherwise changes its recommendation thereof.

    SECTION 5.3.  Compliance with Law.  Each of the Company and Merger Sub will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

    SECTION 5.4.  Notification of Certain Matters.  The Company and Merger Sub shall each give the other prompt notice of (i) the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any failure of the notifying party, or any of its officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder (unless such failure can be cured); provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the other party.

    SECTION 5.5.  Access to Information.  From the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and agents to, afford the officers, employees and agents of Merger Sub reasonable access at all reasonable times to its officers, employees, agents, properties, offices and other facilities and to all books and records, and shall promptly furnish Merger Sub with (a) all financial, operating and other data and information as Merger Sub, through its officers, employees or agents, may reasonably request and (b) a copy of any document or correspondence received by the Company or any of the Subsidiaries from the Securities and Exchange Commission during such period.

    SECTION 5.6.  Public Announcements.  So long as this Agreement is in effect, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue, or permit their affiliates to issue, any such press release or make any such public statement before such consultation, except as may be required by law.

    SECTION 5.7.  Reasonable Best Efforts; Cooperation.  Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

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    SECTION 5.8.  Agreement to Defend and Indemnify.

    (a) It is understood and agreed that, subject to the limitations on indemnification contained in the Washington Act, the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall for a period of six years following the Effective Time, to the fullest extent permitted under applicable law, indemnify and hold harmless, each director, officer, employee, fiduciary and agent of the Company or any Subsidiary and their respective subsidiaries and affiliates including, without limitation, officers and directors serving as such on the date hereof (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, including without limitation liabilities arising under the Securities Act or the Exchange Act in connection with the Merger, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 5.8 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. For three years after the Effective Time, the Surviving Corporation shall maintain or obtain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 250% of the premium paid by the Company for such insurance as of the date of this Agreement, then the Surviving Corporation shall provide the maximum coverage that will then be available at an annual premium equal to 250% of such per annum rate as of the date of this Agreement. The Surviving Corporation shall continue in effect the indemnification provisions currently provided by the Articles of Incorporation and By-Laws of the Company for a period of not less than six years following the Effective Time. This Section 5.8 shall survive the consummation of the Merger. This covenant shall survive any termination of this Agreement pursuant to Section 7.1. Notwithstanding Section 8.7, this Section 5.8 is intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

    (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.8.

    SECTION 5.9.  State Takeover Laws.  The Company will not, and will not permit any of the Company Representatives to, maintain, allege or assert that this Agreement, the Merger, the Voting Agreement or the transactions contemplated hereby or thereby are subject to the limitations on business combinations contained in Section 23B.19.040 of the Washington Act. If any state takeover statute or other similar statute or regulation becomes or is deemed to become applicable to the Merger, this Agreement or the Voting Agreement or any of the transactions contemplated hereby or thereby, the Company and Merger Sub shall use their reasonable best efforts to take all action necessary to render such statute or regulation inapplicable to all of the foregoing.

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ARTICLE VI.

CONDITIONS OF MERGER

    SECTION 6.1.  Conditions for Each Party's Obligations to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of the following conditions:

    (a) The Merger and this Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company, as required by the Washington Act and the Restated Articles;

    (b) No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger; and

    (c) All notices, application, approvals, consents and waivers ("Approvals") required to be furnished to or obtained from any Governmental Entity necessary in order for the Company to conduct its business following the consummation of the transactions contemplated by this Agreement in the manner as such business, taken as a whole, was conducted prior to the Effective Time shall have been obtained or furnished and any applicable waiting period or periods, including under the HSR Act shall have expired (or, if there be no time limit for waiver or objection, a notice of no-objection or equivalent with respect thereto shall been received by the Company and Merger Sub);

    SECTION 6.2.  Conditions for Obligations of the Company.  The obligations of the Company to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time of the following additional conditions:

    (a) The representations and warranties of Merger Sub set forth in this Agreement that are qualified by reference to materiality or a Material Adverse Effect shall be true and correct, and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representations and warranties were made at the Effective Time. The Company shall have received a certificate of the President or Chief Executive Officer or a Vice President of Merger Sub to the foregoing effects;

    (b) Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Merger Sub to be performed or complied with by it under this Agreement at or prior to the Effective Time. The Company shall have received a certificate of the President or Chief Executive Officer or a Vice President of Merger Sub to the foregoing effects; and

    (c) The Warburg Entities shall have executed and delivered to the Company the Subscription Agreement.

    SECTION 6.3.  Conditions for Obligations of Merger Sub.  The obligations of Merger Sub to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time of the following additional conditions:

    (a) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to materiality or a Material Adverse Effect shall be true and correct, and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representations and warranties were made at the Effective Time. Merger Sub shall have received a certificate of the President or Chief Executive Officer or a Vice President of the Company to the foregoing effects;

    (b) The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company to be performed or complied with

24

by it under this Agreement at or prior to the Effective Time. Merger Sub shall have received a certificate of the President or Chief Executive Officer or a Vice President of the Company to the foregoing effects;

    (c) The Company shall have obtained and provided to Merger Sub copies of evidence of consents of third parties listed on Schedule 3.10(d), the terms of which consents shall be reasonably satisfactory to Merger Sub (including, without limitation, all such consents, order and approvals as are necessary to prevent any Company Permit from being revoked, suspended or otherwise adversely affected, and to prevent any penalty from being imposed);

    (d) There shall not have been an injunction or other order, decree, judgment or ruling issued or threatened by a Governmental Entity of competent jurisdiction or a statute, rule, regulation or executive order or other action shall not have been enacted, promulgated, taken or threatened by a Governmental Entity of competent jurisdiction which in any such case (i) prohibits or restricts or seeks to prohibit or restrict the ownership and operation by Merger Sub (or any of its affiliates) of any portion of the Company's business or assets which is material to the business of all such entities taken as a whole, or compels Merger Sub (or any of its affiliates) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, (ii) imposes or seeks to impose material limitations on the ability of Merger Sub effectively to acquire or to hold or to exercise full rights of ownership of any shares of Company Common Stock, including without limitation, the right to vote the Shares purchased by Merger Sub on all matters properly presented to the shareholders of the Company, (iii) imposes or seeks to impose any material limitation on the ability of Merger Sub or any of its respective affiliates effectively to control in any material respect the business operations of the Company and any of the Subsidiaries or (iv) seeks to obtain from the Company or Merger Sub material damages as a result of this Agreement; and

    (e) The total number of Dissenting Shares shall not exceed 15% of the issued and outstanding shares of Company Common Stock as of the Effective Time.

ARTICLE VII.

TERMINATION, AMENDMENT AND WAIVER

    SECTION 7.1.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

    (a) By the mutual written consent of the boards of directors of Merger Sub and the Company.

    (b) By either of Merger Sub or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling or other action each party hereto shall use its reasonable best efforts to have vacated or reversed), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

    (c) By either Merger Sub or the Company, if the shareholders of the Company fail to approve the Merger upon the taking of a vote at a duly held meeting of the shareholders or any adjournment thereof.

    (d) By either the Company or Merger Sub, if the Merger shall not have been consummated by December 31, 2001 (the "Outside Date") for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

25

    (e) By the Company, if (i) Merger Sub shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement; provided, in the case of any covenant or other agreement, that such breach or failure to perform is incapable of being cured or has not been cured within ten business days following written notice thereof to Merger Sub or (ii) if WP fails to vote, or advises the Company in writing that it will not vote, all of its shares of Company Common Stock in favor of this Agreement or the Merger at the Company Shareholders' Meeting.

    (f)  By Merger Sub:

       (i) if the Board of Directors shall have withdrawn, modified or changed in a manner adverse to Merger Sub its approval or recommendation of this Agreement; or

      (ii) if any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Merger Sub or its affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 10% or more of shares of Company Common Stock and the Board of Directors approves such acquisition; or

      (iii) if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement; provided, in the case of any covenant or other agreement, that such breach or failure to perform is incapable of being cured or has not been cured within ten business days following written notice thereof to the Company from Merger Sub; or

      (iv) if for any reason the Company fails to call and hold the Company Shareholders' Meeting by the date which is six business days prior to the Outside Date.

    SECTION 7.2.  Effect of Termination.  (a) In the event of termination of this Agreement by either the Company or Merger Sub as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Merger Sub or the Company, other than the provisions of this Article VII and as provided in Section 8.1 and except that nothing herein shall relieve any party for breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

    (b) If (x) Merger Sub terminates this Agreement pursuant to Section 7.1(f)(iii) solely as a result of a breach of Section 4.2 or Section 7.1(f)(iv), then in each case, the Company shall pay, or cause to be paid to WP, within two (2) business days of the time of termination, an amount equal to $1.5 million (the "Termination Fee") plus an amount equal to Merger Sub's and WP's actual and reasonably documented out-of-pocket expenses incurred by Merger Sub or WP in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of Merger Sub's or WP's counsel and accountants as well as all fees and expenses payable to all banks, investment banking firms, and other financial institutions and Persons and their respective agents and counsel incurred in connection with acting as Merger Sub's or WP's financial advisor with respect to, or arranging or committing to provide or providing any financing for, the transactions contemplated hereby, provided, however, that in no event shall the Company be required to pay more than $750,000 (the "Expenses"). In addition, if this Agreement is terminated by Merger Sub pursuant to Section 7.1(d) (except in circumstances under which Merger Sub would be prohibited by the proviso to Section 7.1(d) from terminating this Agreement), or 7.1(f)(iii) as a result of a breach of any provision other than Section 4.2, and at the time of such termination, Merger Sub is not in material breach of this Agreement, then the Company shall pay to WP, within two (2) business days of the time of termination, the Expenses, and, if the Company shall thereafter, within 6 months after such termination, enter into an agreement with respect to a Takeover Proposal, then the Company shall pay the Termination Fee within two (2) business days of entering into any such agreement;

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provided, however, that in no event will the Company be required to pay the Termination Fee on more than one occasion.

ARTICLE VIII.

GENERAL PROVISIONS

    SECTION 8.1.  Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.1, as the case may be, except as provided in Section 7.2 and except that the agreements set forth in Article I and Sections 5.8 and 8.3 shall survive the Effective Time indefinitely and those set forth in Article VII and Section 8.3 shall survive termination indefinitely.

    SECTION 8.2.  Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

    (a) if to Merger Sub:

    c/o Warburg, Pincus & Co.
    466 Lexington Avenue
    New York, New York 10017
    Attention: Joseph P. Landy
    Facsimile: (212) 687-2011

    With a copy to:

    Willkie Farr & Gallagher
    787 Seventh Avenue
    New York, New York 10019
    Attention: Steven J. Gartner, Esq.
    Facsimile: (212) 728-8111

      (b) if to the Company:

    The Cobalt Group, Inc.
    2200 First Avenue South
    Seattle, Washington 98134
    Attention: John W.P. Holt
    Facsimile: (206) 269-6350

    With a copies to:

    Stoel Rives LLP
    600 University Street
    Suite 3600
    Seattle, Washington 98101
    Attention: Christopher Voss, Esq.
    Facsimile: (206) 386-7500

    and

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    Katten Muchin Zavis
    525 West Monroe Street
    Suite 1600
    Chicago, Illinois 60661
    Attention: Linda J. Wight, Esq.
    Facsimile: (312) 577-4499

    SECTION 8.3.  Expenses.  Except as set forth in Section 7.2(b) or the following sentence, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses. Promptly following the Effective Time, the Company shall pay or, to the extent previously paid, reimburse WP, for, all fees, costs and expenses incurred by WP or Merger Sub in connection with this Agreement, the Subscription Agreement and the transactions contemplated by hereby and thereby.

    SECTION 8.4.  Certain Definitions.  For purposes of this Agreement, the term:

    (a) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

    (b) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

    (c) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

    SECTION 8.5.  Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 8.6.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

    SECTION 8.7.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Schedules hereto) constitutes the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise provided in Sections 5.8, 7.2(b) and 8.3 are intended to be for the benefit of and to grant third-party rights to the persons referred to therein, and such persons shall be entitled to enforce the covenants contained in such sections.

    SECTION 8.8.  Assignment.  This Agreement shall not be assigned by operation of law or otherwise, except that Merger Sub may assign all or any of its rights hereunder to any affiliate of Merger Sub provided that no such assignment shall relieve the assigning party of its obligations hereunder.

    SECTION 8.9.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington applicable to contracts executed in and to be performed entirely within that State.

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    SECTION 8.10.  Amendment.  This Agreement may be amended by the parties hereto by action taken by Merger Sub, and by action taken by the Special Committee of the Board of Directors at any time before the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 8.11.  Waiver.  At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

    SECTION 8.12.  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

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    IN WITNESS WHEREOF, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE COBALT GROUP, INC.
By:	/s/ JOHN W. P. HOLT Name: John W. P. Holt Title: President and Chief Executive Officer
COBALT ACQUISITION CORPORATION
By:	/s/ JOSEPH P. LANDY Name: Joseph P. Landy Title: President and Treasurer

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SCHEDULE A

Purchasing Shareholders	Number of shares of Company Common Stock retained
Warburg, Pincus Equity Partners, L.P.	9,808,458

Plus an additional number of shares of Company Common Stock not to exceed 25% of the shares of Company Common Stock outstanding on a fully diluted basis as Merger Sub may determine upon written notice to the Company at least five business days prior to the mailing of the Proxy Statement for the Company Shareholders' Meeting.

APPENDIX B

    June 2, 2001

Special Committee of the Board of Directors
The Cobalt Group, Inc.
2200 First Avenue South
Suite 400
Seattle, WA 98134-1408

Ladies and Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of The Cobalt Group, Inc. (the "Company"), other than Acquirer (as defined below) and affiliates of the Acquirer and Company shareholders that will retain their shares of Company's common stock (the "Purchasing Shareholders" as set forth on Schedule A to the Agreement, as defined below) of the Consideration (as defined below) to be received by the shareholders of the Company pursuant to the terms of that certain Agreement and Plan of Merger, dated as of June 2, 2001 (the "Agreement"), by and between the Company and Cobalt Acquisition Corporation ("Merger Sub") a wholly-owned subsidiary of Warburg, Pincus Equity Partners, L.P. (the "Acquirer").

    As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, the Company will be acquired by Acquirer through the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a subsidiary of the Acquirer (the "Transaction"). In the Transaction, each share of Company common stock issued and outstanding immediately prior to the effective time of the Transaction (other than (a) the shares held by Acquirer and its affiliates and Purchasing Shareholders, (b) shares held by dissenting shareholders and (c) shares held in the Company's treasury) shall be canceled and extinguished and shall be converted into the right to receive $3.50 per share in cash, without interest (the "Consideration").

    SG Cowen Securities Corporation ("SG Cowen"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    We are acting as exclusive financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of May 18, 2001, a portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this Opinion. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to the Company and have received fees for the rendering of such services.

    In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

  •
  a draft of the Agreement dated June 1, 2001;

  •
  certain publicly available information for the Company, including its annual report filed on Form 10-K for the year ended December 31, 2000, and its quarterly reports filed on Form 10-Q for the quarters ended March 31, 2001, September 30, 2000, and June 30, 2000, and press releases that included financial information and certain other relevant financial and operating data furnished to SG Cowen by the Company's management;

  •
  certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the "Company Forecasts"), prepared by the management of the Company;

  •
  discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial condition and prospects of the Company and such other matters we deemed relevant;

  •
  certain operating results of the Company as compared to operating results of certain publicly traded companies we deemed relevant;

  •
  the historical trading prices and volume for the Company and for certain publicly traded companies we deemed relevant;

  •
  certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant; and

  •
  such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

    In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company, or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently verified such information. In addition, we have not conducted nor have assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the Company Forecasts which we examined were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and that such Company Forecasts, provide a reasonable basis for our opinion. In conducting our analysis, SG Cowen did not perform a discounted cash flow analysis for the Company because management informed SG Cowen that because of the nature of the Company and its business there were no reliable projections for the Company beyond calendar year 2002.

    We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. With respect to all legal matters relating to the Company, we have relied on the advice of legal counsel to the Company and legal counsel to the Special Committee of the Board of Directors of the Company. Our services to the Company in connection with the Transaction have been comprised of rendering an opinion to the shareholders of the Company (other than the Acquirer, its affiliates and the Purchasing Shareholders) from a financial point of view with respect to the Consideration. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so. Additionally, we have not been authorized or requested to, and did not, solicit alternative offers for the Company or its assets, nor have we investigated any other alternative transactions that may be available to the Company.

    For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under

2

the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

    It is understood that this letter is intended for the benefit and use of the Special Committee of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the Transaction.

    Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be received in the Transaction is fair, from a financial point of view, to the shareholders of the Company (other than the Acquirer and its affiliates and the Purchasing Shareholders).

Very truly yours,

Signed by SG Cowen Securities Corporation

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APPENDIX C

TITLE 23B. WASHINGTON BUSINESS CORPORATION ACT

CHAPTER 23B.13. DISSENTERS' RIGHTS

§ 23B.13.010. Definitions

    As used in this chapter:

    (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B. 13.020 and who exercises that right when and in the manner required by RCW 23B. 13.200 through 23B. 13.280.

    (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

    (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

    (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (7) "Shareholder" means the record shareholder or the beneficial shareholder.

§ 23B.13.020. Right to dissent

    (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

      (a) Consummation of a plan of merger to which the corporation is a party (1) if shareholder approval is required for the merger by RCW 23B. 11.030, 23B. 11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B. I 1. 040;

      (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

      (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

      (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

1

      (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

    (3) The night of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

      (a) The proposed corporate action is abandoned or rescinded;

      (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

      (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

§ 23B.13.030. Dissent by nominees and beneficial owners

    (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

    (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

      (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

      (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

§ 23B.13.200. Notice of dissenters' rights

    (1) If proposed corporate action creating dissenters' rights under RCW 23B. 13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

    (2) If corporate action creating dissenters' rights under RCW 23B. 13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B. 13.220.

§ 23B.13.210. Notice of intent to demand payment

    (1) If proposed corporate action creating dissenters' rights under RCW 23B. 13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

2

    (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

§ 23B.13.220. Dissenters' notice

    (1) If proposed corporate action creating dissenters' rights under RCW 23B. 13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B. 13.210.

    (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

      (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

      (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

      (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

      (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

      (e) Be accompanied by a copy of this chapter.

§ 23B.13.230. Duty to demand payment

    (1) A shareholder sent a dissenters' notice described in RCW 23B. 13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B. 13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

    (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

    (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

§ 23B.13.240. Share restrictions

    (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B. 13.260.

    (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

§ 23B.13.250. Payment

    (1) Except as provided in RCW 23B. 13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay

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each dissenter who complied with RCW 23B. 13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

    (2) The payment must be accompanied by:

      (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

      (b) An explanation of how the corporation estimated the fair value of the shares;

      (c) An explanation of how the interest was calculated;

      (d) A statement of the dissenter's right to demand payment under RCW 23B. 13.280; and

      (e) A copy of this chapter.

§ 23B.13.260. Failure to take action

    (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

    (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B. 13.220 and repeat the payment demand procedure.

§ 23B.13.270. After-acquired shares

    (1) A corporation may elect to withhold payment required by RCW 23B. 13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

    (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B. 13.280.

§ 23B.13.280. Procedure if shareholder dissatisfied with payment or offer

    (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B. 13.250, or reject the corporation's offer under RCW 23B. 13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if.

      (a) The dissenter believes that the amount paid under RCW 23B. 13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

      (b) The corporation fails to make payment under RCW 23B. 13-250 within sixty days after the date set for demanding payment; or

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      (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

    (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

§ 23B.13.300. Court action

    (1) If a demand for payment under RCW 23B. 13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

    (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

    (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B. 13.270.

§ 23B.13.310. Court costs and counsel fees

    (1) The court in a proceeding commenced under RCW 23B. 13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

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    (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

      (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B. 13.200 through 23B. 13.280; or

      (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B. 13 RCW.

    (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

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THE COBALT GROUP, INC.
PROXY
For Annual Meeting of the shareholders of the Cobalt Group, Inc.
This proxy is solicited on behalf of the Board of Directors

    The undersigned hereby appoints JOHN W.P. HOLT, DAVID S. SNYDER and LEE J. BRUNZ, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote upon the matter set forth in the Notice of Special Meeting dated             , 2001, and the related proxy statement, copies of which have been received by the undersigned, at the special meeting of The Cobalt Group, Inc. (the "Company") to be held at the Company's executive offices, 2200 First Avenue South, Seattle, Washington on             , 2001 at     a.m., and at any adjournments thereof.

(Continued and to be signed on the reverse side)

- FOLD AND DETACH HERE -

Please mark your votes as indicated:	/X/

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder.

		FOR	AGAINST	ABSTAIN
1.	To approve the Agreement and Plan of Merger, dated as of June 2, 2001, by and between the Company and Cobalt Acquisition Corporation.	/ /	/ /	/ /
2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting including any adjournment or postponement thereof.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
Signature(s)	Date:	, 2001

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

- FOLD AND DETACH HERE -

QuickLinks

SUMMARY TERM SHEET
CERTAIN QUESTIONS AND ANSWERS ABOUT THE MERGER
PARTICIPANTS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
THE SPECIAL MEETING
SPECIAL FACTORS
ESTIMATED FEES AND EXPENSES OF THE MERGER
FEDERAL REGULATORY MATTERS
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
SHAREHOLDER LITIGATION
DISSENTERS' RIGHTS
TERMS OF THE MERGER AGREEMENT
TERMS OF THE VOTING AGREEMENT AND THE COMMITMENT LETTER
PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS
COMMON STOCK PURCHASE INFORMATION
COBALT BUSINESS
SELECTED FINANCIAL DATA
PER SHARE DATA
COBALT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
CONSIDERATIONS RELATING TO THE PROPOSED MERGER AND OUR BUSINESS
RECENT DEVELOPMENTS
MARKETS AND MARKET PRICE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INDEPENDENT ACCOUNTANTS
FUTURE SHAREHOLDER PROPOSALS
WHERE SHAREHOLDERS CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
Report of Independent Accountants
The Cobalt Group, Inc. Consolidated Balance Sheets (in thousands, except share and per share amounts)
The Cobalt Group, Inc. Consolidated Statements of Operations (in thousands, except share and per share amounts)
The Cobalt Group, Inc. Consolidated Statements of Changes in Shareholders' Equity (Deficit) (in thousands, except share amounts)
The Cobalt Group, Inc. Consolidated Statements of Cash Flows (in thousands)
The Cobalt Group, Inc. Notes to Consolidated Financial Statements
INDEX TO INTERIM FINANCIAL STATEMENTS
The Cobalt Group, Inc. Consolidated Balance Sheets (in thousands, except share and per share amounts) (unaudited)
The Cobalt Group, Inc. Consolidated Statements of Operations (in thousands, except share and per share amounts) (unaudited)
The Cobalt Group, Inc. Consolidated Statements of Cash Flows (in thousands) (unaudited)
The Cobalt Group, Inc. Condensed Notes to Consolidated Financial Statements (unaudited)

AGREEMENT AND PLAN OF MERGER
ARTICLE I. THE MERGER
ARTICLE II. REPRESENTATIONS AND WARRANTIES OF MERGER SUB
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV. CONDUCT OF BUSINESS PENDING THE MERGER
ARTICLE V. ADDITIONAL AGREEMENTS
ARTICLE VI. CONDITIONS OF MERGER
ARTICLE VII. TERMINATION, AMENDMENT AND WAIVER
ARTICLE VIII. GENERAL PROVISIONS
SCHEDULE A
TITLE 23B. WASHINGTON BUSINESS CORPORATION ACT CHAPTER 23B.13. DISSENTERS' RIGHTS